As filed with the Securities and Exchange Commission on August 16, 2004
Registration No. 333-117263

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VICORP Restaurants, Inc.

Colorado	5812	84-0511072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Co-Registrants

(See next page)

400 West 48th Avenue

Denver, Colorado 80216
(303) 296-2121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary Burke, Esq.

400 West 48th Avenue
Denver, Colorado 80216
(303) 296-2121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sachnoff & Weaver, Ltd.

30 South Wacker Dr., Suite 2900
Chicago, Illinois 60606
(312) 207-1000
Attn: Jeffrey A. Schumacher
Seth M. Hemming

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

	State or Other	Primary Standard
	Jurisdiction of	Industrial
Exact Name of Co-Registrant as	Incorporation	Classification Code	I.R.S. Employer
Specified in its Charter*	or Organization	Number	Identification No.

VI Acquisition Corp.	Delaware	5812	41-2097540
Village Inn Pancake House of Albuquerque, Inc.	New Mexico	5812	85-0157170

*The address and telephone number of the principal executive offices of each of the co-registrants is c/o VICORP Restaurants, Inc., 400 West 48th Avenue, Denver, Colorado, 80216, (303) 296-2121.

PROSPECTUS

VICORP Restaurants, Inc.

$126,530,000

Offer to Exchange

10 1/2% Senior Notes due 2011

that have been registered under the Securities Act of 1933, as amended for any and all outstanding
10 1/2% Senior Notes due 2011

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON SEPTEMBER 14, 2004, UNLESS EXTENDED.

We are offering to exchange $126,530,000 aggregate principal amount of our 10 1/2% Senior Notes due 2011 that have been registered under the Securities Act of 1933, as amended, which we refer to as the “exchange notes,” for our existing 10 1/2% Senior Notes due 2011, which we refer to as the “original notes.” We refer to both the original notes and the exchange notes as the “notes.” We are offering to issue the exchange notes to satisfy our obligations contained in a registration rights agreement entered into when the original notes were sold in transactions exempt from registration under the Securities Act of 1933, as amended, and therefore not registered with the Securities and Exchange Commission.

The exchange notes:

The terms of the exchange notes are substantially identical to the original notes, except that some of the transfer restrictions and registration rights relating to the original notes will not apply to the exchange notes.

The exchange offer:

•	The exchange offer will expire at 5:00 p.m., New York City time, on September 14, 2004, unless extended.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	Tenders of original notes may be withdrawn at any time before the expiration of the exchange offer.

•	Tenders of original notes may be made, in whole or in part, in integral multiples of $1,000 principal amount.

•	We will not receive any proceeds from the exchange offer.

See “Risk factors” beginning on page 16 for a discussion of certain risks that you should consider in connection with a decision to tender original notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2004.

Notice to investors

Except as described below, based on interpretations of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for original notes may be offered for resale, resold, and otherwise transferred by a holder without further registration under the Securities Act of 1933, as amended (the “Securities Act”), and without delivering a prospectus in connection with any resale of the exchange notes, provided that the holder:

•	is acquiring the exchange notes in the ordinary course of its business;

•	is not engaging nor intends to engage, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	is not an “affiliate” of VICORP Restaurants, Inc. within the meaning of Rule 405 under the Securities Act.

Holders wishing to tender their original notes in the exchange offer must represent to us that these conditions have been met.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on these interpretations by the Securities and Exchange Commission staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any secondary resale by a holder intending to distribute exchange notes should be covered by an effective

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registration statement under the Securities Act containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Each broker-dealer who holds original notes acquired for its own account as a result of market-making or other trading activities may exchange the original notes pursuant to the exchange offer. However, the broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with its initial resale of each exchange note received in the exchange offer. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Under existing interpretations of the Securities and Exchange Commission and for so long as the registration statement of which this prospectus is a part is effective under the Securities Act, a broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with its resales of exchange notes received for its account in exchange for original notes that were acquired by the broker-dealer as a result of market-making or other trading activities. The Securities and Exchange Commission may change these interpretations at any time. We have agreed that until the earlier of (i) the close of business 180 days after the expiration date of the exchange offer or (ii) the date on which all broker-dealers have sold all such exchange notes, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.” If we do not receive any letters of transmittal from broker-dealers requesting to use this prospectus in connection with resales of exchange notes, we intend to terminate the effectiveness of the registration statement as soon as practicable after the consummation or termination of the exchange offer. After we terminate the effectiveness of the registration statement, broker-dealers will not be able to use this prospectus in connection with resales of exchange notes. As a result, any broker-dealers intending to use this prospectus in connection with resales of exchange notes must deliver to us a letter of transmittal so stating.

The original notes and the exchange notes constitute new issues of securities with no established public trading market. We do not intend to apply for listing of the original notes or the exchange notes on any securities exchange or for inclusion of the original notes or the exchange notes in any automated quotation system. We cannot assure you that:

•	an active public market for the exchange notes will develop;

•	any market that may develop for the exchange notes will be liquid; or

•	holders will be able to sell the exchange notes at all or at favorable prices.

Future trading prices of the exchange notes will depend on many factors, including among other things, prevailing interest rates, our operating results, our credit rating and the market for similar securities.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would violate the securities or blue sky laws of that jurisdiction.

Unless otherwise noted, in this prospectus, “we,” “us” and “our” refer to VI Acquisition Corp. and its subsidiaries, including VICORP Restaurants, Inc.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS

OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Market and industry data and forecasts

This prospectus includes industry data and forecasts that we obtained from Technomic, Inc., industry publications and surveys and internal company surveys. As noted in this prospectus, Technomic, Inc. was the primary source for third-party industry data and forecasts. Industry publications and surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

Forward-looking statements

This prospectus includes statements that are, or may be deemed to be, “forward-looking statements” within the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•	our level of indebtedness;

•	our development and expansion plans;

•	our ability to profitably implement our growth strategy;

•	competitive pressures and trends in the restaurant industry;

•	our exposure to commodity prices;

•	our dependence upon frequent deliveries of food and other supplies;

•	food-borne illness incidents;

•	adverse publicity and litigation;

•	seasonality of our business and weather conditions;

•	government regulation;

•	our vulnerability to changes in consumer preferences and economic conditions;

•	integration of future acquisitions into our business;

•	our reliance in part on our franchisees;

•	our ability to attract and retain employees;

•	our liquidity and capital resources;

•	the loss of key employees; and

•	the impact of having a controlling stockholder.

You should also read carefully the factors described in the “Risk factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Any forward-looking statements which we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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Prospectus summary

This summary highlights material information about our business and about this exchange offer. This summary of material information contained elsewhere in this prospectus is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and this exchange offer, you should read this entire prospectus, including the section entitled “Risk factors” and our consolidated financial statements and related notes included elsewhere in this prospectus. All references to years in this prospectus relating to our financial information refer to the fiscal year ending on the last Sunday of October of each year (e.g., “2003” refers to our fiscal year ended on October 26, 2003). Unless otherwise indicated, all references to Village Inn restaurant operations in this prospectus refer to our company-operated restaurants and not our franchised restaurants.

Our company

We operate family-dining restaurants under two proven and well-recognized brands, Village Inn and Bakers Square. As of June 1, 2004, our company, which was founded in 1958, had 373 restaurants in 25 states, consisting of 269 company-operated restaurants and 104 franchised restaurants. Our restaurant locations are concentrated in particular regions in order to maximize operating efficiencies, including regional management, purchasing and advertising penetration. In addition to our restaurants, we operate three strategically located pie production facilities that produce premium pies that are offered in our restaurants and sold to third-party customers. With established brands and strong operational execution, we have delivered consistent financial performance. Our revenues increased from $359.3 million in 1999 to $389.2 million in 2003, while same unit sales increased an average of 0.3% per year during that same period. Both of our restaurant concepts operate in the stable family-dining segment of the restaurant industry. Over our 45-year history, we have concentrated on providing our customers great-tasting, high-quality food at reasonable prices with fast and friendly service. Our commitment to an attractive price-to-value relationship has enabled us to develop a stable base of repeat customers.

Village Inn

We opened our first Village Inn restaurant in 1958, and as of June 1, 2004 we had 223 locations, 119 of which were operated by our company and 104 of which we franchised. Our Village Inn restaurants are located in 21 states throughout the United States, primarily in the Rocky Mountain region, the Midwest, the Northwest and Florida, including attractive markets such as Denver (26 units), Phoenix (17 units), Omaha (13 units) and Salt Lake City (11 units). Village Inn is focused on family dining and appeals to a large segment of the population, and we believe it has a strong reputation for fast and friendly service, fresh food and reasonable prices. We are known for serving fresh breakfast items throughout the day, including our Ultimate Skillet meals, Pecan Roll French Toast, made-from-scratch buttermilk pancakes and fluffy three-egg omelets. Breakfast items accounted for 48% of Village Inn sales in 2003. We have also successfully leveraged our strong breakfast heritage to establish a well-developed brand platform encompassing a broad selection of traditional American fare for lunch and dinner, at price points that position us in the mid-range of the family-dining segment.

Bakers Square

The Bakers Square concept began in 1983 when we acquired 59 Poppin Fresh Pies restaurants from the Pillsbury Restaurant Group. Since then, we have grown Bakers Square to 150 company-operated restaurants as of June 1, 2004. Our Bakers Square restaurants are located in eight states, including California (53 units), Illinois (43 units) and Minnesota (25 units). The foundation of the Bakers Square concept is our signature freshly-baked pies, which accounted for 25% of Bakers Square’s sales in 2003. Building upon our reputation for quality pies, we have extended our offerings to include popular traditional American fare for breakfast, lunch and dinner. Bakers Square offers dozens of varieties of multi-layer specialty pies made from premium ingredients, which differentiates the concept from our family-dining competitors. Many of our customers complement their lunch or dinner with a serving of pie, while others purchase whole pies for at-home consumption throughout the year, particularly around the holidays.

Pie production operations

Complementing our restaurant operations, we produce premium pies for the Bakers Square and Village Inn restaurants and for sale to select third-party customers such as Bob Evans Farms, Market Day and Albertsons. In 2003, we produced 18 million premium pies.

Competitive strengths

Strong, well-operated base of restaurants. We are committed to consistently serving high-quality food while operating our restaurants efficiently. In focusing on the efficient operation of our restaurants, we pay strict attention to food costs, labor utilization and use of advanced technology. In addition, the geographic diversification of our restaurants mitigates our exposure to regional economic downturns.

Proven, well-recognized brands with a loyal customer base. We believe our customers are attracted to our consistently high level of food quality and our attractive price-to-value relationship, which are key attributes of our brands. With an average per-person check between $6 and $9, we are positioned to attract customers that are seeking consistent quality and variety at reasonable prices.

Attractive new store growth opportunity. We believe that our existing markets provide an opportunity to leverage the regional strength of the Village Inn and Bakers Square brands to generate efficient, low-risk growth. Within our existing markets we believe we can increase market share by adding new restaurants and gain operational efficiencies by clustering them with our already established restaurants. We believe that opening new restaurants in our existing markets enables us to reduce the risks associated with growth because of our familiarity with competitive conditions, consumer tastes and demographics in existing markets.

Significant investment in infrastructure and brands. We invest a significant amount of capital to implement up-to-date technology, and we are focusing on remodeling our restaurant base on average every seven years. We recently created new exterior and interior restaurant designs for Village Inn and Bakers Square that we intend to utilize at selected sites. In 2004, we plan to spend approximately $11.2 million on the maintenance and remodeling of our existing restaurants. We also have invested $15.5 million in technology over the last five years to increase our efficiency.

Proprietary, high quality pie manufacturing capability. Premium pie production is a core competency and key point of differentiation for us. We use quality ingredients to produce multi-layer pies for our Bakers Square and Village Inn restaurants, and we also sell pies to third parties such as Market Day and Bob Evans Farms. By producing our award-winning pies at company-operated baking facilities, we are able to control the quality and consistency of our pies and retain greater control over delivery.

Experienced management team. Our executive management team has extensive restaurant industry experience. Debra Koenig, our Chief Executive Officer, joined us in June 2003 after a 25-year career with McDonald’s Corporation. As President of the Southeast region, she was responsible for McDonald’s largest U.S. division, with approximately $4 billion in annual sales, consisting of approximately 2,675 franchised restaurants and 290 owned restaurants. The balance of the senior management team consists of career restaurant executives who have an average of 27 years experience in the industry.

Competitive strategy

Increase same unit sales growth. We have recently undertaken various initiatives to increase same unit sales in our existing restaurants, including menu engineering and targeted marketing programs. We intend to grow sales by increasing the frequency of seasonal, regional and other menu features. In addition, we are placing greater emphasis on food and menu promotion in our marketing and advertising, which we believe will be more effective in generating additional sales. Our other marketing initiatives include the introduction of new customer loyalty programs, such as our successful electronic gift card program introduced in 2003, and increasing the use of traffic building promotions. Additionally, from time to time, we raise menu prices while being careful to maintain an attractive price-to-value relationship. We also intend to increase sales growth through our remodeling program, in which we seek to modernize our existing units on average every seven years.

Continue improving operating margins. While we believe we currently have strong operating margins, continued implementation of best practices in food cost management and labor efficiency can help enhance our margins. We have also focused on menu engineering by increasing the prominence of higher margin items on our menus and increasing the frequency of specials, many of which have higher margins. In addition, the expansion of our restaurant base and increased third-party sales will result in greater absorption of fixed costs and therefore increase margins in our pie production operations.

Maintain an attractive price-to-value relationship. We believe one of the hallmarks of our Village Inn and Bakers Square restaurants is the attractive value we provide our customers. Our broad offering of appetizing and affordable breakfast, lunch, dinner and dessert items is designed to appeal to a demographically diverse customer base, including families, senior citizens and other value-oriented diners. In order to maintain our relatively low average per-person check while providing high quality food, we must operate our restaurants in a very efficient manner. We believe our efficient operations and value focus enable us to provide high quality food at reasonable prices, giving us a competitive advantage in attracting new diners and maintaining our loyal customer base.

Continue disciplined expansion. We plan to continue our expansion in a disciplined manner by strategically adding restaurants in both of our concepts within existing and contiguous markets. By clustering restaurants, we spread costs and leverage our regional management, marketing, purchasing and hiring capabilities. While we presently intend to focus our expansion efforts on company-operated restaurants, we may also pursue selected franchise opportunities.

Opportunistically pursue competitors’ units for conversion and acquire franchise restaurant territories. We believe that acquiring selected competitors’ units for conversion is an effective way to economically add new restaurants. These units can often be acquired and converted at substantially lower costs and opened more quickly than newly constructed restaurants. They also provide an opportunity to expand in markets where attractive open sites are not available. We rigorously assess potential conversions against our pre-established criteria to reduce the risks associated with opening restaurants at these sites. Acquisition opportunities also arise as franchisees retire or seek liquidity. For example, in 2003, we acquired a Village Inn franchise territory in the Albuquerque, New Mexico area encompassing eight restaurants.

The exchange offer and the refinancing

On April 14, 2004, we completed the private offering of an aggregate principal amount of $126.53 million of original notes at an issue price of 98.791% of face value, resulting in proceeds of $125.0 million. We entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver to you this prospectus and to offer to exchange your original notes for exchange notes with substantially identical terms. You should read the discussion under the heading “Description of notes” for further information regarding the exchange notes.

We believe the exchange notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the heading “The exchange offer” for further information regarding the exchange offer and resale of the exchange notes.

Simultaneously with the closing of the offering of the original notes, we and our parent guarantor and subsidiary guarantor entered into a new senior secured credit facility, consisting of a $15.0 million term senior secured term loan facility and a $30.0 million senior secured revolving credit facility (including a $15.0 million letter of credit subfacility) (the “new senior secured credit facility”). We used the proceeds of the offering of original notes and borrowings under our new senior secured credit facility to repay amounts owing under our prior senior secured credit facility and mezzanine debt. We refer in this prospectus to these transactions, collectively, as the “refinancing.”

Corporate organization

The following chart illustrates the corporate organization of VI Acquisition Corp. and its active subsidiaries as of April 15, 2004.

(1) VI Acquisition Corp. and Village Inn Pancake House of Albuquerque, Inc. have guaranteed the notes and have also guaranteed our new senior secured credit facility on a senior secured basis. We have one inactive subsidiary that has not guaranteed the notes or the new senior secured credit facility. In connection with the refinancing, Midway Investors Holdings Inc. was merged into VI Acquisition Corp.

We are a Colorado corporation. Our principal executive offices are located at 400 West 48th Avenue, Denver, Colorado 80216, and our telephone number at that address is (303) 296-2121. Our website is located at www.vicorpinc.com. The information on our website is not part of this prospectus.

The exchange offer

On April 14, 2004, we completed a private offering of the original notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to use commercially reasonable efforts to complete this exchange offer. The following summary highlights selected information from this prospectus concerning the exchange offer and may not contain all of the information that is important to you. We encourage you to read the entire prospectus carefully.

Original notes	10 1/2% Senior Notes due 2011, which were issued on April 14, 2004.

Exchange notes	10 1/2% Senior Notes due 2011. The terms of the exchange notes are substantially identical to those of the outstanding original notes, except that the transfer restrictions and registration rights relating to the original notes do not apply to the exchange notes.

Exchange offer	We are offering to issue up to $126,530,000 aggregate principal amount of exchange notes in exchange for a like principal amount of original notes to satisfy our obligations under the registration rights agreement that we entered into when the original notes were sold in transactions under Rule 144A under the Securities Act.

Expiration date; tenders	The exchange offer will expire at 5:00 p.m., New York City time, on September 14, 2004, unless extended. By tendering your original notes, you represent to us that:

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act;

•	any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you, has any arrangement or understanding with any person to participate in the distribution of the exchange notes, as defined in the Securities Act, in violation of the Securities Act;

•	you have full power and authority to tender, exchange, sell, assign and transfer the tendered original notes;

•	we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances;

•	the original notes tendered for exchange are not subject to any adverse claims or proxies;

•	if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes, as defined in the Securities Act; and

•	if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for original notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion below under the caption “Plan of distribution.”

Withdrawal; non-acceptance	You may withdraw any original notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on September 14, 2004. If we decide for any reason not to accept any original notes tendered for exchange, the original notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted original notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered original notes, see “The exchange offer— Terms of the exchange offer; period for tendering original notes” and “—Withdrawal rights.”

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The exchange offer— Conditions to the exchange offer” for more information regarding the conditions to the exchange offer.

Procedures for tendering original notes	Unless you comply with the procedures described below under the caption “The exchange offer— Guaranteed delivery procedures” on page 33, you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

• tender your original notes by sending the certificates for your original notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association as exchange agent, at one of the addresses listed below under the caption “The exchange offer— Exchange agent;” or

• tender your original notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your original notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your original notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, see the discussion below under the caption “The exchange offer— Book-entry transfer.”

Guaranteed delivery procedures	If you are a registered holder of the original notes and wish to tender your original notes in the exchange offer, but

• the original notes are not immediately available,

• time will not permit your original notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

• the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer, then you may tender original notes by following the procedures described below under the caption “The exchange offer— Guaranteed delivery procedures.”

Special procedures for beneficial owners	If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should promptly contact the person in whose name the original notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your original notes, you must either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the person in whose name the original notes are registered.

United States federal income and estate tax considerations	We believe that the exchange of exchange notes for original notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Certain United States federal income and estate tax considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the addresses and telephone number of the exchange agent below under the caption “The exchange offer— Exchange agent.”

Consequences of not exchanging original notes

If you do not exchange your original notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your original notes. In general, you may offer or sell your original notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the original notes under the Securities Act.

Terms of the exchange notes

The terms of the exchange notes and the original notes are substantially identical except that the transfer restrictions and registration rights relating to the original notes do not apply to the exchange notes. The summary below describes the principal terms of the exchange notes. The terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	VICORP Restaurants, Inc.

Securities	$126,530,000 aggregate principal amount of 10 1/2% Senior Notes due 2011.

Maturity	April 15, 2011.

Interest payment dates	April 15 and October 15, commencing October 15, 2004.

Optional redemption	The exchange notes will be redeemable at our option, in whole or in part, at any time on or after April 15, 2008, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to April 15, 2007, we may redeem up to 35% of the original principal amount of exchange notes with the proceeds of one or more offerings of common shares of either VI Acquisition Corp. (the proceeds of which are contributed to VICORP Restaurants, Inc.), or VICORP Restaurants, Inc., at a redemption price of 110.5% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date of redemption.

Prior to April 15, 2008, upon the occurrence of a change of control, we may redeem all, but not part, of the outstanding principal amount of the exchange notes at a price equal to 100% of the principal amount of the exchange notes plus a “make-whole” premium.

Guarantees	On the issue date, the exchange notes will be guaranteed on a senior unsecured basis by VI Acquisition Corp., our parent company, and by all subsidiaries that provide guarantees under our new senior secured credit facility. Additionally, any additional existing and future subsidiaries of VI Acquisition Corp. that guarantee our indebtedness will guarantee the exchange notes until such guarantees of other indebtedness are released. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the exchange notes will have with respect to our indebtedness.

Ranking	The exchange notes will:

• be unsecured;

• be effectively junior to our secured debt to the extent of the value of the assets securing such debt;

• rank equally with all of our existing and future unsecured unsubordinated debt;

• be senior to any future senior subordinated or subordinated debt; and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the exchange notes.

As of April 15, 2004, as a result of the refinancing in which we issued the original notes and entered into our new senior secured credit facility.

• we had approximately $145.5 million of total indebtedness; and

• we had approximately $15.0 million of secured indebtedness under our new senior secured credit facility (excluding an additional $10.5 million represented by letters of credit) to which the exchange notes would have been effectively subordinated and $3.9 million of capitalized lease obligations. We also had the ability to borrow up to $30.0 million under our new senior secured revolving credit facility.

Covenants	We will issue the exchange notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries (as defined under the heading “Description of notes”) to:

• incur additional debt;

• issue redeemable stock and preferred stock;

• repurchase capital stock;

• make other restricted payments including, without limitation, paying dividends, making investments and redeeming debt that is junior in right of payment to the exchange notes;

• create liens;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into agreements that restrict dividends from subsidiaries;

• enter into mergers or consolidations;

• enter into transactions with affiliates;

• guarantee indebtedness; and

• enter into sale-leaseback transactions.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of notes.”

Mandatory offers to purchase	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your exchange notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay senior secured indebtedness, to repay indebtedness under our new senior secured credit facility (with a corresponding reduction in commitment) or to invest in assets related to our business.

Exchange offer; registration rights	You have the right to exchange the original notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy that right. The exchange notes will not provide you with any further exchange or registration rights.

Resales of exchange notes	We believe that you will be able to offer for resale, resell or otherwise transfer the exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are acquiring the exchange notes in the exchange offer in the ordinary course of your business; and

• you do not have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act of the exchange notes, you will receive in the exchange offer.

Our belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. If our belief is not accurate and you transfer a exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. Each broker-dealer that receives exchange notes for its own account in exchange for original notes that such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of exchange notes. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer exchange notes. See the section entitled “Plan of distribution.”

The exchange notes will be new securities for which there is no established public trading market. We cannot assure you that:

• an active public market for the exchange notes will develop;

• any market that may develop for the exchange notes will be liquid; or

• holders will be able to sell the exchange notes at all or at favorable prices.

Future trading prices of the exchange notes will depend on many factors, including among other things, prevailing interest rates, our operating results, our credit rating and the market for similar securities. We do not intend to apply for a listing of the original notes or the exchange notes on any securities exchange or for inclusion of the original notes or the exchange notes in any automated dealer quotation system.

Risk factors

In evaluating the exchange offer, you should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk factors.”

Summary financial information

The table below presents summary historical consolidated financial and operating data. In the summary historical consolidated financial data presented below, we combine (i) the periods from October 30, 2000 to May 13, 2001 and from May 14, 2001 to October 28, 2001 into one fiscal period (the “Combined 2001 Period”) and (ii) the periods from October 28, 2002 to June 13, 2003 and from June 14, 2003 to October 26, 2003 into one fiscal period (the “Combined 2003 Period”) to aid the understanding of financial information. The combined periods are not necessarily comparable and should not be given more emphasis than the individual components which are presented elsewhere in this prospectus.

The summary historical consolidated financial data for, and as of the end of, the periods from October 30, 2000 to May 13, 2001, from May 14, 2001 to October 28, 2001, the fiscal year ended October 27, 2002, and the periods from October 28, 2002 to June 13, 2003 and from June 14, 2003 to October 26, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data presented below for, and as of the end of, the twenty-four week fiscal periods ended April 13, 2003 and April 15, 2004 have been derived from our unaudited consolidated financial statements as of those dates and for those periods included elsewhere in this prospectus. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim periods have been included. Results for the twenty-four week period ended April 15, 2004 are not necessarily indicative of results to be expected for the full fiscal year or any future period.

On May 14, 2001, Midway Investors Holdings Inc. purchased VICORP Restaurants, Inc., which was a publicly-owned company prior to the acquisition. On June 14, 2003, VI Acquisition Corp. purchased Midway Investors Holdings Inc. Neither of these holding companies has had any independent operations, and consequently, the consolidated statements of operations of VI Acquisition Corp. and Midway Investors Holdings Inc. are substantially equivalent to those of the issuer of the notes. However, as a result of applying the required purchase accounting rules to these acquisitions, our financial statements for periods following the transactions were significantly affected. The application of purchase accounting rules required us to revalue our assets and liabilities at the two respective acquisition dates which resulted in different accounting bases being applied in different periods. As a result of these changes, the summary financial information presented below relate to the entity specified below for the following periods:

October 30, 2000 to May 13, 2001	VICORP Restaurants, Inc.
May 14, 2001 to October 28, 2001	Midway Investors Holdings Inc.
Fiscal year ended October 27, 2002	Midway Investors Holdings Inc.
October 28, 2002 to June 13, 2003	Midway Investors Holdings Inc.
June 14, 2003 to October 26, 2003	VI Acquisition Corp.
Twenty-four week fiscal period from October 28, 2002 to April 13, 2003	Midway Investors Holdings Inc.
Twenty-four week fiscal period from October 27, 2003 to April 15, 2004	VI Acquisition Corp.

The following data should be read in conjunction with “Unaudited pro forma combined and consolidated financial data,” “Selected financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

			Fiscal year
			ended				Twenty-four week		Twenty-four week
	Combined		October 27,		Combined		period ended		period ended
(In thousands)	2001 Period		2002		2003 Period		April 13, 2003		April 15, 2004

Income statement data:
Revenues:
Restaurant operations	$373,820		$377,630		$381,853		$178,352		$191,390
Franchise operations	8,270		7,295		7,343		3,427		2,455

Total revenues	382,090		384,925		389,196		181,779		193,845
Costs and expenses:
Restaurant costs:
Food	109,742		104,298		103,405		48,696		52,095
Labor	122,747		122,850		124,516		57,941		60,299
Other operating expenses(1)	96,305		100,002		106,160		48,455		54,564
Franchise operating expenses	5,242		4,591		4,594		2,086		1,300
General and administrative expenses	27,393		27,598		26,935		13,108		12,624
Goodwill amortization(2)	462		—		—		—		—
Transaction expenses(3)	15,993		279		10,662		472		45

Operating profit	4,206		25,307		12,924		11,021		12,918
Interest expense	4,816		9,786		10,880		4,095		6,551
Debt extinguishment costs(3)	—		—		6,516		—		6,856
Other income, net	727		787		580		336		49

Income (loss) before income taxes	117		16,308		(3,892)		7,262		(440)
Provision for income taxes (benefit)	(2,083)		5,779		(2,266)		2,542		(136)

Net income (loss)	$2,200		$10,529		$(1,626)		$4,720		$(304)
Balance sheet data (at end of period):
Cash and cash equivalents	$5,668		$16,021		$460		$16,256		$2,110
Working capital(4)	(27,954)		(14,797)		(26,949)		(17,553)		(16,496)
Total assets	187,384		193,850		272,475		191,902		271,443
Total debt(5)	97,351		95,088		146,516		86,899		143,946
Total stockholders’ equity	38,221		48,836		70,679		53,181		71,269
Cash flow and other financial data:
Adjusted EBITDA(6)	38,874		41,695		39,268		18,475		20,272
Net rent expense(7):
Net rent expense, less amortization of rent-related purchase accounting adjustments	19,646		23,922		25,938		11,624		13,536
Amortization of rent-related purchase accounting adjustments	(139)		(301)		100		(154)		391
Capital expenditures(8)	11,194		10,599		20,749		7,727		5,804
Depreciation and amortization	18,087		15,330		14,254		6,595		6,645
Cash flow from operating activities	11,985		29,119		14,146		18,399		15,099
Cash flow from investing activities	(127,501)		(10,278)		(150,911)		(9,335)		(5,739)
Cash flow from financing activities	120,081		(8,388)		121,204		(8,829)		(7,710)
Ratio data:
Ratio of total debt to Adjusted EBITDA	2.5	x	2.3	x	3.7	x	4.7	x	7.1	x
Ratio of Adjusted EBITDA to interest expense	8.1	x	4.3	x	3.6	x	4.5	x	3.1	x
Operating data:
Village Inn company-operated locations (at end of period)	109		109		118		116		119
Bakers Square company-operated locations (at end of period)	147		148		149		148		150
Village Inn franchised locations (at end of period)	115		115		105		105		104
Change in same unit sales— Village Inn	(0.2)%		0.2%		0.1%		(0.4)%		2.9%
Change in same unit sales— Bakers Square	(0.3)%		1.8%		(2.5)%		(1.2)%		(1.2)%
Change in total same unit sales	(0.3)%		1.1%		(1.4)%		(0.8)%		1.9%

(1)	Other operating expenses consist primarily of rent, utilities, depreciation and marketing expenses.

(2)	We adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective in fiscal 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. We completed our transitional goodwill impairment evaluation and our first annual impairment evaluation in fiscal 2002 and determined that no impairment of goodwill was necessary.

(3)	We incurred various expenses directly related to the May 2001 and June 2003 acquisitions. The components of the transaction expenses and debt extinguishment costs are as follows:

		Fiscal year		Twenty-four week	Twenty-four week
		ended		period ended	period ended
	Combined	October 27,	Combined	April 13,	April 15,
(In thousands)	2001 Period	2002	2003 Period	2003	2004

Transaction expenses:
Employment contract termination and stock compensation(a)	$6,018	$—	$5,574	$—	$—
Legal, accounting and other professional fees	1,675	279	3,911	472	45
Severance costs(b)	—	—	1,177	—	—
Legal settlements(c)	8,300	—	—	—	—

Total transaction expenses	$15,993	$279	$10,662	$472	$45

Debt extinguishment costs:(d)(e)
Debt prepayment penalties	$—	$—	$1,298	$—	$2,305
Write-off of deferred debt financing costs	—	—	3,322	—	4,344
Derivative termination	—	—	1,896	—	207

Total debt extinguishment costs	$—	$—	$6,516	$—	$6,856

(a)	We recognized $6.0 million of compensation expense associated with the exercise of stock options in connection with the May 2001 acquisition. In connection with the June 2003 acquisition, we paid senior employees a total of $2.1 million to terminate their existing employment contracts and recognized $3.5 million of compensation expense associated with the exercise of stock options.

(b)	We made severance payments totaling $1.2 million, primarily related to our former chief executive officer, pursuant to contractual provisions triggered by the June 2003 acquisition.

(c)	We settled two class-action legal claims and one individual labor-related legal claim for $8.9 million, offset by $0.6 million of insurance proceeds received in respect of those claims, as a condition to the May 2001 acquisition.

(d)	In connection with the June 2003 acquisition, we incurred $6.5 million of debt extinguishment costs, including prepayment penalties of $1.3 million relating to the prepayment of existing debt, $3.3 million of noncash write-offs of unamortized deferred debt financing costs related to existing credit facilities and $1.9 million of costs related to terminating interest rate swaps effected to hedge interest rate risk on existing debt.

(e)	In connection with the April 2004 refinancing, we incurred $6.9 million of debt extinguishment costs, including prepayment penalties of $2.3 million, $4.4 million of noncash write-offs of unamortized deferred financing costs and $0.2 million of costs relating to terminating interest rate swaps.

(4)	Working capital is defined as current assets less current liabilities.

(5)	Total debt at the end of each of the periods presented represents the following:

     VICORP Restaurants, Inc.— Capital lease obligations and other long-term debt;

     Midway Investors Holdings Inc.— Term loan and revolving borrowings under a senior credit facility, subordinated debt (net of original issue discounts), capital lease obligations and redeemable preferred stock;

     VI Acquisition Corp. (historical)— Term loan and revolving borrowings under our prior senior secured credit facility, subordinated debt (net of original issue discounts) and capital lease obligations; and

     VI Acquisition Corp. (pro forma)— Term loan and revolving borrowings under our new senior secured credit facility, the notes and capital lease obligations.

(6)	EBITDA represents net income (loss) before interest expense, income taxes, depreciation on property plant and equipment and amortization of deferred debt financing costs and original issue discount. Adjusted EBITDA excludes the transaction expenses and debt extinguishment costs discussed above in footnote 3, non-cash compensation costs related to option issuances, non-cash impairment expense and amortization of rent-related purchase accounting adjustments. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flow from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We believe that the inclusion of the supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about certain unusual items that we do not expect to incur in the future and certain noncash items.

     The following table reconciles EBITDA and Adjusted EBITDA to net income:

		Fiscal year
		ended		Twenty-four week	Twenty-four week
	Combined	October 27,	Combined	period ended	period ended
(In thousands)	2001 Period	2002	2003 Period	April 13, 2003	April 15, 2004

Net income (loss)	$2,200	$10,529	$(1,626)	$4,720	$(304)
Provision for income taxes (benefit)	(2,083)	5,779	(2,266)	2,542	(136)
Interest expense	4,816	9,786	10,880	4,095	6,551
Depreciation and amortization	18,087	15,330	14,254	6,595	6,645

EBITDA	23,020	41,424	21,242	17,952	12,756
Transaction expenses	15,993	279	10,662	472	45
Debt extinguishment costs	—	—	6,516	—	6,856
Noncash compensation expense	—	293	652	205	202
Impairment expense	—	—	96	—	22
Amortization of rent-related purchase accounting adjustments(7)	(139)	(301)	100	(154)	391

Adjusted EBITDA	$38,874	$41,695	$39,268	$18,475	$20,272

(7)	Increases in net rent expense over the periods presented are primarily due to the sale-leaseback transactions that were entered into in connection with the May 2001 acquisition, relating to 48 restaurants, and the June 2003 acquisition, relating to ten restaurants. Net rent expense also includes the effects of recording the known escalations in our rent expense on a straight-line basis over the committed term of the lease. Additionally, net rent expense includes non-cash amortization of the fair market rent adjustments which we were required to recognize under purchase accounting at the time of each of the May 2001 and June 2003 acquisitions.

(8)	Capital expenditures includes capital spent for new stores, remodeling projects, restaurant maintenance and corporate capital projects.

Risk factors

In addition to the other information set forth in this prospectus, you should carefully consider the following risks. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and/or principal on the notes. The value of the notes could decline, and you could lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Risks related to the exchange offer

If you do not exchange your original notes for exchange notes, your original notes will continue to be subject to restrictions on transfer.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any original notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those original notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the original notes under the Securities Act. In addition, if you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected.

You are responsible for compliance with exchange offer procedures.

You are responsible for complying with all exchange offer procedures. If you do not comply with the exchange offer procedures, you will be unable to obtain the exchange notes. We will issue exchange notes in exchange for your original notes only after we have timely received your original notes, along with a properly completed and duly executed letter of transmittal or an agent’s message instead of the letter of transmittal, and all other required documents. Therefore, if you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities in the tender of your original notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on September 14, 2004, or on a later extended date and time as we may decide. See “The exchange offer— Procedures for tendering original notes.”

Requirements for transfer of exchange notes may adversely affect your ability to exchange the original notes for the exchange notes.

Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, that you acquired your exchange notes in the ordinary course of your business and that you are not engaging in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of your exchange notes. However, we have not submitted a no-action letter to the Securities and Exchange Commission regarding this exchange offer and we cannot assure you that the Securities and Exchange Commission would make a similar determination with respect to this exchange offer. If you are an affiliate of ours, are engaged in or intend to engage in, or have any arrangement or understanding with respect to, a distribution of the exchange notes to be acquired in the exchange offer, you will be subject to additional limitations. See “The exchange offer— Resale of the exchange notes.”

Risks related to our business

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

Following the refinancing on April 14, 2004, we are significantly leveraged. The following chart shows our level of indebtedness and certain other information as of April 15, 2004:

As of
(In millions)	April 15, 2004

New senior secured credit facility
Revolving credit facility(1)	$—
Term loan	15.0
10 1/2% senior unsecured notes	126.5
Capitalized leases	3.9
Total indebtedness	145.5
Stockholders’ equity	71.3

(1)	Does not include $10.5 million of outstanding letters of credit that were issued under the new senior secured revolving credit facility as of April 15, 2004. We are able to borrow under the new senior secured revolving credit facility the lesser of (a) $30.0 million and (b) 1.2 times trailing twelve months Adjusted EBITDA (as defined in the new senior secured credit facility) minus the original principal amount of our new senior secured term loan. Our new senior secured revolving credit facility has a $15.0 million sublimit for letters of credit. As of April 15, 2004, our borrowing base would have supported $30.0 million of borrowings. As of April 15, 2004, we had no outstanding borrowings under our new senior secured revolving credit facility.

Our substantial degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, new restaurant development, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	certain of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may have difficulty implementing our expansion strategy.

Our ability to open new restaurants is dependent upon a number of factors, many of which are beyond our control, including our ability to:

•	find suitable locations;

•	reach acceptable agreements regarding the lease or purchase of prospective locations for our restaurants;

•	comply with applicable zoning, land use and environmental regulations;

•	raise or have available an adequate amount of money for construction and opening costs;

•	hire, train and retain the skilled management and other employees necessary to meet staffing needs in a timely and cost-effective manner;

•	obtain required permits and approvals; and

•	efficiently manage the amount of time and money used to build and open each new restaurant.

Historically, there is a “ramp-up” period of time before we expect a new restaurant location to achieve our targeted level of performance. This phenomenon is due to higher operating costs caused by start-up and other temporary inefficiencies associated with opening new restaurants, such as lack of market familiarity and acceptance when we enter new markets and unavailability of experienced staff. We may not be able to attract enough customers to new restaurants because potential customers may be unfamiliar with our restaurants or our restaurants’ atmosphere or menus might not appeal to them.

We may not be able to open new restaurants profitably, which could negatively affect our growth strategy.

We have historically added, and plan to continue to add, new restaurants through new construction, acquisitions and conversions. We have traditionally used cash flow from operations and sale-leaseback transactions as the primary funding sources for additional restaurants. We cannot guarantee that our cash flows will be sufficient to achieve the desired development levels if our revenues, profitability or cash flow from operations decline. Opening a new restaurant in an existing market also could reduce the revenue of our existing restaurants in that market.

Our restaurants may not be able to compete successfully with other restaurants.

We operate in a highly competitive industry. Price, restaurant location, food quality and type, service and attractiveness of facilities are important aspects of competition in the restaurant industry, and the competitive environment is often affected by factors beyond a particular restaurant management’s control, including changes in the public’s taste and eating habits, population, traffic patterns and general economic conditions. Competitive pressures may have the effect of limiting our ability to increase prices, which may adversely affect our operating earnings. This competitive environment makes it more difficult for us to continue to provide high levels of service while maintaining our reputation for value without adversely affecting operating margins. Additionally, to the extent we raise prices, our customer traffic may decline. For example, when we increased prices at Bakers Square in 2002 such that the average per-person check increased by 7.4%, Bakers Square experienced a 5.4% decline in entrées sold, which is indicative of customer traffic. Our restaurants compete with a large number of other restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as independently owned restaurants, for customers, restaurant locations, qualified management and other restaurant staff. Many of our competitors have greater financial and other resources than we have. In addition, the restaurant industry has few non-economic barriers to entry, and therefore new competitors may emerge at any time. We may not be able to compete successfully against our competitors in the future, and competition may have a material adverse effect on our operations.

The success of our restaurants is highly dependent on their location.

The success of our company-operated and franchised restaurants is significantly influenced by location. There can be no assurance that our current locations will continue to be attractive, as demographic patterns change and the economic conditions where our restaurants are located could change. The success of new restaurants that we open will be substantially dependent on the locations that we select and the availability of desirable locations.

We are vulnerable to fluctuations in the cost, availability and quality of our ingredients.

The cost, availability and quality of the ingredients we use to prepare our food are subject to a range of factors, many of which are beyond our control. We depend on frequent deliveries of fresh ingredients, thereby subjecting us to the risk of shortages or interruptions in supply. Fluctuations in economic and political conditions, weather and demand could adversely affect the cost of our ingredients. Our efforts to pass along price increases may be subject to delays associated with our cycle of updating our menus. We have no control over fluctuations in the price of commodities, and we may be unable to pass through cost increases to our customers. For example, we did not pass on to our customers the recent 75% increase in the price of eggs, which is one of our largest food costs. We currently do not enter into futures contracts with respect to potential price fluctuations in the cost of food and other supplies, which we purchase at prevailing market or contracted prices. Although we at times enter into arrangements locking in the price of certain ingredients for a specified period of time, we typically do not rely on long-term written contracts with our suppliers. Our suppliers could implement significant price increases. All of these factors could adversely affect our financial results.

We depend heavily on our suppliers and distributors.

We currently purchase our raw materials from various suppliers. Most of our suppliers drop-ship directly to our restaurants, as well as to our pie production facilities. Our reliance on our suppliers subjects us to a number of risks, including possible delays or interruptions in delivery of supplies, diminished control over quality and a potential lack of adequate raw material capacity. If any of these suppliers do not perform adequately or otherwise fail to distribute products or supplies to our restaurants or pie production facilities, we may be unable to replace the suppliers in a short period of time on acceptable terms. For example, labor disputes at any of our suppliers could result in those suppliers being unable to provide us with raw materials or supplies that we depend upon to run our business. Our inability to replace the suppliers in a short period of time on acceptable terms could increase our costs and could cause shortages at our restaurants or pie production facilities of food and other items.

We depend on our distribution system to distribute our food products to our restaurant locations. If there is any disruption in our distribution system, it could have a material adverse effect on our results of operations.

Food-borne illness incidents, claims of food-borne illness and adverse publicity could reduce our restaurant sales.

Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. We cannot guarantee that our internal controls and training will be effective in preventing all food-borne illnesses. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, such as Bovine Spongiform Encephalopathy (also known as Mad Cow Disease), that could give rise to claims or allegations on a retroactive basis. We could be adversely affected by negative publicity resulting from food quality or handling claims at one or more of our restaurants. Food-borne illnesses spread at restaurants have generated significant negative publicity at other restaurant chains in the past, which has had a negative impact on their results of operations. One or more instances of food-borne illness in one of our restaurants could negatively affect our restaurants’ image and sales. These risks exist even if it were later determined that an illness was wrongly attributed to one of our restaurants.

In addition, the impact of adverse publicity relating to one of our restaurants may extend beyond that restaurant to affect some or all of our other restaurants. The risk of negative publicity is particularly great with respect to our franchised restaurants because we have limited ability to control their operations, especially on a real-time basis. A similar risk exists with respect to unrelated food service businesses if customers mistakenly associate them with our operations.

We face the risk of litigation in connection with our operations.

We are from time to time the subject of complaints or litigation from our consumers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us, regardless of whether the allegations are valid or whether we are ultimately held liable. In addition, employee claims against us based on, among other things, discrimination, harassment, wrongful termination or wage, rest break and meal break issues, including those relating to overtime compensation, may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. We have been subject to such claims from time to time.

In 2001, we settled an individual labor-related legal claim and two class actions relating to overtime and other wage payments at our Bakers Square restaurants in California for a total of $8.9 million plus attorneys’ fees and expenses. We are currently defendants in two purported class action claims of this type in California. The first class action claim was brought in October 2003 by two former employees and one current employee of ours, and the second class action claim was brought in May 2004 by two former employees of ours. The complaints allege that we violated California law with regard to rest and meal periods, bonus payment calculations (in the October 2003 complaint), overtime payments (in the May 2004 complaint) and California law regarding unfair business practices. The classes and subclasses alleged in the actions have not been certified by the respective courts at the current stages of the litigation, but generally are claimed in the 2003 complaint to include persons who have been employed by us in California since October 17, 1999 in the positions of food server, restaurant general manager and assistant restaurant manager, and generally are claimed in the 2004 complaint to include persons who have been employed by us in California since May 21, 2000 in the positions of restaurant general manager and restaurant associate manager. No dollar amount in damages is requested in either complaint, and the complaints seek statutory damages, compensatory damages, interest and attorneys’ fees in unspecified amounts. A significant increase in the number of these claims or an increase in the number of successful claims would materially adversely affect our financial condition. See “Business— Legal proceedings.”

Our operating results may fluctuate significantly due to the seasonality of our business and weather conditions.

Our business is subject to seasonal fluctuations that may vary depending upon the region in which a particular restaurant is located. In addition, the sales of our pies typically increase during holiday periods, in particular during November and December of each year, and decrease significantly following holiday periods. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. Adverse weather conditions can also negatively impact our financial results. For example, unusually cold temperatures or above-average rainfall tends to adversely affect sales in affected markets. These fluctuations can make it more difficult for us to predict accurately and address in a timely manner factors that may have a negative impact on our business.

We may incur additional costs or liabilities and lose revenues and profits as a result of government regulation.

Our business is subject to extensive federal, state and local government regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, the use of tobacco, zoning and building codes, land use and employee, health, sanitation and safety matters. One or more of our restaurants could be subject to litigation and governmental fine, censure or closure in connection with issues relating to our food and/or our facilities. Our franchise operations are also subject to regulation by the Federal Trade Commission. We and our franchisees must also comply with state franchising laws and a wide range of other state and local rules and regulations applicable to our business. The failure to comply with federal, state and local rules and regulations could impair our ability to continue operating our business.

All of our restaurants located in California sell beer and wine. Typically, each restaurant’s license to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause. Alcoholic beverage control regulations relate to various aspects of daily operations of our restaurants, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing and inventory control, handling and storage.

Our restaurants that sell beer and wine are also subject to “dram shop” laws, which allow a person to sue us if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages at one of our restaurants. A judgment against us under a dram shop law could exceed our liability insurance coverage policy limits and could result in substantial liability for us and have a material adverse effect on our profitability.

To the extent that governmental regulations impose material additional obligations on our suppliers, including, without limitation, regulations relating to the inspection or preparation of meat, food and other products used in our business, product availability could be limited and the prices that our suppliers charge us could increase. The costs of operating our restaurants may also increase if there are changes in laws and regulations such as those governing access for the disabled, including the Americans with Disabilities Act. If any of these costs increased and we were unable to offset the increase by increasing our menu prices or by other means, we would generate lower profits, which could have a material adverse effect on our business and results of operations. See “Business— Governmental regulation.”

We may be locked into long-term and non-cancelable leases that we want to cancel, and may be unable to renew leases that we want to extend at the end of their terms.

Many of our current leases are non-cancelable and typically have terms ranging from 15 to 20 years and renewal options for terms ranging from ten to 20 years. Leases that we enter into in the future likely will also be long-term and non-cancelable and have similar renewal options. If we close a restaurant, we may remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. As of June 1, 2004, we were responsible for lease payments at three closed restaurant locations. Additionally, the potential losses associated with our inability to cancel leases may result in our keeping open restaurant locations that are performing significantly below targeted levels. As a result, ongoing lease operations at closed or underperforming restaurant locations could impair our results of operations.

In addition, at the end of the lease term and any renewal period for a restaurant, we may be unable to renew the lease without substantial additional cost, if at all. As a result, we may be required to close or relocate a restaurant, which could subject us to construction and other costs and risks, and could have a material adverse effect on our business and results of operations.

Changing consumer preferences and discretionary spending patterns could have an adverse effect on our business.

Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. Factors such as traffic patterns, local demographics and the type, number and location of competing restaurants may adversely affect the performance of individual locations. In addition, inflation and increased food and energy costs may harm the restaurant industry in general and our locations in particular. Adverse changes in any of these factors could reduce consumer traffic or impose practical limits on pricing, which could harm our business. Our continued success will depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions.

The success of our restaurants is significantly influenced by the attractiveness and condition of our facilities. We periodically update the exterior and interior of our locations. If we temporarily close a restaurant for renovation, we will lose the revenue that the restaurant would otherwise receive had it remained open. In addition, renovated restaurants may also experience a significant reduction in revenue after they reopen if our existing customers change their dining habits as a result of the temporary closing of the restaurants.

In addition, our business may be adversely affected by laws restricting smoking in restaurants, particularly in areas where smoking is only allowed in restaurants that serve alcohol, since most of our restaurants do not serve alcohol. Adverse changes involving any of these factors could further reduce our guest traffic and impose practical limits on pricing, which could further reduce our revenues and operating income.

If we make acquisitions in the future, we may experience assimilation problems and dissipation of management resources, and we may need to incur additional indebtedness.

Our future growth may be a function, in part, of acquisitions of other restaurants. To the extent that we grow through acquisitions, we will face the operational and financial risks commonly encountered with that type of a strategy. We would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting our ongoing business, dissipating our limited management resources and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. Additionally, we may incur additional indebtedness to finance future acquisitions, as permitted under our new senior secured credit facility and our indenture, in which case we would also face certain financial risks associated with the incurrence of this indebtedness, such as reductions in our liquidity, access to capital markets and financial stability.

Any prolonged disruption in our pie manufacturing business could harm our business.

We operate three pie manufacturing plants which produce pies for Bakers Square and Village Inn as well as third-party customers that account for a portion of current production. Any prolonged disruption in the operations of any of these plants, whether as a result of technical or labor difficulties, destruction or damage to the facilities or other reasons, could result in increased costs and reduced revenues, and our relationships with third-party customers could be harmed.

We rely in part on our franchisees.

We rely in part on our Village Inn franchisees and the manner in which they operate their locations to develop, promote and operate our Village Inn business. Our Village Inn franchises generated revenues to us of $7.3 million during the 2003 fiscal year. Although we have developed criteria to evaluate and screen prospective franchisees, there can be no assurance that franchisees will have the business acumen or financial resources necessary to operate successful franchises in their franchise areas. The failure of franchisees to operate franchises successfully could have a material adverse effect on Village Inn’s reputation and its brands. While we try to ensure that the quality of the Village Inn brand is maintained by all of our franchisees, franchisees could take actions that adversely affect the value of our intellectual property or reputation.

We could face labor shortages that could slow our growth and increase our labor costs.

Our success depends in part upon our ability to attract, motivate and retain qualified employees, including restaurant managers, kitchen staff and servers, in quantities sufficient to keep pace with our expansion schedule and meet the needs of our existing restaurants. A sufficient number of qualified individuals of the requisite caliber to fill these positions may be in short supply in some areas. Additionally, competition for qualified employees could require us to pay higher wages, which could result in higher labor costs. Any future inability to recruit and retain qualified individuals may delay the planned openings of new restaurants and could adversely impact our existing restaurants. Any such delays, any material increases in employee turnover rates in existing restaurants or any widespread employee dissatisfaction could have a material adverse effect on our operations. Additionally, any labor disruption resulting from unionization efforts or otherwise could result in increased costs and reduced revenues. In 2003, employees at one of our pie manufacturing facilities conducted an election to unionize our workforce of 338 employees at that facility. This effort was unsuccessful; however, future unionization efforts could result in our being subject to collective bargaining agreements that are on terms that are not as economically attractive as our current arrangements with our employees.

Changes in employment laws may adversely affect our business.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime and tip credits, working conditions, unemployment tax rates, workers’ compensation rates and citizenship requirements. Significant additional government-imposed increases in the following areas could materially affect our results of operations:

•	minimum wages;

•	mandated health benefits;

•	paid leaves of absence;

•	tax reporting; or

•	revisions in the tax payment requirements for employees who receive gratuities.

We may not be able to protect our trademarks, service marks, logos and other proprietary rights.

We believe that our trademarks, service marks, logos and other proprietary rights are important to our success and our competitive position. Accordingly, we protect our trademarks, service marks, logos and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products and concepts by others or to prevent others from claiming violations of their trademarks, service marks, logos and proprietary rights by us. In addition, our intellectual property rights may not have the value that we believe they have. If we are unsuccessful in protecting our intellectual property rights, or if another party prevails in litigation against us relating to our intellectual property rights, we may incur significant costs and may be required to change certain aspects of our operations.

We face risks associated with environmental laws.

We are subject to federal, state and local laws, regulations and ordinances that:

•	govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes; and

•	impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials.

In particular, under applicable environmental laws, we may be responsible for remediation of environmental conditions and may be subject to associated liabilities resulting from lawsuits brought by private litigants, relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. Some of our properties are located on or adjacent to sites that we know or suspect to have been used by prior owners or operators as retail gas stations or industrial facilities. Such properties previously contained underground storage tanks, and some of these properties may currently contain abandoned underground storage tanks. It is possible that petroleum products and other contaminants may have been released at or migrated beneath our properties into or through the soil or groundwater. Under applicable federal and state environmental laws, we, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any contamination. If we are found liable for the costs of remediation of contamination at any of these properties, our operating expenses would likely increase and our operating results would be materially adversely affected. Environmental conditions relating to our prior, existing or future restaurants or restaurant sites could have a material adverse effect on our business and results of operations.

We depend on the services of key executives, the loss of whom could materially harm our business.

Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. See “Management.”

We are controlled by affiliates of Wind Point, and their interests as equity holders may conflict with your interests as a creditor.

As a result of their control of VI Acquisition Corp., which is our parent, investment funds affiliated with Wind Point have the power to elect a majority of our directors, to appoint members of management, to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, acquisitions or sales of all or substantially all of our assets, and to direct our operations.

The interests of Wind Point may not in all cases be aligned with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Wind Point as a holder of equity might conflict with your interests as a holder of the notes. Wind Point also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to you, as holders of the notes.

We have only one independent director (as defined under the federal securities laws) on our Board of Directors and, as a result, our Board of Directors and Audit Committee have not met, and do not meet, the standard “independence” requirements that would be applicable if our equity securities were traded on the Nasdaq National Market or the New York Stock Exchange.

Risks related to our indebtedness

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Forward-looking statements” and “Management’s discussion and analysis of financial condition and results of operations— Liquidity and capital resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including our working capital facility and the indenture, may restrict us from adopting some or all of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The new senior secured credit facility and the indenture restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of other indebtedness” and “Description of notes.”

Restrictive covenants may adversely affect us.

The indenture governing the notes contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur additional debt, provide guarantees in respect of obligations of other persons or issue redeemable preferred stock;

•	pay dividends or repurchase capital stock or subordinated debt;

•	make some types of investments;

•	incur liens;

•	engage in sale-leaseback transactions;

•	restrict dividends, distributions or other payments from our subsidiaries;

•	sell our assets or the assets or capital stock of our subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	enter into new lines of business; or

•	otherwise conduct necessary corporate activities.

In addition, our new senior secured credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our new senior secured credit facility and/or the notes. Upon the occurrence of an event of default under our new senior secured credit facility, the lenders could elect to declare all amounts outstanding under our new senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our new senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our new senior secured credit facility. If the lenders under our new senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our new senior secured credit facility and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of other indebtedness.”

Borrowings under our new senior secured credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our new senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and our new senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness, including our new senior secured credit facility and our indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our new senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines we may in the future need to obtain waivers from the required lenders under our new senior secured credit facility to avoid being in default. If we breach our covenants under our new senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our new senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of other indebtedness” and “Description of notes.”

The notes and the guarantees are effectively subordinate to all of our secured debt, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes and the guarantees.

The notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are effectively subordinate to all our and our guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of April 15, 2004, we had approximately $15.0 million of secured indebtedness (all of which is indebtedness under our new senior secured credit facility and which does not include availability of $30.0 million under the new senior secured revolving credit facility and $3.9 million of capitalized lease obligations), and our guarantors had no secured indebtedness (other than guarantees of our indebtedness under our new senior secured credit facility). In addition, the indenture governing the notes will, subject to some limitations, permit us to incur additional secured indebtedness, and your exchange notes will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets. Likewise, because our new senior secured credit facility is a secured obligation, our failure to comply with the terms of the new senior secured credit facility would entitle those lenders to declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets which serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes will have a similar ranking with respect to secured and unsecured senior indebtedness of our guarantors as the notes do with respect to our secured and unsecured senior indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, together with any accrued and unpaid interest and additional interest, if any, from the date of purchase of the notes. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our new senior secured credit facility or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our new senior secured credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the new senior secured credit facility. Our new senior secured credit facility also provides that the events that constitute a change of control under the indenture may constitute a default that permits our lenders to accelerate the maturity of borrowings thereunder, and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture which would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of other indebtedness” and “Description of notes— Change of Control.”

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our guarantors may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our guarantors from doing so. If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our new senior secured revolving credit facility provides commitments up to $30.0 million. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and our guarantors now face could increase.

There are restrictions on your ability to transfer or resell the notes without registration under applicable securities laws.

The original notes were offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. Therefore, you may transfer or resell the original notes in the United States only in a transaction registered under or exempt from the registration requirements of the U.S. and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. We are obligated to use our reasonable best efforts to commence an offer to exchange the original notes for equivalent notes registered under U.S. securities laws or, in certain circumstances, register the reoffer and resale of the original notes under U.S. securities laws. The Securities and Exchange Commission, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. See “Exchange offer; registration rights” and “Transfer restrictions.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange, although we expect that they will be eligible for trading in the PORTAL market. The initial purchasers have advised us that they intend to make a market in the original notes, and the exchange notes, if issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the original notes or the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the original notes or exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the original notes or exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the original notes or exchange notes may trade at a discount from their initial offering price, depending upon the number of holders of notes, the interest of securities dealers in making a market in the notes, prevailing interest rates, the market for similar notes, our performance, our ability to complete the offer to exchange the original notes for the exchange notes and other factors.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

The exchange offer

Purpose and effect of the exchange offer

In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to file and use our best efforts to cause to become effective with the Securities and Exchange Commission a registration statement with respect to the exchange of the original notes for the exchange notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Unless the context requires otherwise, the term “holder” means any person in whose name original notes are registered on the books of VICORP Restaurants, Inc. or any other person who has obtained a properly completed bond power from the registered holder, or any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as a holder of original notes (which, for purposes of the exchange offer, include beneficial interests in the original notes held by direct or indirect participants in DTC and original notes held in definitive form).

By tendering original notes in exchange for exchange notes, each holder represents to us that:

•	any exchange notes to be received by such holder are being acquired in the ordinary course of such holder’s business;

•	such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes;

•	such holder is not an “affiliate” of VICORP Restaurants, Inc. (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered original notes;

•	we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances; and

•	the original notes tendered for exchange are not subject to any adverse claims or proxies.

Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the original notes tendered pursuant to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of the securities or blue sky laws of that jurisdiction.

Terms of the exchange offer

We hereby offer, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of original notes, properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their original notes in whole or in part in integral multiples of $1,000 principal amount.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that:

•	the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the original notes; and

•	holders of exchange notes will not be entitled to some of the rights of holders of the original notes under the registration rights agreement.

The exchange notes evidence the same indebtedness as and replace the original notes, and will be issued pursuant to, and entitled to the benefits of, the indenture.

The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date or, as described under the heading “—Conditions to the exchange offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $126,530,000 principal amount of original notes is outstanding.

Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. See the section “Risk factors— You are responsible for compliance with exchange offer procedures.”

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

Holders who tender original notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in connection with the exchange offer. We will pay all charges and expenses, other than specified applicable taxes. See the heading “—Fees and expenses.”

We make no recommendation to the holders of original notes as to whether to tender or refrain from tendering all or any portion of their original notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of original notes must make their own decision as to whether to tender pursuant to the exchange offer, and, if so, the aggregate amount of original notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their financial positions and requirements.

Expiration date; extensions; amendments

The expiration date shall be 5:00 p.m., New York City time, on September 14, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the original notes for exchange;

•	to terminate the exchange offer (whether or not any original notes have already been accepted for exchange) if we determine, in our sole discretion, that any of the events or conditions referred to under the heading “—Conditions to the exchange offer” has occurred or exists or has not been satisfied;

•	to extend the expiration date and retain all original notes tendered pursuant to the exchange offer, subject, however, to the right of holders of the original notes to withdraw their tendered original notes as described under the heading “—Withdrawal rights”; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If we amend the exchange offer in a manner that we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected original notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for exchange and issuance of exchange notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for original notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under the heading “—Withdrawal rights”) promptly after the expiration date.

In all cases, delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC;

•	the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when original notes or book-entry confirmations with respect to original notes and other required documents are received by the exchange agent. The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) of our acceptance of such original notes for exchange pursuant to the exchange offer. Our acceptance for exchange of original notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered original notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of original notes), or we extend the exchange offer or are unable to accept for exchange or exchange original notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the heading “—Withdrawal rights.”

Procedures for tendering original notes

Valid tender

Except as set forth below, in order for original notes to be validly tendered pursuant to the exchange offer, either:

•	a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message instead of the letter of transmittal, and any other required documents, must be received by the exchange agent at the address set forth under the heading “—Exchange agent” prior to the expiration date, and tendered original notes must be received by the exchange agent, or such original notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date; or

•	the guaranteed delivery procedures set forth below must be complied with.

If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person’s authority to so act must also be submitted.

Any beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

The method of delivery of original notes, the letter of transmittal, agent’s messages and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal, agent’s messages or original notes should be sent to VICORP Restaurants, Inc. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the applicable original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfers. However, although delivery of original notes may be effected by book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees, or an agent’s message instead of the letter of transmittal, and any other required documents must in any case be delivered to and received by the exchange agent at its address set forth under the heading “—Exchange agent” prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature guarantees

Original notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless: (1) the original notes are registered in a name other than that of the person surrendering the certificate; or (2) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal.

In the case of (1) or (2) above, original notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency or (e) a savings association that is a participant in a Securities Transfer Association.

Guaranteed delivery procedures

If a holder desires to tender original notes pursuant to the exchange offer and the certificates for such original notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such original notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	such tenders are made by or through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of original notes and the amount of original notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent. The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	all tendered original notes (or book-entry confirmation), in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of validity

All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered original notes will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the right, in our sole discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under the heading “—Conditions to the exchange offer” or any defect or irregularity in any tender of original notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of original notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of VICORP Restaurants, Inc., any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of the exchange notes

Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in the no-action letters Exxon Capital Holding Corp. (available May 13, 1988), Morgan Stanley & Co. (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that holders of original notes who exchange their original notes for exchange notes may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired original notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that (1) are acquired in the ordinary course of a holder’s business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes and (3) such holder is not an “affiliate” of VICORP Restaurants, Inc. The staff of the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes under the exchange offer, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See the section “Plan of distribution.”

Withdrawal rights

Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to the expiration date of the exchange offer. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the exchange agent at its address set forth under the heading “—Exchange agent” prior to the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the original notes to be withdrawn, and (if such original notes have been tendered) the name of the registered holder of the original notes as set forth on the original notes, if different from that of the person who tendered such original notes. If certificates for original notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of original notes tendered for the account of an eligible guarantor institution. If original notes have been tendered pursuant to the procedures for book-entry transfer set forth under the heading “—Procedures for tendering original notes,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of original notes may not be rescinded. Original notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under the heading “—Procedures for tendering original notes.”

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither VICORP Restaurants, Inc., any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any original notes that have been tendered but that are withdrawn will be returned to the holder promptly after withdrawal.

Conditions to the exchange offer

If any of the following conditions has occurred or exists or has not been satisfied, as the case may be, prior to the expiration date, we will not be required to accept for exchange any original notes and will not be required to issue exchange notes in exchange for any original notes:

•	a change in the current interpretation by the staff of the Securities and Exchange Commission that permits resale of exchange notes as described above under the heading “—Resales of the exchange notes;”

•	the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the adoption or enactment of any law, statute, rule or regulation that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the issuance of a stop order by the Securities and Exchange Commission, any state securities authority or any gaming or racing authority suspending the effectiveness of the registration statement, or proceedings for that purpose;

•	failure to obtain any governmental approval that we consider necessary for the consummation of the exchange offer as contemplated hereby; or

•	any change or development involving a prospective change in our business or financial affairs that we think might materially impair our ability to proceed with the exchange offer.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, as the case may be, at any time prior to the expiration date, we may, subject to applicable law, at any time and from time to time, terminate the exchange offer (whether or not any original notes have already been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange agent

Wells Fargo Bank, National Association has been appointed as the exchange agent. Delivery of the letter of transmittal, agent’s messages and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal, agent’s messages or notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By facsimile (for eligible guarantor institutions only):

612-667-4927

Confirm by telephone:

800-344-5128

By registered & certified mail:	By regular mail or overnight couriers:	In person by hand only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
MAC#N9303-121	MAC#N9303-121	608 Second Avenue South
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations, 12th Floor
P.O. Box 1517	6th & Marquette Avenue	Minneapolis, MN 55402
Minneapolis, MN 55480-1517	Minneapolis, MN 55479

Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original notes, and in handling or tendering for their customers.

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

Use of proceeds

The exchange offer is intended to satisfy certain obligations of VICORP Restaurants, Inc. under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes or the closing of the exchange offer.

In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange an equal number of original notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except as otherwise described in the section “The exchange offer” under the heading “Terms of the exchange offer.” The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.

The net proceeds of the offering of the original notes were used, together with term loan borrowings under our new senior secured credit facility, to repay outstanding indebtedness under our prior term loans and mezzanine debt, pay certain fees and expenses related to the offering and for general corporate purposes.

The following table sets forth the sources and uses of funds for the refinancing transaction consummated on April 14, 2004.

(In millions)
Sources		Uses

Revolving credit facility(1)	$—	Repayment of prior debt	$131.8
Term loan facility	15.0	Transaction fees and expenses(2)	8.0
10 1/2% notes	125.0	General corporate purposes	0.2

Total sources	$140.0	Total uses	$140.0

(1)	Does not include up to $10.5 million of outstanding letters of credit that were issued under the new senior secured revolving credit facility. We have the ability to borrow under the new senior secured revolving credit facility the lesser of (a) $30.0 million and (b) 1.2 times trailing twelve months Adjusted EBITDA (as defined in the new senior secured credit facility) minus the original principal amount of the new senior secured term loan. Our new senior secured revolving credit facility will have a $15.0 million sublimit for letters of credit. As of April 15, 2004, our borrowing base would have supported $30.0 million of borrowings.

(2)	The fees and expenses include the prepayment penalty on $46.1 million aggregate principal amount of mezzanine debt that was refinanced on April 14, 2004 (including $1.1 million of accrued payment-in-kind interest), the initial purchasers’ discount and legal and accounting fees. These fees and expenses also include approximately $0.3 million payable to Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. under our professional services agreement, which amount represents a deferral of a portion of the transaction fee payable to Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. in connection with the June 2003 acquisition. See “Certain relationships and related party transactions.”

In addition to the fees and expenses described above, we incurred $4.4 million of noncash write-offs of unamortized debt financing costs in the second fiscal quarter of 2004 related to debt that was repaid in connection with the refinancing.

Capitalization

The following table sets forth our actual capitalization as of April 15, 2004. This table should be read in conjunction with “Use of proceeds,” “Selected financial data,” “Management’s discussion and analysis of financial condition and results of operations” and with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(In thousands)	At April 15, 2004

Current maturities of long-term debt and capitalized lease obligations	$308

Long-term debt:
Principal amount of notes	$126,530
Original issue discount of notes	(1,530)
New senior secured credit facility:(1)
Revolver	—
Term loan	15,000
Capitalized lease obligations	3,637

Total long-term debt (excluding current maturities of long-term debt and capitalized lease obligations)	143,637
Stock subject to redemption(2)	1,063
Stockholders’ equity:
Common stock	—
Preferred stock	75,675
Paid-in capital	2,426
Treasury stock	(1,004)
Accumulated deficit	(5,828)

Total stockholders’ equity	71,269

Total capitalization	$215,969

(1)	Our new senior secured credit facility consists of a $15.0 million term loan and a $30.0 million revolving credit facility, with a $15.0 million sublimit for letters of credit. On April 15, 2004, we had issued letters of credit aggregating $10.5 million and had no borrowings outstanding under the senior secured revolving credit facility. The senior secured revolving credit facility permits borrowings equal to the lesser of (a) $30.0 million and (b) 1.2 times trailing twelve months Adjusted EBITDA (as defined in the senior secured credit agreement) minus the original principal amount of the new senior secured term loan. Under this formula, as of April 15, 2004, we had the ability to borrow the full $30 million, less the amount of outstanding letters of credit, under the senior secured revolving credit facility. The amounts set forth in the table above exclude the face amount of $10.5 million of outstanding letters of credit, which reduce available borrowings under our new senior secured revolving credit facility.

(2)	Shares of common and preferred stock held by members of management subject to redemption upon death at the option of the stockholder’s estate. Pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, we are required to classify these shares as mezzanine equity.

Unaudited pro forma

combined and consolidated financial data

The following unaudited pro forma combined and consolidated financial data have been prepared to give effect to the acquisition of Midway Investors Holdings Inc. by VI Acquisition Corp. on June 14, 2003. This unaudited pro forma combined and consolidated financial data is presented for informational purposes only and does not purport to be indicative of the results of operations for future periods or the results that actually would have been realized had the June 2003 acquisition been completed on the first day of the period presented.

We accounted for the June 2003 acquisition using the purchase method of accounting. We have allocated the total purchase price to the assets and liabilities of our predecessor company based on estimates of their fair values by independent valuation specialists assisting us in determining the fair value of intangible assets.

The historical consolidated financial statements of Midway Investors Holdings Inc. reflect the results of operations of the predecessor company for the period from October 28, 2002 through June 13, 2003. The unaudited pro forma combined and consolidated statements of operations give effect to the June 2003 acquisition as if such transaction had occurred at October 28, 2002.

The unaudited pro forma combined and consolidated financial data, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, our historical consolidated financial statements and the historical consolidated financial statements of our predecessor companies and the notes thereto included elsewhere in this prospectus and the information set forth in “Management’s discussion and analysis of financial condition and results of operations.”

Unaudited pro forma

combined and consolidated financial data
fiscal year ended October 26, 2003

	Predecessor	Successor
	period from	period from				Pro forma for
	October 28,	June 14,		Adjustments		the fiscal year
	2002 to	2003 to		for the		ended
	June 13,	October 26,		June 2003		October 26,
(In thousands)	2003	2003	Subtotal	acquisition		2003

Revenues:
Restaurant operations	$243,157	$138,696	$381,853	$—		$381,853
Franchise operations	4,513	2,830	7,343			7,343

	247,670	141,526	389,196	—		389,196
Costs and expenses:
Restaurant costs:
Food	66,186	37,219	103,405	—		103,405
Labor	79,016	45,500	124,516	—		124,516
Other operating expenses	65,629	40,531	106,160	1,391	(1)	107,551
Franchise operating expenses	2,648	1,946	4,594	(76	)(2)	4,518
General and administrative expenses	16,629	9,447	26,076	—		26,076
Transaction expenses	9,436	1,226	10,662	(9,485	)(3)	1,177
Management fees	674	185	859			859

	240,218	136,054	376,272	(8,170)		368,102

Operating profit	7,452	5,472	12,924	8,170		21,094
Interest expense	(5,550)	(5,330)	(10,880)	(1,823	)(4)	(12,703)
Debt extinguishment costs	(6,516)	—	(6,516)	6,516	(5)	—
Other income, net	433	147	580	—		580

Income (loss) before income taxes	(4,181)	289	(3,892)	12,863		8,971
Provision for income taxes (benefit)	(1,986)	(280)	(2,266)	5,132	(6)	2,866

Net income (loss)	(2,195)	569	(1,626)	7,731		6,105
Preferred stock dividends and accretion	(2,260)	(2,627)	(4,887)	(2,079	)(7)	(6,966)

Net income (loss) attributable to common stockholders	$(4,455)	$(2,058)	$(6,513)	$5,652		$(861)

See accompanying notes to unaudited pro forma combined and consolidated financial data.

Notes to unaudited pro forma combined and consolidated financial data:

(1) Reflects the adjustment to other operating expenses as follows:

Fiscal year ended
(In thousands)	October 26, 2003

Depreciation of fixed assets(a)	$70
Sale-leaseback related operating expenses, net(b)	598
Amortization of fair market value rent expense(c)	723

$1,391

(a)	Reflects the net increase in depreciation expense resulting from fair value adjustments to property and equipment.

(b)	Reflects the additional rent expense resulting from operating leases entered into in connection with the sale-leaseback transaction used to partially finance the June 2003 acquisition, net of depreciation expense of the assets sold.

(c)	At the date of the June 2003 acquisition, rents payable under leases were revalued to their fair market value. Amount represents the increase in expense as a result of the amortization of this purchase accounting adjustment.

(2)	At the date of the June 2003 acquisition, the estimated value of franchise rights was established and is being amortized over the terms of the franchise agreements. The adjustment represents the amortization expense of the franchise rights under the new basis less the franchise rights amortization previously reflected in the predecessor financial statements.

(3) Reflects the adjustment to transaction expenses as follows:

Fiscal year ended
(In thousands)	October 26, 2003

Employment contract termination and stock compensation(a)	$5,574
Legal, accounting and other professional fees(b)	3,911

$9,485

(a)	At the date of the June 2003 acquisition, compensation was paid to former executives to cancel existing employment contracts. Additionally, common stock purchased by employees through the exercise of stock options was repurchased by the predecessor in connection with the acquisition.

(b)	The predecessor company incurred legal, accounting and professional fees in connection with marketing itself for sale and the closing of the acquisition. We made severance payments totaling $1.2 million, primarily related to our former chief executive officer, pursuant to contractual provisions triggered by the June 2003 acquisition. These payments were not eliminated in the pro forma adjustments given that, although the departure of the executives was a result of the transaction, it was not contemplated at the date of the transaction.

(4)	Reflects the adjustment to interest expense in connection with the June 2003 acquisition as follows:

Fiscal year ended
(In thousands)	October 26, 2003

VI Acquisition Corp.
Prior senior secured credit facility:(a)
Revolving credit facility	$152
Term A loan	1,397
Term B loan	1,354
Subordinated debt	4,500
Midway Investors Holdings Inc.
Senior secured credit facility:
Term A loan	(1,355)
Term B loan	(1,536)
Interest rate swap expense(b)	(1,225)
Subordinated debt	(1,594)
Mortgage loan obligations	(155)

1,538

Amortization of deferred debt financing costs, net(c)	285

$1,823

(a)	Reflects pro forma interest expense resulting from the June 2003 capital structure based on an assumed LIBOR rate of 1.15%, net of the historical interest costs of debt repaid in connection with the June 2003 acquisition.

(b)	In connection with the June 2003 acquisition, we terminated an interest rate swap agreement relating to borrowings bearing floating interest rates under Midway Investors Holdings Inc.’s senior credit agreement.

(c)	Reflects the pro forma amortization of deferred debt financing costs capitalized from the June 2003 capital structure, net of the amortization of deferred financing costs related to debt repaid in connection with the June 2003 acquisition.

(5) Reflects the adjustment to debt extinguishment costs as follows:

Fiscal year ended
(In thousands)	October 26, 2003

Debt prepayment penalties	$1,298
Write-off of deferred debt financing costs	3,322
Derivative termination(a)	1,896

$6,516

(a)	Reflects the termination of the derivative which hedged the indebtedness of Midway Investors Holdings Inc. in connection with the June 2003 acquisition.

(6)	Reflects the pro forma tax effect of the above adjustments at the combined statutory federal and state tax rate of 39.9%.

(7)	Until the June 14, 2003 acquisition, Midway Investors Holdings Inc. had outstanding preferred stock with a $36.0 million liquidation preference that accrued dividends at a rate of 8.94% per annum. In connection with the June 2003 acquisition, Midway Investors Holdings Inc. redeemed all of these preferred shares, and we issued new shares of VI Acquisition Corp.’s preferred stock. These new preferred shares have a redemption value of $69.7 million and began accruing and compounding dividends at a rate of 10% per annum at issuance. Adjustments to reflect the redemption of the Midway Investors Holdings Inc. preferred stock and issuance of our preferred stock are as follows:

Fiscal year ended
(In thousands)	October 26, 2003

Accrued dividends on preferred shares of:
VI Acquisition Corp.	$4,339
Midway Investors Holdings Inc.	(2,260)

$2,079

Selected financial data

The table below presents selected historical consolidated financial data. The selected historical consolidated financial data for, and as of the end of, the periods from October 30, 2000 to May 13, 2001, from May 14, 2001 to October 28, 2001, the fiscal year ended October 27, 2002, and the periods from October 28, 2002 to June 13, 2003 and June 14, 2003 to October 26, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data for the fiscal year ended October 31, 1999 and October 29, 2000 have been derived from our audited consolidated financial statements for those years which are not included in this prospectus. The selected historical financial data presented below for, and at the end of, the twenty-four week fiscal periods ended April 13, 2003 and April 15, 2004 have been derived from our unaudited consolidated financial statements as of that date and for those periods, included elsewhere in this prospectus. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim periods have been included. Results for the twenty-four week fiscal period ended April 15, 2004 is not necessarily indicative of results to be expected for the full year or any future period.

On May 14, 2001, Midway Investors Holdings Inc. purchased VICORP Restaurants, Inc., which was a publicly-owned company prior to the acquisition. On June 14, 2003, VI Acquisition Corp. purchased Midway Investors Holdings Inc. Neither of these holding companies has had any independent operations, and consequently the consolidated statements of operations of VI Acquisition Corp. and Midway Investors Holdings Inc. are substantially equivalent to those of the issuer of the notes. However, as a result of applying the required purchase accounting rules to these acquisitions, our financial statements for periods following the transactions were significantly affected. The application of purchase accounting rules required us to revalue our assets and liabilities at the two respective acquisition dates which resulted in different accounting bases being applied in different periods. As a result of these changes, the summary financial information presented below relate to the entity specified below for the following periods:

October 30, 2000 to May 13, 2001	VICORP Restaurants, Inc.
May 14, 2001 to October 28, 2001	Midway Investors Holdings Inc.
Fiscal year ended October 27, 2002	Midway Investors Holdings Inc.
October 28, 2002 to June 13, 2003	Midway Investors Holdings Inc.
June 14, 2003 to October 26, 2003	VI Acquisition Corp.
Twenty-four week fiscal period ended April 13, 2003	Midway Investors Holdings Inc.
Twenty-four week fiscal period ended April 15, 2004	VI Acquisition Corp.

The following data should be read in conjunction with “Unaudited pro forma combined and consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Midway
VI	Investors	VI
Acquisition	Holdings	Acquisition
VICORP Restaurants, Inc.	Midway Investors Holdings Inc.	Corp.	Inc.	Corp.

Period from	Period from	Period from	Period from	Twenty-four	Twenty-four
Fiscal year	Fiscal year	October 30,	May 14,	Fiscal year	October 28,	June 14,	weeks	weeks
ended	ended	2000 to	2001 to	ended	2002 to	2003 to	ended	ended
October 31,	October 29,	May 13,	October 28,	October 27,	June 13,	October 26,	April 13,	April 15,
(In thousands)	1999	2000	2001	2001	2002	2003	2003	2003	2004

Income statement data:
Revenues:
Restaurant operations	$354,717	$367,397	$203,494	$170,326	$377,630	$243,157	$138,696	$178,352	$191,390
Franchise operations	4,561	8,629	4,453	3,817	7,295	4,513	2,830	3,427	2,455

Total revenues	359,278	376,026	207,947	174,143	384,925	247,670	141,526	181,779	193,845
Cost and expenses:
Restaurant costs:
Food	106,991	109,496	60,423	49,319	104,298	66,186	37,219	48,696	52,095
Labor	116,571	121,109	66,359	56,388	122,850	79,016	45,500	57,941	60,299
Other operating expenses(1)	86,551	89,099	50,455	45,850	100,002	65,629	40,531	48,455	54,564
Franchise operating expenses	1,296	5,308	2,476	2,766	4,591	2,648	1,946	2,086	1,300
General and administrative expenses	28,992	27,366	15,049	12,344	27,598	17,303	9,632	13,108	12,624
Goodwill amortization(2)	—	—	—	462	—	—	—	—	—
Impairment of assets and site closing costs	746	—	—	—	—	—	—	—	—
Transaction expenses(3)	—	—	15,993	—	279	9,436	1,226	472	45

Operating profit (loss)	18,131	23,648	(2,808)	7,014	25,307	7,452	5,472	11,021	12,918
Interest expense	1,012	817	292	4,524	9,786	5,550	5,330	4,095	6,551
Debt extinguishment costs(3)	—	—	—	—	—	6,516	—	—	6,856
Other income, net	1,422	494	102	625	787	433	147	336	49

Income (loss) before income taxes	18,541	23,325	(2,998)	3,115	16,308	(4,181)	289	7,262	(440)
Provision for income taxes (benefit)	1,214	8,654	(2,316)	233	5,779	(1,986)	(280)	2,542	(136)

Net income (loss)	$17,327	$14,671	$(682)	$2,882	$10,529	$(2,195)	$569	$4,720	$(304)
Balance sheet data (at end of period):
Cash and cash equivalents	$28,094	$1,003	$11,510	$5,568	$16,021	$9,036	$460	$16,256	$2,110
Working capital(4)	10,255	(21,585)	(10,600)	(27,954)	(14,797)	(61,150)	(26,949)	(17,553)	(16,496)
Total assets	223,178	195,213	196,120	187,384	193,850	186,658	272,475	191,902	271,443
Total debt(5)	6,170	4,740	3,272	97,351	95,088	83,974	146,516	86,899	143,946
Total stockholders’ equity	151,848	126,697	134,987	38,221	48,836	9,915	70,679	53,181	71,269
Cash flow and other financial data:
Adjusted EBITDA(6)	39,946	42,022	23,043	15,831	41,695	26,795	12,473	18,475	20,272
Net rent expense:(7)
Net rent expense, less amortization of rent-related purchase accounting adjustments	13,138	15,351	8,643	11,003	23,922	15,788	10,150	11,624	13,536
Amortization of rent-related purchase accounting adjustments	—	—	—	(139)	(301)	(222)	322	(154)	391
Capital expenditures(8)	32,996	27,064	6,929	4,265	10,599	9,904	10,845	7,727	5,804
Depreciation and amortization	19,647	17,880	9,756	8,331	15,330	8,948	5,306	6,595	6,645
Cash flow from operating activities	31,908	38,259	18,346	(6,361)	29,119	12,203	1,943	18,399	15,099
Cash flow from investing activities	(1,954)	(24,099)	(6,870)	(120,631)	(10,278)	(11,041)	(139,870)	(9,335)	(5,739)
Cash flow from financing activities	(4,526)	(41,251)	(969)	121,050	(8,388)	(8,147)	129,351	(8,829)	(7,710)
Ratio data:
Ratio of earnings to fixed charges(9)	3.9	x	4.3	x	0.2	x	1.4	x	1.0	x	0.8	x	1.0	x	2.5	x	1.8	x
Ratio of total debt to Adjusted EBITDA	0.2	x	0.1	x	2.5	x	4.7	x	7.1	x
Ratio of Adjusted EBITDA to interest expense	3.5	x	4.3	x	4.8	x	2.3	x	4.5	x	3.1	x
Operating data:
Village Inn company-operated locations (at end of period)	102	107	108	109	109	117	118	116	119
Bakers Square company-operated locations (at end of period)	150	149	150	147	148	148	149	148	150
Village Inn franchised locations (at end of period)	116	115	116	115	115	106	105	105	104
Change in same unit sales— Village Inn	0.9%	1.9%	0.4%	(0.9)%	0.2%	(0.2)%	0.4%	(0.4)%	2.9%
Change in same unit sales— Bakers Square	4.6%	1.7%	(0.6)%	(0.1)%	1.8%	(1.3)%	(4.7)%	(1.2)%	1.2%
Change in total same unit sales	3.2%	1.8%	(0.2)%	(0.4)%	1.1%	(0.8)%	(2.6)%	(0.8)%	1.9%

(1)	Other operating expense consists primarily of rent, utilities, depreciation and marketing expenses.

(2)	We adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective in fiscal 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. We completed our transitional goodwill impairment evaluation and our first annual impairment evaluation in Fiscal 2002 and determined that no impairment of goodwill was necessary.

(3)	We incurred various expenses directly related to the May 2001 and June 2003 acquisitions of the predecessor companies. The components of the transaction expenses are as follows:

								Midway
							VI	Investors	VI
							Acquisition	Holdings	Acquisition
	VICORP Restaurants, Inc.			Midway Investors Holdings Inc.			Corp.	Inc.	Corp.

			Period from	Period from		Period from	Period from	Twenty-four	Twenty-four
	Fiscal year	Fiscal year	October 30,	May 14,	Fiscal year	October 28,	June 14,	weeks	weeks
	ended	ended	2000 to	2001 to	ended	2002 to	2003 to	ended	ended
	October 31,	October 29,	May 13,	October 28,	October 27,	June 13,	October 26,	April 13,	April 15,
(In thousands)	1999	2000	2001	2001	2002	2003	2003	2003	2004

Transaction expenses:
Employment contract termination and stock compensation(a)	$—	$—	$6,018	$—	$—	$5,574	$—	$—	$—
Legal, accounting and other professional fees	—	—	1,675	—	279	3,862	49	472	45
Severance costs(b)	—	—	—	—	—	—	1,177	—	—
Legal settlements(c)	—	—	8,300	—	—	—	—	—	—

Total transaction expenses	$—	$—	$15,993	$—	$279	$9,436	$1,226	472	$45

Debt extinguishment costs:(d)(e)
Debt prepayment penalties	$—	$—	$—	$—	$—	$1,298	$—	$—	$2,305
Write-off of deferred debt financing costs	—	—	—	—	—	3,322	—	—	4,344
Derivative termination	—	—	—	—	—	1,896	—	—	207

Total debt extinguishment costs	$—	$—	$—	$—	$—	$6,516	$—	$—	$6,856

(a)	We recognized $6.0 million of compensation expense associated with the exercise of stock options in connection with the May 2001 acquisition. In connection with the June 2003 acquisition we paid senior employees a total of $2.1 million to terminate their existing employment contracts and recognized $3.5 million of compensation expense associated with the exercise of stock options.

(b)	We made severance payments totaling $1.2 million, primarily related to our former chief executive officer, pursuant to contractual provisions triggered by the June 2003 acquisition.

(c)	We settled two class-action legal claims and one individual labor-related legal claim for $8.9 million, offset by $0.6 million of insurance proceeds received in respect of those claims, as a condition to the May 2001 acquisition.

(d)	In connection with the June 2003 acquisition, we incurred $6.5 million of debt extinguishment costs, including prepayment penalties of $1.3 million relating to the prepayment of existing debt, $3.3 million of noncash write-offs of unamortized deferred debt financing costs related to existing credit facilities and $1.9 million of costs related to terminating interest rate swaps effected to hedge interest rate risk on existing debt.

(e)	In connection with the April 2004 refinancing, we incurred $6.9 million of debt extinguishment costs, including prepayment penalties of $2.3 million, $4.4 million of noncash write-offs of unamortized deferred financing costs and $0.2 million of costs relating to terminating interest rate swaps.

(4) Working capital is defined as current assets less current liabilities.

(5) Total debt at the end of each of the periods presented represents the following:

VICORP Restaurants, Inc.— Capital lease obligations and other long-term debt;

Midway Investors Holdings Inc.— Term loan and revolving borrowings outstanding under a senior secured credit facility, subordinated debt (net of original issue discounts), capital lease obligations and redeemable preferred stock; and VI Acquisition Corp. (historical)— Term loan and revolving borrowings under our prior senior secured credit facility, subordinated debt (net of original issue discounts), capital lease obligations and a letter of credit secured by our capital stock.

VI Acquisition Corp. (pro forma)— Term loan and revolving borrowings under our new senior secured credit facility, the notes and capital lease obligations.

(6)	EBITDA represents net income (loss) before interest expense, income taxes, depreciation on property plant and equipment and amortization for deferred debt financing costs and original issue discount. Adjusted EBITDA excludes the transaction expenses and debt extinguishment costs discussed above in footnote 3, noncash compensation costs related to option issuances, and noncash impairment expense and amortization of rent-related purchase accounting adjustments. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flow from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about certain unusual items that we do not expect to incur in the future and certain noncash items.

The following table reconciles EBITDA and Adjusted EBITDA to net income.

								Midway
							VI	Investors	VI
							Acquisition	Holdings	Acquisition
	VICORP Restaurants, Inc.			Midway Investors Holdings Inc.			Corp.	Inc.	Corp.

			Period from	Period from		Period from	Period from	Twenty-four	Twenty-four
	Fiscal year	Fiscal year	October 30,	May 14,	Fiscal year	October 28,	June 14,	weeks	weeks
	ended	ended	2000 to	2001 to	ended	2002 to	2003 to	ended	ended
	October 31,	October 29,	May 13,	October 28,	October 27,	June 13,	October 26,	April 13,	April 15,
(In thousands)	1999	2000	2001	2001	2002	2003	2003	2003	2004

Net income (loss)	$17,327	$14,671	$(682)	$2,882	$10,529	$(2,195)	$569	$4,720	$(304)
Provision for income taxes (benefit)	1,214	8,654	(2,316)	233	5,779	(1,986)	(280)	2,542	(136)
Interest expense	1,012	817	292	4,524	9,786	5,550	5,330	4,095	6,551
Depreciation and amortization	19,647	17,880	9,756	8,331	15,330	8,948	5,306	6,595	6,645

EBITDA	39,200	42,022	7,050	15,970	41,424	10,317	10,925	17,952	12,756
Transaction expenses	—	—	15,993	—	279	9,436	1,226	472	45
Debt extinguishment costs	—	—	—	—	—	6,516	—	—	6,856
Noncash compensation expense	—	—	—	—	293	652	—	205	202
Impairment expense	746	—	—	—	—	96	—	—	22
Amortization of rent-related purchase accounting adjustments(7)	—	—	—	(139)	(301)	(222)	322	(154)	391

Adjusted EBITDA	$39,946	$42,022	$23,043	$15,831	$41,695	$26,795	$12,473	$18,475	$20,272

(7)	Increases in net rent expense over the periods presented are primarily due to the sale-leaseback transactions that were entered into in connection with the May 14, 2001 acquisition of VICORP Restaurants, Inc., relating to 48 restaurants, and the June 14, 2003 acquisition of Midway Investors Holdings Inc., relating to ten restaurants. Net rent expense also includes the effects of recording the known escalations in our rent expense on a straight-line basis over the committed term of the lease. Additionally, net rent expense includes amortization of the fair market rent adjustments which we were required to recognize under purchase accounting at the time of each of the May 2001 and June 2003 acquisitions.

(8)	Capital expenditures include capital spent for new stores, remodeling projects, restaurant maintenance and corporate capital projects.

(9)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings before income taxes, plus fixed charges (excluding amortization of capitalized interest). Fixed charges include interest expense (including amortization of deferred debt financing costs), capitalized interest and the portion of operating rental expense, which management believes is representative of the interest component of rent expense.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under “Forward-looking statements” and under “Risk factors.” You should read the following discussion in conjunction with “Unaudited pro forma combined and consolidated financial data,” “Selected financial data” and our consolidated financial statements and notes appearing elsewhere in this prospectus. You should also read the following discussion in conjunction with the unaudited pro forma combined condensed financial data and notes appearing elsewhere in this prospectus.

Company profile

We operate family-dining restaurants under two well-recognized brands, Village Inn and Bakers Square. Our company, founded in 1958, had, as of June 1, 2004, 373 restaurants in 25 states, consisting of 269 company-operated restaurants and 104 franchised restaurants. We also produce premium pies at three strategically located facilities that we serve in our restaurants or sell to third parties.

Our Village Inn restaurants are known for serving fresh breakfast items throughout the day, and we have leveraged our breakfast heritage to include traditional American fare at lunch and dinner. Our Bakers Square restaurants have built upon the reputation of our signature pies to offer quality meals at breakfast, lunch and dinner. Our broad offering of affordable menu items is designed to appeal to a demographically diverse customer base, including families, senior citizens and other value-oriented diners.

The following table sets forth the changes to the number of company-operated and franchised restaurants for the periods presented below.

				Twenty-four	Twenty-four
				weeks	weeks
	Fiscal year			ended	ended
				April 13,	April 15,
(Units)	2001	2002	2003	2003	2004

Village Inn company-operated restaurants:
Beginning of period	107	109	109	109	118
Acquired from franchisee	—	—	8	8	—
Openings	3	—	2	—	2
Closings	(1)	—	(1)	(1)	(1)

End of period	109	109	118	116	119

Bakers Square company-operated restaurants:
Beginning of period	149	147	148	148	149
Openings	3	1	3	2	1
Closings	(5)	—	(2)	(2)	—

End of period	147	148	149	148	150

Total company-operated restaurants	256	257	267	264	269

Village Inn franchised restaurants:
Beginning of period	115	115	115	115	105
Openings	2	4	2	1	—
Acquired by our company	—	—	(8)	(8)	—
Closings	(2)	(4)	(4)	(3)	(1)

End of period	115	115	105	105	104

Total restaurants	371	372	372	369	373

Our Village Inn and Bakers Square concepts operate in the “family-dining” segment of the full service restaurant category. Full service restaurants offer broad menu choices that are served to patrons by a waitstaff, while restaurants operating in the “limited service” segment serve customers at a counter or through a drive-thru window. We believe the family-dining category has a loyal customer base and stable characteristics. According to Technomic, Inc., the family-dining segment grew at a compound growth rate of 1.6% from 1997 to 2002 and is projected to continue to grow at 1.0% per year over the next four years. In the family-dining category, the average per-person check generally ranges from $6 to $9, and diners in this category are sensitive to changes in price. In 2003, the average per-person check at Village Inn was $7.50 and the average per person check at Bakers Square was $8.32. One of the important elements of our business strategy is to provide our customers with an attractive value by offering quality food at reasonable prices. As a result, we continually strive to maintain and improve the efficiency of our operations.

Management overview

Our restaurant revenues are affected by restaurant openings and closings and same unit sales performance. Same unit sales is a measure of the percentage increase or decrease of the sales of units open at least 18 months relative to the same period in the prior year. We do not use new restaurants in our calculation of same unit sales until they are open for 18 months in order to allow a new restaurant’s operations and sales time to stabilize and provide more meaningful results.

Within both Village Inn and Bakers Square, the restaurant count has remained relatively stable over the last three years. With the increased financial flexibility we expect to have after completing the refinancing contemplated by this offering, we intend to increase the number of company-operated Village Inn and Bakers Square restaurants.

Like much of the restaurant industry, we view same unit sales as a key performance metric, at the individual unit level, within regions, across each chain and throughout our company. With our field-level and corporate information systems, we monitor same unit sales on a daily, weekly and four-week period basis from the chain level down to the individual unit level. The primary drivers of same unit sales performance are changes in the average per-person check and changes in the number of customers, or customer count. Average check performance is primarily affected by menu price increases and changes in the purchasing habits of our customers. We also monitor entrée count, exclusive of take-out business, and sales of whole pies, which we believe is indicative of overall customer traffic patterns. To increase average unit sales, we focus marketing and promotional efforts on increasing customer visits and sales of particular products. We also selectively increase prices, but are constrained by the price sensitivity of customers in our market segment and our desire to maintain an attractive price-to-value relationship that is a fundamental characteristic of our concepts. For example, we raised prices in our Bakers Square units in fiscal 2002 and fiscal 2003, and while some unit sales increased in fiscal 2003, guest traffic declined. As a result, we generally have increased prices in line with increases in the consumer price index, and expect to continue to do so in the future. Same unit sales performance is also affected by other factors, such as food quality, the level and consistency of service within our restaurants, the attractiveness and physical condition of our restaurants, as well as local and national economic factors. From fiscal 1999 through fiscal 2003, Village Inn and Bakers Square have attained average annual same unit sales growth of 0.3% and 0.9%, respectively.

As of June 1, 2004, we had 104 franchised Village Inn restaurants in eight states, operated by 26 franchisees which operate one to eleven restaurants each. Our revenue attributable to franchise operations, consisting primarily of royalty income and revenues from sales of equipment to our franchisees, has averaged approximately 2.0% of our total revenues over the last three years. On February 24, 2003, we acquired eight restaurants from a franchisee in Albuquerque, New Mexico for $4.6 million, which subsequently reduced our franchise revenue and increased our company-operated restaurant revenue. Although we may increase franchise revenues by increasing the number of franchised Village Inn restaurants, we expect that our franchise revenues will decline as a percentage of our total revenue as we emphasize growth in the number of company-operated units.

In addition to unit sales, the other major factor affecting the performance of our restaurants is the cost associated with operating our restaurants. We monitor and assess these costs principally as a percentage of a restaurant’s revenues, or on a margin basis. The operating margin of a restaurant is the profitability, expressed as a percentage of sales, of the restaurant after accounting for all direct expenses of operating the restaurant. Another key performance metric is the prime margin, which is the profitability, expressed as a percentage of sales, of the restaurants after deducting the two most significant costs, labor and food. Due to the importance of both labor cost and food cost, we closely monitor prime margin from the chain level down to the individual restaurant. We have systems in place at each restaurant to assist the restaurant managers in effectively managing these costs to improve prime margin.

Labor is our largest cost element. The principal drivers of labor cost are wage rates, particularly for the significant number of hourly employees in our restaurants, and the number of labor hours utilized in serving our customers and operating our restaurants, as well as health insurance costs for our employees. Wage rates are largely market driven, with increases to minimum wage rates causing corresponding increases in our pay scales. Differences in minimum wage laws among the various states impact the relative profitability of the restaurants in those states. While the wage rates are largely externally determined, labor utilization within our restaurants is more subject to our control and is closely monitored. We seek to staff each restaurant to provide a high level of service to our customers, without incurring more labor cost than is needed. We have included labor scheduling tools in each of our company-operated restaurants’ back office systems to assist our managers in improving labor utilization. We monitor labor hours actually incurred in relation to sales and customer count on a restaurant-by-restaurant basis throughout each week. We have been able to modestly reduce our labor cost percentage from 32.1% in fiscal 2001 to 32.0% in fiscal 2003 as a result of modifying our internal processes to provide our restaurant managers greater control over employee utilization and overtime. For the twenty-four weeks of fiscal 2004, labor costs as a percentage of total revenue were 31.1%.

In managing prime margin, we also focus on percentage food cost, which is food cost expressed as a percentage of total revenues. Our food cost is affected by several factors, including market prices for the food ingredients, our effectiveness at controlling waste and proper portioning, and shifts in our customers’ buying habits between low-food-cost and high-food-cost menu items. Our ReMACS food cost management system within each restaurant measures actual ingredient costs and actual customer product purchases against an “ideal” food cost standard. Ideal food cost is calculated within each restaurant based on the cost of ingredients used, assuming proper portion size, adherence to recipes, limited waste and similar factors. We track variances from ideal food cost within each restaurant and seek to address the causes of such variances, to the extent they are within our control, in order to improve our percentage food cost. In addition, our centralized purchasing department buys a majority of the products used in both Village Inn and Bakers Square (as well as our pie production operations), leveraging the purchasing volumes of our restaurants and our franchisees to obtain favorable prices. We attempt to stabilize potentially volatile prices for certain high-cost ingredients such as chicken, beef, coffee and dairy products for three to twelve month periods by entering into purchase contracts when we believe that this will improve our food cost. We also use “menu engineering” to promote menu items which have a lower percentage food cost. However, we are vulnerable to fluctuations in food costs. For example, the cost of eggs, which is one of our largest food costs, increased by approximately 75% in fiscal 2003 due to the greater demand for powdered eggs by the U.S. armed services in connection with the recent Gulf War and increased costs of egg production. Given our customers’ sensitivity to price increases and since we only reprint our full menus every six months, our ability to adjust prices and featured menu items in response to rapidly changing commodity prices is limited.

Since we produce a majority of our pies for Village Inn and Bakers Square and since our third-party pie sales historically have not had, and currently do not have, a material impact on our operating profit, we include the net results of our pie manufacturing operations as an offset to our food costs. As a result, any profit (or loss) from third-party pie sales has the effect of reducing (or increasing) our total food cost. As part of our overall effort to optimize total company food cost, we have been focusing on various measures to improve the net margins within our pie manufacturing operations, including increasing third-party sales, renegotiating our distribution contracts and rebalancing the production among our three plants to increase efficiency.

As a result of our efforts, we lowered our consolidated food cost percentage at our restaurants by 2.1% to 26.6% of total revenues for fiscal 2003 from 28.7% of total revenues for fiscal 2001, which also reflects menu price increases of 7.8% over this period. For the first twenty-four weeks of fiscal 2004, food costs as a percentage of revenues were 26.9%, largely as a result of an increase in the price of eggs. Controlling food costs presents ongoing challenges.

Other operating expenses principally include occupancy costs, utility costs, marketing expenses, insurance expenses and workers’ compensation costs. Historically, these costs have increased over time and are not directly related to the level of sales in our restaurants. We have experienced increases in many of these items throughout fiscal 2002 and fiscal 2003, particularly utility costs and insurance expenses. In order to maintain our operating performance levels, and to address expected cost increases, we will be required to increase efficiency in restaurant operations and increase sales, although there is no assurance that we will be able to offset future cost increases.

Factors affecting comparability

On May 14, 2001, Midway Investors Holdings Inc., a newly created holding company, purchased VICORP Restaurants, Inc., which was a publicly owned company prior to the acquisition. On June 14, 2003, VI Acquisition Corp., a newly created holding company, purchased Midway Investors Holdings Inc. Neither of these holding companies has had any independent operations, and consequently the consolidated statements of operations of Midway Investors Holdings Inc. and VI Acquisition Corp. are substantially equivalent to those of the issuer of the notes. As a result of applying the required purchase accounting rules to these acquisitions, our financial statements for periods following the transactions were significantly affected. The application of purchase accounting rules required us to revalue our assets and liabilities at the two respective acquisition dates, which resulted in different accounting bases being applied in different periods. In particular, occupancy expense increased as existing rent escalator accruals were eliminated as part of purchase accounting and the amount of future rent escalator accruals were recalculated based upon the lease escalator provisions applicable over the remaining life of the leases at each acquisition date. In addition, depreciation expense increased as a result of the increase in the valuation of our assets, which correspondingly increased our depreciable base. As a result, the financial information for the periods from October 30, 2000 through May 13, 2001, from May 14, 2001 through June 13, 2003, from October 28, 2002 to April 13, 2003, from June 14, 2003 through October 26, 2003 and from October 27, 2003 through April 15, 2004 are not comparable to one another in certain respects. The term “predecessors” refers to Midway Investors Holdings Inc. and VICORP Restaurants, Inc., as applicable. Midway Investors Holdings Inc. was merged into VI Acquisition Corp. in connection with the refinancing.

As a result of these changes, the historical financial information in this prospectus and related discussion relate to the entity specified below for the following periods:

October 30, 2000 to May 13, 2001	VICORP Restaurants, Inc.
May 14, 2001 to October 28, 2001	Midway Investors Holdings Inc.
Fiscal year ended October 27, 2002	Midway Investors Holdings Inc.
October 28, 2002 to June 13, 2003	Midway Investors Holdings Inc.
June 14, 2003 to October 26, 2003	VI Acquisition Corp.
Twenty-four week fiscal period ended April 13, 2003	Midway Investors Holdings Inc.
Twenty-four week fiscal period ended April 15, 2004	VI Acquisition Corp.

In our analysis, we combine partial periods into fiscal periods to aid the discussion of financial information. The combined periods are not necessarily comparable and should not be given more emphasis than the individual components.

At the time of each of the two acquisitions, we also sold certain properties under sale-leaseback transactions to help finance the acquisitions. Specifically, we sold 48 properties in May 2001 for an aggregate of $57.2 million and an additional ten properties in June 2003 for an aggregate of $13.9 million. As discussed below, the sale-leaseback transactions have resulted in higher rent expense and lower depreciation expense subsequent to the transactions.

On February 24, 2003, we purchased one of our franchisees which owned and operated eight Village Inn restaurants in the Albuquerque, New Mexico area for $4.6 million. After the acquisition, revenue associated with these restaurants was included in our restaurant revenues, and since the date of the acquisition we have not earned franchise revenues from those units. Please refer to the table above for information on unit openings during the relevant periods.

Our fiscal year, which historically ended on the last Sunday in October, is comprised of 52 or 53 weeks divided into four fiscal quarters of 12 or 13, 12, 12, and 16 weeks. Beginning January 22, 2004, we changed our fiscal year so that it ends on the Thursday nearest to October 31st of each year. This increased the first quarter in fiscal 2004 by an extra four days (88 days in the first quarter of fiscal 2004 versus 84 days in the first fiscal quarter of 2003). This change was made to facilitate restaurant operations by moving the end of our fiscal periods and weekly reporting and payroll periods away from weekends when our restaurants are busier.

Critical accounting policies and estimates

In the ordinary course of business, our company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management judgment about the effect of matters that are uncertain.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, revenue recognition and goodwill. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

We have discussed the development and selection of critical accounting policies and estimates with our audit committee. The following is a summary of our critical accounting policies and estimates:

Inventories

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. The valuation of inventory requires us to estimate obsolete or excess inventory as well as inventory that is not of saleable quality. Both our manufactured pie inventories and individual store food inventories are subject to spoilage. We use estimates of future demand as well as historical trend information to schedule manufacturing and ordering. If our demand forecast for specific products is greater than actual demand, we could be required to record additional inventory reserves or losses which would have a negative impact on our gross margin.

Property and equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets. The useful lives of assets range from 20 to 40 years for buildings and three to ten years for equipment and improvements. Changes in circumstances such as the closing of units within underproductive markets or changes in our capital structure could result in the actual useful lives of these assets differing from our estimates.

We review long-lived assets, including land, buildings and building improvements, for impairments on a quarterly basis or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Management evaluates groups of assets together or individual restaurants, which is considered to be the lowest level for which there are identifiable cash flows. A specific restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly relating to that restaurant, including disposal value, if any, is less than the carrying amount of that restaurant. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Management determines fair value based on quoted market prices in active markets, if available. If quoted market prices are not available, management estimates the fair value of a restaurant based on either the estimates provided by real estate professionals and/or our past experience in disposing of restaurant properties. Our estimates of undiscounted cash flows may differ from actual cash flows due to economic conditions or changes in operating performance.

Following both the May 2001 and June 2003 acquisitions, we analyzed fixed assets and adjusted these assets to their fair market values as of the date of the transaction. Asset fair market values were determined through receipt of third party real estate appraisals as well as the application of management judgment for those properties for which external valuations could not be obtained. These procedures resulted in our increasing the value of property and equipment by $1.6 million following the May 2001 acquisition and $6.2 million following the June 2003 acquisition.

We capitalize costs associated with customized software, including both external and internal costs incurred during the application and development stage. Costs incurred during the preliminary project stage and the post-implementation stage, and for training and application maintenance, are expensed as incurred. Costs capitalized for software projects may not be fully recoverable due to technological changes or changes in our business model.

Capital and operating leases

We are the prime lessee under various land, building and equipment leases for company-operated and some franchisee-operated locations, pie manufacturing facilities and other non-company-operated locations, which include warehouse space and parking facilities. Actual cash rents are charged to the operating units on a daily basis as incurred.

Following both the May 2001 and June 2003 acquisitions, we analyzed all capital and operating leases which had not been initiated or renewed in the past 18 months to determine the fair market value of these agreements. Lease fair market values were determined by obtaining comparable rents for select locations through third-party advisors and reviewing sale-leaseback transactions within the past 18 months to determine an average rent as a percentage of unit sales. This average was applied to each location to determine fair value rents. As a result, we booked an additional rent obligation of $3.1 million in May 2001, and an additional $8.0 million was booked in June 2003. These additional rents are amortized over the remaining life of the underlying lease agreement.

Insurance reserves

We self-insure a significant portion of our employee medical insurance, workers’ compensation and general liability insurance plans. For fiscal 2004, our anticipated claim costs are $6.6 million for employee medical claims, $3.1 million for workers’ compensation and $0.8 million for general liability claims. We have obtained stop-loss insurance policies to protect from individual losses over specified dollar values ($175,000 for employee health insurance claims, $250,000 workers’ compensation and $150,000 for general liability for fiscal 2004). The full extent of certain claims, especially workers’ compensation and general liability claims, may not become fully determined for several years. Therefore, we estimate potential obligations for liabilities that have been incurred but not yet reported based upon historical data and experience. Although management believes that the amounts accrued for these obligations are sufficient, any significant increase in the number of claims or costs associated with claims made under these plans could have a material adverse effect on our financial results.

Income taxes

Deferred income tax assets and liabilities are recognized for the expected future income tax consequences of carryforwards and temporary differences between the book and tax basis of assets and liabilities. Valuation allowances are established for deferred tax assets that are deemed unrealizable.

We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, valuation allowances are established. The valuation allowance is based on our estimates of taxable income by each jurisdiction in which we operate, tax planning strategies and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates, we are unable to implement certain tax planning strategies or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could have a material negative impact on our statement of operations and our balance sheet.

Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish reserves when, despite our belief that our tax return positions are supportable, we believe that certain positions are likely to be successfully challenged. We adjust these reserves in light of changing facts and circumstances, such as the progress of a tax audit. Our effective tax rate includes the impact of reserve provisions and changes to reserves that we consider appropriate.

Results of operations

	Predecessors							Predecessor

	Period ended			Fiscal year ended	Period ended			Twenty-four weeks ended
			Combined				Combined
	May 13,	October 28,	2001	October 27,	June 13,	October 26,	2003	April 13,	April 15,
(In thousands)	2001	2001	Period	2002	2003	2003	Period	2003	2004

Revenues:
Restaurant operations	$203,494	$170,326	$373,820	$377,630	$243,157	$138,696	$381,853	$178,352	$191,390
Franchise operations	4,453	3,817	8,270	7,295	4,513	2,830	7,343	3,427	2,455

	207,947	174,143	382,090	384,925	247,670	141,526	389,196	181,779	193,845
Costs and expenses:
Restaurant costs:
Food	60,423	49,319	109,742	104,298	66,186	37,219	103,405	48,696	52,095
Labor	66,359	56,388	122,747	122,850	79,016	45,500	124,516	57,941	60,299
Other operating expenses	50,455	45,850	96,305	100,002	65,629	40,531	106,160	48,455	54,564
Franchise operating expenses	2,476	2,766	5,242	4,591	2,648	1,946	4,594	2,086	1,300
General and administrative expenses	15,049	12,344	27,393	26,598	16,629	9,447	26,076	12,646	11,923
Goodwill amortization	—	462	462	—	—	—	—	—	—
Transaction expenses	15,993	—	15,993	279	9,436	1,226	10,662	472	45
Management fees	—	—	—	1,000	674	185	859	462	701

	210,755	167,129	377,884	359,618	240,218	136,054	376,272	170,758	180,927

Operating profit (loss)	(2,808)	7,014	4,206	25,307	7,452	5,472	12,924	11,021	12,918
Interest expense	(292)	(4,524)	(4,816)	(9,786)	(5,550)	(5,330)	(10,880)	(4,095)	(6,551)
Debt extinguishment costs	—	—	—	—	(6,516)	—	(6,516)	—	(6,856)
Other income, net	102	625	727	787	433	147	580	336	49

Income (loss) before income taxes	(2,998)	3,115	117	16,308	(4,181)	289	(3,892)	7,262	(440)
Provision for income taxes (benefit)	(2,316)	233	(2,083)	5,779	(1,986)	(280)	(2,266)	2,542	(136)

Net income (loss)	(682)	2,882	2,200	10,529	(2,195)	569	(1,626)	4,720	(304)
Preferred stock dividends and accretion	—	(1,690)	(1,690)	(3,570)	(2,260)	(2,627)	(4,887)	(1,505)	(3,466)

Net income (loss) attributable to common stockholders	$(682)	$1,192	$510	$6,959	$(4,455)	$(2,058)	$(6,513)	$3,215	$(3,770)

	Predecessors							Predecessor

	Period ended			Fiscal year ended	Period ended			Twenty-four weeks ended
			Combined				Combined
	May 13,	October 28,	2001	October 27,	June 13,	October 26,	2003	April 13,	April 15,
	2001	2001	Period	2002	2003	2003	Period	2003	2004

Revenues:
Restaurant operations	97.9%	97.8%	97.8%	98.1%	98.2%	98.0%	98.1%	98.1%	98.7%
Franchise operations	2.1	2.2	2.2	1.9	1.8	2.0	1.9	1.9	1.3

	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Costs and expenses
Restaurant costs:
Food	29.1	28.3	28.7	27.1	26.7	26.3	26.6	26.8	26.9
Labor	31.9	32.4	32.1	31.9	31.9	32.1	32.0	31.9	31.1
Other operating expenses	24.3	26.3	25.2	25.9	26.5	28.6	27.3	26.7	28.1
Franchise operating expenses	1.2	1.6	1.4	1.2	1.1	1.4	1.2	1.1	0.7
General and administrative expenses	7.2	7.1	7.2	6.9	6.7	6.7	6.7	7.0	6.2
Goodwill amortization	—	0.3	0.1	—	—	—	—	—	—
Transaction expenses	7.7	—	4.2	0.1	3.8	0.9	2.7	0.2	—
Management fees	—	—	—	0.3	0.3	0.1	0.2	0.2	0.4

	101.4	96.0	98.9	93.4	97.0	96.1	96.7	93.9	93.3

Operating profit (loss)	(1.4)	4.0	1.1	6.6	3.0	3.9	3.3	6.1	6.7
Interest expense	(0.1)	(2.6)	(1.3)	(2.5)	(2.2)	(3.8)	(2.8)	(2.2)	(3.4)
Debt extinguishment costs	—	—	—	—	(2.6)	—	(1.7)	—	(3.5)
Other income, net	0.05	0.4	0.2	0.2	0.2	0.1	0.1	0.1	—

Income (loss) before income taxes	(1.4)	1.8	0.0	4.2	(1.7)	0.2	(1.0)	4.0	(0.2)
Provision for income taxes (benefit)	(1.1)	0.1	(0.5)	1.5	(0.8)	(0.2)	(0.6)	1.4	—

Net income (loss)	(0.3)	1.7	0.5	2.7	(0.9)	0.4	(0.4)	2.6	(0.2)
Preferred stock dividends and accretion	—	(1.0)	0.4	(0.9)	(0.9)	(1.9)	(1.3)	(0.8)	(1.7)

Net income (loss) attributable to common stockholders	(0.3)%	0.7%	0.1%	1.8%	(1.8)%	(1.5)%	(1.7)%	1.8%	(1.9)%

Twenty-four weeks ended April 15, 2004 (172 days) compared to twenty-four weeks ended April 13, 2003 (168 days)

Total revenues increased by $12.0 million to $193.8 million in the first twenty-four weeks of fiscal 2004, from $181.8 million for the same twenty-four weeks of fiscal 2003, which represented a 6.6% increase over the prior period. Of this increase, $3.4 million was attributable to the net addition of five restaurants since April 13, 2003. We experienced a 1.9% increase in same unit sales for the first twenty-four weeks of fiscal 2004 over the first twenty-four weeks of fiscal 2003. Village Inn same unit sales for the first twenty-four weeks of fiscal 2004 increased 2.3% over the first twenty-four weeks of fiscal 2003, and Bakers Square same unit sales increased 1.2% over the same period. Contributing to our increase in same unit sales, we experienced a 3.1% increase in average per-person check amount and a 0.1% increase in the number of entrées sold (which is an indication of traffic patterns) for our Village Inn restaurants in the first twenty-four weeks of fiscal 2004 as compared to the first twenty-four weeks of fiscal 2003. We also experienced a 4.4% increase in average per-person check size and a 4.1% decrease in entrée count for our Bakers Square restaurants in the first twenty-four weeks of fiscal 2004 as compared to the first twenty-four weeks of fiscal 2003.

Food costs increased by $3.4 million to $52.1 million in the first twenty-four weeks of fiscal 2004, from $48.7 million for the same twenty-four weeks of fiscal 2003. Food costs as a percentage of total revenues increased from 26.8% to 26.9% over these periods. The gross increase in food costs is the result of both higher volume sales due to our additional operating units, as well as increased food costs, particularly the price of eggs. Food costs as a percentage of total sales have remained relatively consistent between the periods, primarily as a result of improving margins which have been achieved through menu engineering and menu price increases and which offset generally higher food costs.

Labor costs increased by $2.4 million to $60.3 million in the first twenty-four weeks of fiscal 2004, from $57.9 million for the same twenty-four weeks of fiscal 2003. Labor costs as a percentage of total revenues declined from 31.9% to 31.1% over these periods. The gross increase was primarily due to the addition of five operating units between the periods. Labor costs as a percentage of total sales have decreased between the periods as the result of an increase in menu prices as well as a decrease in management bonuses paid as a result of revisions in the management incentive bonus programs implemented at the beginning of fiscal 2004, which established more conservative bonus qualifier thresholds and limited the eligibility to participate in the bonus program based upon completion of specified training programs.

Other operating expenses increased by $6.1 million to $54.6 million in the first twenty-four weeks of fiscal 2004, from $48.5 million for the same twenty-four weeks of fiscal 2003. Other operating expenses as a percentage of total revenues increased from 26.7% to 28.1% over these periods. This increase was primarily due to an increase in occupancy costs of $3.2 million resulting from the sale and leaseback of 13 locations in 2003 and the fair market value adjustments to operating and capital leases associated with our June 2003 acquisition. Other operating expenses also increased by $0.6 million due to an increase in utility expense as a result of higher natural gas prices and higher consumption due to the cold weather in many of our markets, $1.5 million due to an increase in marketing costs and $0.4 million due to higher supply costs.

General and administrative expenses decreased $0.7 million from $12.6 million in the first twenty-four weeks of fiscal 2003, to $11.9 million for the same twenty-four weeks of fiscal 2004. This decrease is the result of $0.4 million in deferred compensation charges recorded in the first twenty-four weeks of 2003 and $0.3 million of legal and professional service fees associated with the June 2003 acquisition.

Operating profit increased by $1.9 million to $12.9 million in the first twenty-four weeks of fiscal 2004, from $11.0 million for the same twenty-four weeks of fiscal 2003. Operating profit as a percentage of total revenues for the first twenty-four weeks of fiscal 2004 increased from 6.1% to 6.7% over the same period in fiscal 2003. This increase in profit margin was primarily due to improved labor costs and general and administrative expenses. These improvements were partially offset by increases in other operating expenses due to the June 2003 sale-leaseback transactions and fair market value rent adjustments in June 2003. We also experienced increases of $1.5 million in advertising costs, $0.6 million in utility costs and $0.4 million in supply costs.

Interest expense increased by $2.5 million to $6.6 million in the first twenty-four weeks of fiscal 2004, from $4.1 million for the same twenty-four weeks of fiscal 2003. Interest expense as a percentage of total revenues increased from 2.2% to 3.4% over these periods. This increase was due to larger outstanding debt balances during the second quarter of fiscal 2004 ($140.0 million as of April 15, 2004 as compared to $80.0 million as of April 13, 2003). The increase in debt in 2004 is the result of the borrowings made in June 2003 to help finance the acquisition of our company.

During the first twenty-four weeks of fiscal 2004, we also incurred debt extinguishment costs of $6.9 million in connection with the refinancing of our debt that closed April 14, 2004. These expenses included $2.3 million of prepayment penalties, a write-off of deferred financing costs of $4.4 million associated with the previous obligations and settlement of outstanding derivative obligations in the amount of $0.2 million.

Provision for income taxes (benefit) for the first twenty-four weeks of fiscal 2004 was a benefit of $0.1 million, or an effective tax rate of 31%. For the first twenty-four weeks of fiscal 2003, the provision for income taxes of $2.5 million reflects a tax provision rate of 35%. These rates differ from our statutory rate of 39.9% due to general business credits that we earn from FICA taxes paid on employee tips, partially offset by nondeductible amortization related to franchise rights.

Net income (loss) decreased by $5.0 million to a $0.3 million loss in the first twenty-four weeks of fiscal 2004, from $4.7 million of net income for the same twenty-four weeks of fiscal 2003. Net income as a percentage of total revenues decreased from 2.6% to (0.2)% over these periods. This decrease in net income is primarily the result of debt extinguishment costs of $6.9 million incurred in the second quarter of 2004 and an increase in interest expense of $2.5 million as a result of increased outstanding debt balances between the periods. These increases have been offset by an increase of $1.9 million in operating profit as the result of increased sales between the periods and a tax benefit of $2.7 million.

Preferred stock dividends and accretion increased by $2.0 million to $3.5 million in the first twenty-four weeks of fiscal 2004, from $1.5 million for the same twenty-four weeks of fiscal 2003 as a result of the redemption of $36.5 million liquidation preference of preferred stock of Midway Investors Holdings Inc. that accrued dividends at a rate of 8.94% per annum and the issuance of $69.7 million liquidation preference of preferred stock of VI Acquisition Corp. that accrue dividends at a rate of 10.0% per annum in connection with the June 2003 acquisition. Until the June 2003 acquisition, Midway Investors Holdings Inc. had, and following the June 2003 acquisition VI Acquisition Corp. has, outstanding preferred stock. Dividends on VI Acquisition Corp.’s preferred stock accumulate and compound but are not payable until dividends are declared by us. Covenants contained in our new senior secured credit agreement and the indenture governing our 10 1/2% notes will restrict our ability to declare dividends on our preferred stock.

Combined periods beginning October 28, 2002 through June 13, 2003 and beginning June 14, 2003 through October 26, 2003 (together, the “Combined 2003 Period”) compared to fiscal 2002

Total revenues increased by $4.3 million to $389.2 million for the Combined 2003 Period, from $384.9 million in fiscal 2002, which represents a 1.1% increase over the prior period expressed as a percentage of total revenues. The increase in revenues was principally due to revenues from ten new company-operated restaurants acquired or opened during the Combined 2003 Period, slightly offset by a decrease in pie sales of $0.3 million. We experienced a 1.4% decrease in same unit sales for the Combined 2003 Period compared to fiscal 2002. Village Inn same unit sales for the Combined 2003 Period increased 0.1% over fiscal 2002, and Bakers Square same unit sales decreased 2.5%. Affecting the change in same unit sales, we experienced a 3.5% increase in average per-person check size and a 3.5% decrease in entrée count for our Village Inn restaurants in the Combined 2003 Period as compared to fiscal 2002. We also experienced a 2.7% increase in average per-person check size and a 5.1% decrease in entrée count for our

Bakers Square restaurants in the Combined 2003 Period as compared to fiscal 2002. We believe that the decrease in pie and Bakers Square revenues was primarily the result of a challenging economic environment.

Food costs decreased by $0.9 million to $103.4 million in the Combined 2003 Period, from $104.3 million in fiscal 2002. Food cost as a percentage of total revenues declined from 27.1% to 26.6% over these periods with improvements of 0.5% at both concepts. The decrease resulted from increased management of the cost of food which reduced the difference between actual food cost and ideal food cost. Menu price increases of approximately 3.1% exceeded food cost inflation and contributed to the decline as a percentage of revenues.

Labor costs increased by $1.7 million to $124.5 million in the Combined 2003 Period, from $122.8 million for fiscal 2002. Labor costs as a percentage of total revenues were consistent at 32.0% during these periods. $1.6 million of the increase was associated with increased store count resulting from our acquisition of the eight New Mexico units. Employee benefit costs increased $0.5 million and were offset by lower bonus payouts for the Bakers Square managers due to a change in their incentive program. Village Inn reduced overtime expense by $0.2 million due to our modifying internal processes to provide our restaurant managers greater control over employee utilization and overtime.

Other operating expenses increased by $6.2 million to $106.2 million in the Combined 2003 Period, from $100.0 million in fiscal 2002. Other operating expenses as a percentage of total revenues increased from 25.9% to 27.3% during these periods. $2.0 million of this increase was due to increased occupancy expense resulting from our sale-leaseback transactions. We also increased advertising programs expenditures by $1.7 million in an effort to increase customer traffic. In addition, we experienced a $1.2 million increase in utility costs across all of our markets, incurred $0.4 million in repair and maintenance expenses and incurred $0.3 million of incremental pre-opening expense over fiscal 2002 as a result of new unit openings.

General and administrative expenses decreased by $0.5 million to $26.1 million in the Combined 2003 Period, from $26.6 million in fiscal 2002. General and administrative expenses expressed as a percentage of total revenues declined from 6.9% to 6.7% during these periods. This decrease was primarily the result of a decrease of $1.3 million in bonuses paid in connection with our corporate management incentive plan, partially offset by a $0.4 million increase in compensation costs associated with options and warrants and a $0.1 million increase in the cost of providing benefits to employees.

Operating profit decreased by $12.4 million to $12.9 million for the Combined 2003 Period from $25.3 million in fiscal 2002. Operating profit as a percentage of total revenues declined from 6.6% to 3.3% over these periods. The decrease in operating profit and operating margin for the Combined 2003 Period versus fiscal 2002 was primarily attributable to transaction expenses incurred in connection with the acquisition of our company on June 14, 2003, which decreased operating profit by $10.7 million, or 2.7% of total revenues, during the Combined 2003 Period. Excluding the impact of the transaction-related costs of $10.7 million and $0.3 million in the Combined 2003 Period and fiscal 2002, respectively, operating profit during the Combined 2003 Period would have been $23.6 million, or 6.2% of total revenues, compared to $25.6 million, or 6.6% of total revenues, during fiscal 2002.

In addition, the sale-leaseback transaction entered into in June 2003 resulted in additional cash rent expense of $0.4 million during the period from June 14, 2003 to October 26, 2003, and additional noncash rent expenses of $0.3 million which were recorded to reflect the estimated fair market value of leases as required by purchase accounting, partially offset by a decrease in depreciation expense of $0.1 million. Additionally, we incurred compensation costs related to the issuance of options to purchase shares of our predecessor’s common stock that were $0.4 million greater in the Combined 2003 Period than in fiscal 2002. These increased costs, totaling $1.1 million, decreased operating margin by 0.3% during the Combined 2003 Period.

Debt extinguishment costs of $6.5 million were recorded for the Combined 2003 Period as a result of costs related to terminating financing arrangements prior to their maturity in connection with the June 2003 acquisition of our company. No such charges were incurred for fiscal 2002. Included within the

$6.5 million in debt extinguishment costs are a write-off of deferred financing cost of $3.3 million, early termination costs of $1.3 million and costs associated with terminating unfavorable derivative instruments of $1.9 million.

Provision for income taxes (benefit) for the Combined 2003 Period was a benefit of $2.3 million. This benefit reflects the loss before provision for income taxes for the Combined 2003 Period of $3.9 million and a tax benefit rate of 58.2%. For fiscal 2002, the provision for income taxes of $5.8 million reflects a tax provision rate of 35.4%. These rates differ from our statutory rate of 39.9% due to tax credits that we earn by paying FICA taxes on employee tips, partially offset by amortization relating to franchise rights that is nondeductible for tax purposes.

Net income (loss) decreased by $12.1 million to a net loss of $1.6 million for the Combined 2003 Period, from net income of $10.5 million for fiscal 2002. This decrease in profits was primarily the result of $10.7 million in transaction expenses and $6.5 million in debt elimination costs which were incurred in connection with the sale of our company.

Preferred stock dividends and accretion increased by $1.3 million to $4.9 million for the Combined 2003 Period, from $3.6 million for fiscal 2002, as a result of the redemption of $36.5 million liquidation preference of Midway Investors Holdings Inc. preferred stock that accrued dividends at a rate of 8.94% per annum and the issuance of $67.9 million liquidation preference of preferred stock of VI Acquisition Corp. that accrue dividends at a rate of 10.0% per annum in connection with the June 2003 acquisition.

Fiscal 2002 compared to combined periods beginning October 30, 2000 through May 13, 2001 and beginning May 14, 2001 through October 28, 2001 (together, the “Combined 2001 Period”)

Total revenues increased by $2.8 million to $384.9 million in fiscal 2002, from $382.1 million for the Combined 2001 Period, which represented a 0.7% increase over the prior period. In fiscal 2002, same unit sales increased 1.1% compared to the Combined 2001 Period. Village Inn same unit sales for fiscal 2002 increased 0.2% over the Combined 2001 Period, and Bakers Square same unit sales increased 1.8%. Approximately $2.4 million of this increase was due to management’s strategic decision to increase menu prices on food entrees and pies. Village Inn increased prices of some items late in 2001, and Bakers Square increased prices of some items in 2001 in response to higher operating costs discussed below and increased prices again in fiscal 2002. Contributing to the change in same unit sales, we experienced a 1.9% increase in average per-person check size and a 1.9% decrease in entrée count for our Village Inn restaurants in fiscal 2002 as compared to the Combined 2001 Period. We also experienced a 7.4% increase in average per-person check size and a 5.4% decrease in entrée count for our Bakers Square restaurants in fiscal 2002 as compared to the Combined 2001 Period. We believe that Bakers Square guest traffic declined in fiscal 2002 as customers reacted negatively to the higher prices. To help drive customer traffic in fiscal 2002, we increased our marketing spending by focusing on radio and television advertising.

Food costs decreased by $5.4 million to $104.3 million in fiscal 2002, from $109.7 million in the Combined 2001 Period. Food costs as a percentage of total revenues declined from 28.7% to 27.1% during these periods. This reduction was primarily due to improvements in purchasing efficiencies and reductions in waste combined with menu price increases during fiscal 2002.

Labor costs increased by $0.1 million to $122.9 million in fiscal 2002, from $122.8 million in the Combined 2001 Period. Labor cost as a percentage of total revenues decreased from 32.1% to 31.9%. Labor costs related to our restaurant hourly employees decreased by $1.1 million in fiscal 2002 compared to the Combined 2001 Period, and overtime cost decreased $0.5 million for the same period. These decreases resulted from our modification of our internal processes to provide our restaurant managers greater control over employee utilization and overtime. Management expense increased by $2.0 million in fiscal 2002 to $28.8 million, largely as a result of an increase in performance-based compensation payments.

Other operating expenses increased by $3.7 million to $100.0 million in fiscal 2002, from $96.3 million in the Combined 2001 Period. Other operating expenses as a percentage of total revenues increased from 25.2% to 25.9%. This increase was due to several factors, including an increase in cash occupancy costs of $5.2 million resulting from the May 2001 sale-leaseback transaction, an increase in marketing costs of $1.4 million and an increase in workers’ compensation costs of $1.0 million. Partially offsetting these increases were a $2.3 million decrease in non-cash occupancy costs and a $1.5 million decrease in utility expense caused by lower natural gas prices.

General and administrative expenses decreased by $0.8 million to $26.6 million in fiscal 2002, from $27.4 million in the Combined 2001 Period. General and administrative expenses as a percentage of total revenues decreased from 7.2% to 6.9% during these periods. This decrease is primarily the result of a $0.2 million decrease in compensation paid to members of our Board of Directors following the change of ownership, which was recorded in the Combined 2001 Period. We ceased amortization of goodwill in accordance with a change in generally accepted accounting principles in fiscal 2002, resulting in a decrease in expenses of $0.6 million in fiscal 2002 as compared to the Combined 2001 Period. These decreases in expenses were offset by an increase in corporate bonuses paid in the amount of $1.0 million for fiscal 2002 as the result of exceeding established operating plan thresholds for fiscal 2002. Following the change in ownership, management incentive options were offered to key employees resulting in additional compensation expense of $0.3 million for fiscal 2002.

Transaction expenses decreased by $15.7 million to $0.3 million in fiscal 2002, from $16.0 million in the Combined 2001 Period. Transaction expenses as a percentage of total revenues decreased from 4.2% to 0.1% during these periods. The transaction expenses in the Combined 2001 Period were the result of the acquisition of our company in a “going-private” transaction in May 2001, including settlements of two class actions and one individual labor- related claim for $8.9 million, offset by $0.6 million of insurance proceeds in respect of those claims, as a condition to the closing of the May 2001 acquisition, legal and other professional fees of $2.5 million, stock based compensation expenses of $4.2 million and other compensation and severance expenses of $1.7 million. Transaction expenses for fiscal 2002 consisted of legal and other professional fees of $0.3 million incurred in preparation for the anticipated June 2003 sale of our company.

Operating profit increased by $21.1 million to $25.3 million in fiscal 2002, from $4.2 million in the Combined 2001 Period. Operating profit as a percentage of total revenues increased from 1.1% to 6.6% during these periods. The lower operating profit in the Combined 2001 Period is primarily attributable to transaction expense of $16.0 million, or 4.2% of total revenues, incurred in connection with the acquisition of VICORP Restaurants, Inc. by Midway Investors Holdings Inc. on May 14, 2001. Other operating expense was also adversely affected in both years by higher rents incurred as a result of increased rent expense due to the sale-leaseback of 48 of our properties. The increased rent expense was partially offset by the reduction in depreciation associated with the properties sold ($5.8 million net effect in fiscal 2002 versus $1.2 million net effect for the Combined 2001 Period). Excluding the transaction-related costs of $16.0 million in the Combined 2001 Period, operating profit during the Combined 2001 Period would have been $20.2 million, or 5.0% of total revenues, compared to $25.6 million or 6.7% of total revenues for fiscal 2002. This improvement in fiscal 2002 over the adjusted Combined 2001 Period was primarily due to favorable food prices from suppliers and menu engineering throughout fiscal 2002 as well as cost efficiencies derived from reduced waste and correct portioning.

Interest expense increased by $5.0 million to $9.8 million in fiscal 2002, from $4.8 million for the Combined 2001 Period. Interest expense as a percentage of total revenues increased from 1.3% to 2.5% during such periods. The increase in interest expense for fiscal 2002 is the result of borrowings of $91.7 million under the senior revolving credit and term loan agreement and the subordinated debt agreement which were used to finance the May 2001 acquisition, compared to borrowings of less than $1.0 million prior to the May 2001 acquisition of our company by Midway Investors Holdings Inc. Interest expense for the Combined 2001 Period represents six months of interest at the increased borrowing base as compared to twelve months of interest at the increased borrowing base for fiscal 2002.

Provision for income taxes (benefit) for fiscal 2002 of $5.8 million represents a tax provision rate of 35.4% compared to a tax benefit of $2.1 million for the Combined 2001 Period. These rates differ from our statutory rate of 39.9% due to tax credits that we earn by paying FICA taxes on employee tips, a tax deduction for severance pay that was not expensed under purchase accounting and expiring general business credits which were not expensed for book purposes, partially offset by nondeductible transaction expenses and amortization.

Net income (loss) increased by $8.3 million to $10.5 million in fiscal 2002, from $2.2 million for the Combined 2001 Period. Net income as a percentage of total revenues increased from 0.5% to 2.7% during these periods. This improvement in net income for fiscal 2002 is primarily the result of a decrease in transaction expenses between the periods of $15.7 million, as well as an increase in revenues of $2.8 million and a decrease in operating expenses of $3.7 million for fiscal 2002. The decrease in expenses was offset by increases in costs associated with management fees of $0.5 million, interest expense of $5.0 million and an increase in income tax expense of $7.9 million.

Preferred stock dividends and accretion increased by $1.9 million to $3.6 million for fiscal 2002, from $1.7 million for the Combined 2001 Period, as a result of the issuance of $36.5 million liquidation preference of Midway Investors Holding Inc. preferred stock that accrued dividends at a rate of 8.94% per annum in connection with the May 2001 acquisition.

Liquidity and capital resources

Cash requirements

Our principal liquidity requirements are to continue to finance our operations, service our debt and fund capital expenditures for maintenance and expansion. Cash flow from operations has historically been sufficient to finance continuing operations and meet normal debt service requirements. Our ability to repay borrowings at maturity is likely to depend in part on our ability to refinance the debt when it matures, which will be contingent on our continued successful operation of the business as well as other factors beyond our control, including the debt and capital market conditions at that time.

During the remainder of fiscal 2004, we anticipate spending up to $5.6 million for new restaurants, $5.5 million for the remodeling of existing restaurants and $3.7 million on expenditures required to maintain our existing asset base.

In connection with our new restaurant development program, we have entered into development agreements whereby third parties will purchase property, fund the costs to develop new restaurant properties for us and lease the properties to us upon completion. Under these agreements, we generally are responsible for the construction of the restaurant, and remitting payments to the contractors on the projects, which are subsequently reimbursed by the property owner. These amounts advanced and subsequently reimbursed are not included in the anticipated capital spending totals above. On April 15, 2004, we had outstanding receivables of $0.6 million relating to these types of agreements. In certain of these agreements, we are obligated to purchase the property in the event that we are unable to complete the construction within a specified time frame, and are also responsible for cost overruns above specified amounts.

Debt and other obligations

On April 14, 2004, we completed a private placement of $126,530,000 aggregate principal amount of 10 1/2% senior unsecured notes maturing on April 15, 2011. The notes were issued at a discounted price of 98.791% of face value, resulting in proceeds of $125.0 million. The senior unsecured notes were issued by VICORP Restaurants, Inc. and are guaranteed by VI Acquisition Corp. and our subsidiary Village Inn Pancake House of Albuquerque, Inc.

Concurrently with the issuance of the 10 1/2% senior unsecured notes, we entered into an amended and restated senior secured credit facility consisting of a $15.0 million term loan and a $30.0 million revolving credit facility, with a $15.0 million sublimit for letters of credit. On April 15, 2004, we had issued letters of credit aggregating $10.5 million and had no borrowings outstanding under the senior secured revolving credit facility. The senior secured revolving credit facility permits borrowings equal to the lesser of (a) $30.0 million and (b) 1.2 times trailing twelve months Adjusted EBITDA (as defined in the senior secured credit agreement) minus the original amount of the new senior secured term loan. Under this formula, as of April 15, 2004, we had the ability to borrow the full $30 million, less the amount of outstanding letters of credit, under the senior secured revolving credit facility. Borrowings under both the revolving credit facility and the term loan bear interest at floating rates tied to either the base rate of the agent bank under the credit agreement or LIBOR rates for a period of one, two or three months, in each case plus a margin that will adjust based on the ratio of our Adjusted EBITDA to total indebtedness, as defined in the new senior secured credit agreement. Both facilities are secured by a lien of all of the assets of VICORP Restaurants, Inc., and guaranteed by VI Acquisition Corp. and our subsidiary Village Inn Pancake House of Albuquerque, Inc. The guarantees also secured by the pledge of all of the outstanding capital stock of VICORP Restaurants, Inc. by VI Acquisition Corp. The term loan does not require periodic principal payments, but requires mandatory repayments under certain events, including proceeds from sale of assets, issuance of equity, and issuance of new indebtedness. Both facilities mature on April 14, 2009.

Our new senior secured credit facility and the indenture governing the senior unsecured notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries, to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale-leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness, change the business conducted by us and our subsidiaries and enter into hedging agreements. In addition, our new senior secured credit facility requires us to maintain or comply with a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. On April 15, 2004, we were in compliance with these requirements.

We are subject to capital lease obligations related to 12 of our leased properties. The principal component of our capital lease obligations was $3.9 million as of April 15, 2004. These capital leases have expiration dates ranging from June 2004 to May 2021.

We are the prime lessee under various operating leases for land, building and equipment for company-operated and franchised restaurants, pie production facilities and locations subleased to non-affiliated third parties. These leases have initial terms ranging from 15 to 35 years and, in most instances, provide for renewal options ranging from five to 20 years. These leases expire at various dates through September 2023.

We have guaranteed certain leases for restaurant properties sold in 1986 and restaurant leases of certain franchisees. Estimated minimum future rental payments remaining under these leases were approximately $2.6 million as of April 15, 2004.

On April 15, 2004, our commitments with respect to the above obligations were as follows:

(In millions)	2004(1)	2005	2006	2007	2008	Thereafter	Total

Long-term debt:
Senior secured credit facility	$—	$—	$—	$—	$—	$15.0	$15.0
10 1/2% senior unsecured notes	—	—	—	—	—	126.5	126.5

Total notes payable	—	—	—	—	—	141.5	141.5
Capital lease obligations(2)	0.4	0.6	0.5	0.5	0.5	6.3	8.8
Operating lease obligations	13.9	25.1	23.7	21.5	19.4	175.6	279.2

Total	$14.3	$25.7	$24.2	$22.0	$19.9	$323.4	$429.5

(1)	Represents amounts remaining to be paid during the period from April 16, 2004 through the end of our 2004 fiscal year.

(2)	Amounts payable under capital leases represent gross lease payments, including both principal and interest components.

Prior indebtedness

Our previous credit facilities consisted of a $25.0 million revolving credit facility, a term A loan, and a term B loan issued pursuant to a credit agreement dated June 13, 2003. In addition, we had outstanding subordinated indebtedness in the original principal amount of $45.0 million issued pursuant to an investment agreement dated June 13, 2003. The existing term loans and the existing subordinated debt were paid in full from a portion of the proceeds of the senior unsecured notes and the new senior secured term loan. In addition, a portion of these proceeds were used to pay an early redemption premium of $2.3 million on the subordinated debt, and to pay $0.2 million to terminate an interest rate swap agreement pursuant to which we agreed to make fixed rate payments in exchange for receiving quarterly floating rate payments at the three month LIBOR rate that applied to the borrowings under our previous senior secured credit facility. In addition, in connection with the refinancing, we wrote off $4.4 million of unamortized debt financing costs in the second fiscal quarter of 2004 related to the prior debt.

Sources and uses of cash

Operating activities

Cash flow from operating activities consists primarily of net income adjusted for certain noncash expenses, changes in working capital items and changes in certain long-term assets and liabilities. For the twenty-four week period ended on April 15, 2004, cash flows from operating activities totaled $15.1 million, a decrease of $3.3 million from cash flows of $18.4 million from operating activities during the twenty-four week period ended April 13, 2003. The decrease resulted primarily from lower net income (loss), which is in part the result of debt extinguishment costs of $2.6 million, and from timing differences in working capital accounts.

For the Combined 2003 Period, we generated $14.1 million of cash from operations, compared to $29.1 million in fiscal 2002 and $12.0 million in the Combined 2001 Period. The decrease in cash from operations in the Combined 2003 Period is largely related to expenses incurred in connection with the June 2003 acquisition, and the increase in fiscal 2002 results from transaction expenses incurred in the Combined 2001 Period from the May 2001 acquisition.

Cash used as a result of changes in working capital totaled $6.7 million in the Combined 2003 Period, compared to $3.2 million in fiscal 2002 and $1.1 million in the Combined 2001 Period. During the Combined 2003 Period, accounts receivable and inventories increased by a total of $3.3 million over fiscal 2002, as a result of increased third-party pie sales during the fourth quarter of the Combined 2003 Period, as well as accumulating inventory for expected higher sales in the first quarter of fiscal 2004. In addition, accrued compensation decreased by $1.3 million during the Combined 2003 Period due to decreased bonus expense. In addition, in fiscal 2002 we made the final $5.5 million payment of the legal settlements we were required to enter into as a condition to the May 2001 acquisition, which payments had been included in accrued expenses at the end of 2001. In the Combined 2001 Period, the use of cash was affected by a $1.6 million decrease in accounts payable, which was largely driven by a reduction in payment terms imposed by one of our principal suppliers.

Changes in other non-current assets and liabilities generated cash of $1.6 million in the Combined 2003 Period, $2.9 million in fiscal 2002, and resulted in a use of cash of $3.0 million in the Combined 2001 Period. Effective August 1, 2001, we began to retain a significant portion of our workers’ compensation and general liability exposures due to changes in the insurance markets, and began to accrue these liabilities for claims associated with these programs. In 2002, we accrued $2.2 million of these claims which are anticipated to be paid in future periods.

Investing activities

Investing activities are primarily capital expenditures related to maintenance and remodeling of our existing restaurants and other facilities, and for new restaurant development. During the twenty-four week period ended April 15, 2004, our capital expenditures totaled $3.9 million for restaurant maintenance and remodeling and $1.3 million for new restaurant development. Cash used in investing activities was $3.6 million less than the comparable period in the prior year, primarily as a result of spending in the prior year related to the upgrade of our point-of-sale system and the acquisition in the prior year of eight previously franchised Village Inn restaurants, partially offset by proceeds from sale-leaseback transactions associated with two new restaurants.

For the Combined 2003 Period, we used cash in investing activities totaling $150.9 million, an increase of $140.6 million over cash used of $10.3 million in fiscal 2002. The increase consisted of $157.2 million used for the June 2003 acquisition of our company and our acquisition of Village Inn Pancake House of Albuquerque, Inc., a former Village Inn franchisee. We also increased capital spending by $10.6 million to $20.7 million. These increases were offset by $17.8 million received from the sale-leaseback of certain restaurant properties. Capital spending in the Combined 2003 Period included $6.0 million for completion of the installation of a new POS system in company-operated restaurants, $5.7 million for new restaurant locations and $6.3 million for restaurant maintenance and remodeling.

In fiscal 2002, we used $10.3 million of cash in investing activities in fiscal 2002, principally for the purchase of property and equipment. In the Combined 2001 Period, we used $174.2 million in connection with the acquisition of our company, offset by $57.5 million of proceeds from the sale-leaseback transaction that partially funded the May 2001 acquisition.

Financing activities

We used cash in financing activities of $7.7 million during the first twenty-four weeks of 2004, consisting principally of the net proceeds from our April 2004 debt refinancing, offset by the periodic principal payments on the previous term debt made during the first quarter of 2004 and the repayment of $9.8 million on our previous revolving line of credit.

During the Combined 2003 Period, we generated cash from financing activities of $139.5 million from borrowings under our senior secured credit facility and $72.8 million from the issuance of new capital stock in connection with the June 2003 acquisition, all of which was used to repay existing indebtedness and partially fund the acquisition. We also generated $5.3 million from borrowings under our new senior secured revolving credit facility. During the Combined 2003 Period we used $2.8 million of cash to repay a portion of our new senior secured term loans. We also had $5.0 million of debt financing costs incurred in the June 2003 acquisition. In addition, we used cash of $1.0 million to redeem the shares of our former chief executive officer during the Combined 2003 Period.

In fiscal 2002, we used $8.4 million in financing activities, consisting of scheduled principal payments on our debt and capital leases.

During the Combined 2001 Period, we incurred $91.7 million of debt and issued $37.2 million of capital stock and warrants, the proceeds of which were partially used to fund the May 2001 acquisition. We also had $4.9 million in debt financing costs associated with this debt.

Cash management

We have historically funded the majority of our capital expenditures out of cash from operations. We have on occasion obtained, and may in the future obtain, capitalized lease financing for certain expenditures related to equipment. Our investment requirements for new restaurant development include requirements for acquisition of land, building and equipment. Historically we have either acquired all of these assets for cash, or purchased building and equipment assets for cash and acquired a leasehold interest in land. We have entered into sale-leaseback arrangements for many of the land and building assets that we have purchased in the past. Since the initial investment required for leased units is significantly lower than for owned properties, we intend to focus on leasing sites for future growth so that we only have to fund the equipment portion of our new restaurant capital costs from our cash flows. We believe that this will reduce our upfront cash requirements associated with new restaurant growth and enable us to increase our return on these investments, although it will result in significant long term obligations under either operating or capital leases.

Quantitative and qualitative disclosure about market risk

Our risk related to the inherent risk in market-risk sensitive instruments and positions relates primarily to potential losses arising from adverse changes in interest rates. We are subject to changes in interest rates on borrowings under our new senior secured credit facility that bear interest at floating rates.

As of April 15, 2004, $15.0 million, or 10.3% of our total indebtedness of $145.5 million, bears interest at a floating rate. A hypothetical 10% unfavorable change in the interest rates for our variable rate borrowings, as of April 15, 2004, would increase our future interest expense by approximately $0.08 million per year. This sensitivity analysis does not factor in potential changes in the level of our variable interest rate borrowings, or any actions that we might take to mitigate our exposure to changes in interest rates.

New accounting pronouncements

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees. FIN 45 requires guarantors to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. FIN 45 also requires guarantors to disclose certain information for guarantees. The disclosure provisions of FIN 45 were effective immediately upon issuance in 2002. We adopted the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The adoption of the recognition and measurement provisions of FIN 45 had no effect on our consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. FIN 46 was effective January 1, 2004 for private companies with variable interest entities created on or after such date. FIN 46 is effective at the beginning of the first annual period beginning after December 15, 2004 for all other variable interest entities of private companies. We believe we created no variable interest entities on or after January 1,

2004 and we are currently reviewing our investment portfolio to determine whether any of our investee companies are variable interest entities.

In March 2003, the Emerging Issues Task Force (“EITF”) reached consensus on EITF Issue No. 02-16, Accounting by a Customer for Certain Consideration Received from a Vendor. EITF Issue No. 02-16 requires that certain cash consideration (rebates) received by a customer from a vendor be classified in the customer’s statements of operations as a reduction of cost of sales. The consensus was required to be applied to new arrangements entered into after December 31, 2002. We already account for rebates in cost of sales.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003. In November 2003, the FASB agreed to defer indefinitely the application of the guidance in SFAS No. 150 (recognition, measurement and disclosure requirements) to shares of nonpublic companies that are deemed mandatorily redeemable because of an event certain to occur, such as death or retirement of the holder, subject to certain exceptions. Our adoption of SFAS No. 150 requires that certain financial instruments that we would have otherwise classified as equity be reflected outside of stockholders’ equity in our consolidated balance sheets.

Business

Our company

We operate family-dining restaurants under two proven and well-recognized brands, Village Inn and Bakers Square. As of June 1, 2004, our company, which was founded in 1958, had 373 restaurants in 25 states, consisting of 269 company-operated restaurants and 104 franchised restaurants. Our restaurant locations are concentrated in particular regions in order to maximize operating efficiencies, including regional management, purchasing and advertising penetration. In addition to our restaurants, we operate three strategically located pie production facilities that produce premium pies that are offered in our restaurants and sold to third-party customers. With established brands and strong operational execution, we have delivered consistent financial performance. Our revenues increased from $359.3 million in 1999 to $389.2 million in 2003, while same unit sales increased an average of 0.3% per year during that same period. Both of our restaurant concepts operate in the stable family-dining segment of the restaurant industry. Over our 45-year history, we have concentrated on providing our customers great-tasting, high-quality food at reasonable prices with fast and friendly service. Our commitment to an attractive price-to-value relationship has enabled us to develop a stable base of repeat customers.

We continually seek to increase the efficiency of our operations, increase customer visits and sales per customer, provide new menu options for our guests and increase sales of higher margin items. Significant investments in our brands and operational improvements, including an investment of approximately $6.0 million to upgrade our information and restaurant point-of-sale (“POS”) systems in 2003, ongoing remodeling of our restaurants and reductions in purchasing and manufacturing costs have enabled us to improve our prime margin, which is our profitability expressed as a percentage of restaurant sales after deducting our two most significant costs, food and labor. Prime margin improved from 37.8% in 1999 to 41.4% in 2003. In addition, we have increased our margins by providing our managers with extensive training and the tools necessary to effectively operate our business, such as on-line ordering and bill processing and real-time information on key business metrics. We continually engage in selective menu engineering and the development of new menu items for our restaurants such as our signature oven-roasted focaccia sandwiches in our Village Inn restaurants, seasonal offerings such as artisan-style bread bowls filled with hearty soups and stews in our Bakers Square restaurants and a “Carb Counter” menu in our Village Inn restaurants. Our other efforts to drive sales growth include creative marketing programs, such as our successful new electronic gift card program, and expansion of our third-party customer base for our pies, which includes new accounts such as Albertsons and Darden Restaurants.

Village Inn

We opened our first Village Inn restaurant in 1958, and as of June 1, 2004 we had 223 locations, 119 of which were operated by our company and 104 of which we franchised. Our Village Inn restaurants are located in 21 states throughout the United States, primarily in the Rocky Mountain region, the Midwest, the Northwest and Florida, including attractive markets such as Denver (26 units), Phoenix (17 units), Omaha (13 units) and Salt Lake City (11 units). Village Inn is focused on family dining and appeals to a large segment of the population, and we believe it has a strong reputation for fast and friendly service, fresh food and reasonable prices. We are known for serving fresh breakfast items throughout the day, including our Ultimate Skillet meals, Pecan Roll French Toast, made-from-scratch buttermilk pancakes and fluffy three-egg omelets. Breakfast items accounted for 48% of Village Inn sales in 2003. We have also successfully leveraged our strong breakfast heritage to establish a well-developed brand platform encompassing a broad selection of traditional American fare for lunch and dinner, at price points that position us in the mid-range of the family-dining segment. Signature items on our lunch and dinner menus include our Portabella Chicken Skillet and our All-World Double Cheeseburger®. We frequently review and update our menus with the assistance of our team of in-house research and development chefs to enhance the attractiveness of our menu offerings to our customers. Customer loyalty is one of Village Inn’s strongest characteristics, with a significant number of customers who patronize our restaurants three or more times a month.

Our Village Inn restaurants are free-standing units which average approximately 5,000 square feet in size and can seat between 120 and 180 people. We are typically open from 6 a.m. to 12 a.m., allowing us to effectively generate revenue in all three dayparts. Our typical entrée prices range from $4.19 to $9.59 for breakfast items and from $4.69 to $10.49 for lunch and dinner items, with an average per-person check of $7.50 overall in 2003. In order to improve our efficiency and purchasing power, our menus are standardized throughout the United States, with some variations driven by regional preferences. In 2003, Village Inn’s average unit sales were $1.5 million, and corresponding average restaurant operating cash flow was $271,000, representing an 18.6% margin.

Bakers Square

The Bakers Square concept began in 1983 when we acquired 59 Poppin Fresh Pies restaurants from the Pillsbury Restaurant Group. Since then, we have grown Bakers Square to 150 company-operated restaurants as of June 1, 2004. Our Bakers Square restaurants are located in eight states, including California (53 units), Illinois (43 units) and Minnesota (25 units). The foundation of the Bakers Square concept is our signature freshly-baked pies, which accounted for 25% of Bakers Square’s sales in 2003. Building upon our reputation for quality pies, we have extended our offerings to include popular traditional American fare for breakfast, lunch and dinner. Bakers Square offers dozens of varieties of multi-layer specialty pies made from premium ingredients, which differentiates the concept from our family-dining competitors. Many of our customers complement their lunch or dinner with a serving of pie, while others purchase whole pies for at-home consumption throughout the year, particularly around the holidays. As with Village Inn, we use our team of in-house research and development chefs to regularly update the Bakers Square menu offerings to attract a wider demographic range of diners and increase repeat business from existing customers. For example, we have successfully promoted our artisan-style bread bowls filled with hearty soups and stews, along with popular menu favorites like our Stir-Fry Chicken Pita, Slow-Roasted Turkey Focaccia, Honey Mustard Chicken and Portabella Pot Roast.

Our Bakers Square restaurants are free-standing units which average approximately 4,500 square feet in size and can seat between 120 and 160 people. We are typically open from 7 a.m. to 11 p.m., with our highest traffic generated at lunch and dinner. Our typical entrée prices range from $3.79 to $8.99 for breakfast items and from $4.69 to $8.99 for lunch and dinner items, with an average per-person check of $8.32 overall in 2003. As with Village Inn, our menus are standardized across the United States, with some variations driven by regional preferences. In 2003, Bakers Square’s average unit sales were $1.5 million, and corresponding average restaurant operating cash flow was $184,000, representing a 12.6% margin.

Pie production operations

Complementing our restaurant operations, we produce premium pies for the Bakers Square and Village Inn restaurants and for sale to select third-party customers such as Bob Evans Farms, Market Day and Albertsons. In 2003, we produced 18 million premium pies. By producing pies at our three strategically located facilities, we are able to control the quality, consistency and freshness of our pies and enhance our distribution capabilities. We differentiate ourselves from other pie manufacturers by producing multi-layer pies, using premium ingredients such as whole cream, fresh fruits and high quality pie crusts, and maintaining a strict shelf life policy of no more than three days for the pies in our restaurants. At the 2003 National Pie Championships, we won 21 blue-ribbon awards, which was more than any other competitor.

We have recently improved the efficiency of our pie production operations and increased sales of our pies to third parties, including the addition of several new accounts such as Albertsons and Darden Restaurants. We have used our enterprise resource planning system to manage inventory and costs, concentrated our frozen pie production in our high volume Chaska, Minnesota facility to achieve economies of scale and restructured our delivery arrangements to obtain substantial savings.

Industry overview

The restaurant industry is a significant contributor to the U.S. economy, with total 2002 sales of $279 billion, the eleventh consecutive year of real growth. We believe this growth can be attributed to several key lifestyle and demographic trends, including the continued increase in spending on food consumed away from home and restaurant dining, and the continued growth in disposable incomes and key age groups of the population. The restaurant industry can be divided into two primary operating segments: full service restaurants (“FSR”) and limited service restaurants (“LSR”). Restaurants operating in the FSR segment present broad menu choices that are served to patrons by a waitstaff, while restaurants operating in the LSR segment serve customers at a counter or through a drive-thru window.

Our Village Inn and Bakers Square concepts operate in the “family-dining” category of the FSR segment. The family-dining category is the largest category in the FSR segment, with approximately $32 billion in sales in 2002. Family-dining sales grew at a compound annual growth rate of 1.6% from 1997 to 2002 and are projected to grow at a 1.0% compound annual growth rate for the period from 2002 to 2007, according to Technomic, Inc. The family-dining category is relatively fragmented, with the top 100 chains representing approximately 33% of total category sales in 2002. While not exhibiting the higher growth of certain other segments, we believe the family-dining category has a loyal customer base and stable characteristics. We believe that family-dining restaurants offer consumers a consistent dining experience with quality food at a lower cost per check than other FSR dining options.

Competitive strengths

Strong, well-operated base of restaurants. We are committed to consistently serving high-quality food while operating our restaurants efficiently. In focusing on the efficient operation of our restaurants, we pay strict attention to food costs, labor utilization and use of advanced technology. From 1999 to 2003, these efforts contributed to a reduction of our food costs (including the effects of increases in menu prices and third-party pie sales) as a percentage of revenue from 29.8% to 26.6% and a reduction of our labor costs as a percentage of revenue from 32.4% to 32.0% over that same period. Consistent with our commitment to maximize efficiency, over the last five years we have invested approximately $15.5 million in our SAP enterprise resource planning system, ReMACS information system and POS system. In addition, the geographic diversification of our restaurants mitigates our exposure to regional economic downturns. Despite a challenging economic environment, our revenues and Adjusted EBITDA increased from $382.1 million and $38.9 million in 2001, respectively, to $389.2 million and $39.3 million in 2003, respectively, while average unit sales were stable at $1.5 million during that same period.

Proven, well-recognized brands with a loyal customer base. We believe our customers are attracted to our consistently high level of food quality and our attractive price-to-value relationship, which are key attributes of our brands. With an average per-person check between $6 and $9, we are positioned between the limited service and casual dining restaurant segments and attract customers that are seeking consistent quality and variety at reasonable prices. The great-tasting food, excellent service and affordable prices at our Village Inn restaurants have helped us establish and maintain a loyal customer base, a significant number of whom are long-term patrons who visit our restaurants three or more times per month. Bakers Square is distinguished by its selection of award-winning, freshly-baked premium pies that reflect the slogan “The Best Pie in America®.” Bakers Square has strong customer awareness as a destination for freshly baked pies, which accounted for 25% of its sales in 2003, and also offers a wide selection of breakfast, lunch and dinner specialties.

Attractive new store growth opportunity. We believe that our existing markets provide an opportunity to leverage the regional strength of the Village Inn and Bakers Square brands to generate efficient, low-risk growth. Within our existing markets we believe we can increase market share by adding new restaurants and gain operational efficiencies by clustering them with our already established restaurants. We believe that opening new restaurants in our existing markets enables us to reduce the risks associated with growth because of our familiarity with competitive conditions, consumer tastes and demographics in existing markets. Our new restaurant openings have demonstrated significant return on investment, with restaurant operating profits as a percentage of initial cash investment averaging over 44% for the last six restaurants we have opened during the last three fiscal years. We seek to reduce construction costs through the use of our in-house development team of real estate, design and legal professionals. With an average projected investment of approximately $450,000 for leased units, we believe we have a low-cost economic model for the continued development of new restaurants.

Significant investment in infrastructure and brands. We invest a significant amount of capital to implement up-to-date technology, and we are focusing on remodeling our restaurant base on average every seven years. We recently created new exterior and interior restaurant designs for Village Inn and Bakers Square that we intend to utilize at selected sites. In 2004, we plan to spend approximately $11.2 million on the maintenance and remodeling of our existing restaurants. We also have invested $15.5 million in technology over the last five years to increase our efficiency. At the unit level, we implemented a ReMACS information system for managing our back office operations, which provides managers with enhanced electronic food ordering, inventory, ideal and actual food cost reporting, cash control and labor management tools. In 2003, we invested approximately $6.0 million to implement an improved POS system and related hardware upgrades in all our restaurants. Our POS system enhances our ability to track sales, product mix, labor dollars and hours, and payment information for each of our restaurants on a daily basis. In addition, we have invested capital to upgrade the quality and cost effectiveness of our pie production operations. We have also implemented an SAP enterprise resource planning system in all of our pie production plants which allows us to measure and reduce waste, labor costs and inventory levels.

Proprietary, high quality pie manufacturing capability. Premium pie production is a core competency and key point of differentiation for us. We use quality ingredients to produce multi-layer pies for our Bakers Square and Village Inn restaurants, and we also sell pies to third parties such as Market Day and Bob Evans Farms. By producing our award-winning pies at company-operated baking facilities, we are able to control the quality and consistency of our pies and retain greater control over delivery. Our current pie manufacturing facilities can support additional growth, which will support increased sales internally to our restaurants as well as to third parties. We have recently realigned our frozen pie manufacturing operations to gain economies of scale from our highly-automated Chaska, Minnesota facility, positioning ourselves to increase sales to third parties.

Experienced management team. Our executive management team has extensive restaurant industry experience. Debra Koenig, our Chief Executive Officer, joined us in June 2003 after a 25-year career with McDonald’s Corporation. As President of the Southeast region, she was responsible for McDonald’s largest U.S. division, with approximately $4 billion in annual sales, consisting of approximately 2,675 franchised restaurants and 290 owned restaurants. The balance of the senior management team consists of career restaurant executives who have an average of 27 years experience in the industry. We believe that we have a well-trained and experienced waitstaff in our restaurants, which has been a key factor in maintaining a loyal customer base over the years, as many relationships have been created between our restaurant staff and regular customers.

Competitive strategy

Increase same unit sales growth. We have recently undertaken various initiatives to increase same unit sales in our existing restaurants, including menu engineering and targeted marketing programs. We intend to grow sales by increasing the frequency of seasonal, regional and other menu features such as our successful new artisan-style bread bowl soup specials at Bakers Square, skillet meals such as the Carnitas Skillet at Village Inn and our “Carb Counter” menu at Village Inn. In addition, we are placing greater emphasis on food and menu promotion in our marketing and advertising, which we believe will be more effective in generating additional sales. Our other marketing initiatives include the introduction of new customer loyalty programs, such as our successful electronic gift card program introduced in 2003, and increasing the use of traffic building promotions. Additionally, from time to time, we raise menu prices while being careful to maintain an attractive price-to-value relationship.

We also intend to increase sales growth through our remodeling program, in which we seek to modernize our existing units on average every seven years. From 2001 to 2003, we remodeled 53 of our company-operated restaurants at a total cost of $6.4 million. We have designed and are implementing an updated exterior design for our Village Inn and Bakers Square concepts to heighten exterior curb appeal and provide for more visually attractive restaurants. Our remodeling efforts, such as the recent addition of outdoor patios to several of our restaurants in Florida, are intended to increase our appeal with existing customers and also attract new customers.

Continue improving operating margins. While we believe we currently have strong operating margins, continued implementation of best practices in food cost management and labor efficiency can help enhance our margins. For example, we modified our internal processes to give our restaurant managers greater control over employee utilization and overtime, which has reduced our overtime costs by 40.4% from 2001 to 2003. We have also focused on menu engineering by increasing the prominence of higher margin items on our menus and increasing the frequency of specials, many of which have higher margins. In addition, the expansion of our restaurant base and increased third-party sales will result in greater absorption of fixed costs and therefore increase margins in our pie production operations. We have successfully instituted cost controls in our pie production and delivery processes and are expanding our third-party customer base.

Maintain an attractive price-to-value relationship. We believe one of the hallmarks of our Village Inn and Bakers Square restaurants is the attractive value we provide our customers. Our broad offering of appetizing and affordable breakfast, lunch, dinner and dessert items is designed to appeal to a demographically diverse customer base, including families, senior citizens and other value-oriented diners. In order to maintain our relatively low average per-person check while providing high quality food, we must operate our restaurants in a very efficient manner. Some recent examples of our continuing efforts to increase our efficiency include upgrades to our information and restaurant POS systems, reductions in purchasing and manufacturing costs, daily monitoring of the performance of each of our restaurants and extensive employee training. We believe our efficient operations and value focus enable us to provide high quality food at reasonable prices, giving us a competitive advantage in attracting new diners and maintaining our loyal customer base.

Continue disciplined expansion. We plan to continue our expansion in a disciplined manner by strategically adding restaurants in both of our concepts within existing and contiguous markets. By clustering restaurants, we spread costs and leverage our regional management, marketing, purchasing and hiring capabilities. We have a team of dedicated in-house professionals focused on site selection, design and construction of new restaurants in a timely and cost-effective manner. While we presently intend to focus our expansion efforts on company-operated restaurants, we may also pursue selected franchise opportunities.

Opportunistically pursue competitors’ units for conversion and acquire franchise restaurant territories. We believe that acquiring selected competitors’ units for conversion is an effective way to economically add new restaurants. These units can often be acquired and converted at substantially lower costs and opened more quickly than newly constructed restaurants. They also provide an opportunity to expand in markets where attractive open sites are not available. We rigorously assess potential conversions against our pre-established criteria to reduce the risks associated with opening restaurants at these sites.

In addition, we believe that acquisitions of current Village Inn franchises are an attractive avenue for growth. Acquisition opportunities arise as franchisees retire or seek liquidity. For example, in 2003, we acquired a Village Inn franchise territory in the Albuquerque, New Mexico area encompassing eight restaurants.

Our background

We opened our first restaurant under the name “Village Inn Pancake House” in Denver, Colorado in 1958. Due to the success of the Village Inn concept, we began franchising the brand, and our first franchise restaurant opened in 1961. We introduced the Bakers Square concept in 1983 when we acquired

59 Poppin Fresh Pies restaurants from the Pillsbury Restaurant Group. We transformed the Poppin Fresh Pies restaurants, all of which were located in the Midwest, into the Bakers Square concept. In 1984, we acquired 175 former Sambo’s restaurants in California, Florida and Arizona. We converted these restaurants in California into Bakers Square restaurants, which served as the basis for our expansion to the West Coast, and we converted the Florida and Arizona restaurants into Village Inn restaurants.

We completed an initial public offering in 1982 and changed our name from Village Inn Pancake House, Inc. to VICORP Restaurants, Inc. Following our initial public offering, we were publicly traded until we were acquired in a going-private transaction led by the private equity firms Goldner Hawn Johnson & Morrison and BancBoston Capital in May 2001. In June 2003, we were acquired in a transaction led by the private equity firm Wind Point Partners.

Our sponsor

Wind Point Partners is a private equity investment firm that manages over $1 billion in commitments from pension funds and has invested in more than 75 companies since its founding in 1983. Wind Point’s strategy is to partner with top caliber CEOs and to align its economic interests closely with those of company management teams through significant equity participation. Wind Point typically invests between $20 million and $70 million in transactions such as leveraged buyouts, recapitalizations, industry consolidations and expansion capital transactions involving companies with revenue between $50 million and $500 million.

Operations and controls

To maintain a consistently high level of food quality and service in our restaurants, we have established uniform operational standards relating to the quality of ingredients, preparation of food, menu selection, maintenance of premises and employee conduct. We require each of our restaurants to operate in accordance with these rigorous standards, and our managers are responsible for implementing these standards.

To reduce costs and improve the management of our restaurant and pie production operations, we have recently updated our information systems, including our ReMACS back-office system, our POS system and our enterprise resource planning system. Our ReMACS information system provides our restaurant managers with improved electronic food ordering, inventory, ideal and actual food cost reporting, cash control and labor management tools. By using our recently upgraded POS system in our restaurants, we are able to track sales, product mix, labor dollars and hours, and credit card and cash deposit information for each of our restaurants on a daily basis. We use an SAP enterprise resource planning system in our pie production facilities to measure and reduce waste, labor costs and inventory levels. In addition, to enable us to better understand and manage our operations, we maintain a central database of information and data relating to decisions support, cash and sales, enterprise resource planning and our vital systems.

Site development and expansion

We believe that the locations of our restaurants are critical to our long-term success, and we devote significant time and resources to analyzing each prospective site. We plan to expand in a number of ways, including through the development of new sites, the conversion of competitors’ sites, and the purchase of franchised sites from franchisees. The costs of opening a Bakers Square or Village Inn restaurant may vary by restaurant depending upon, among other factors, the location of the site, the method of acquisition and the amount of construction required. With an average projected investment of approximately $450,000 for leased units, we believe we have a low-cost economic model for the continued development of new restaurants. At times, we receive landlord development and/or rent allowances for leasehold improvements, furniture, fixtures and equipment. In addition, we anticipate that we will enter into sale-leaseback transactions and other leasing arrangements with respect to our newly constructed restaurant properties. The standardized decor and interior design of each of our restaurant concepts can be readily adapted to accommodate different types of building configurations.

We use our in-house development team, including real estate, design and legal professionals, to find, evaluate and negotiate new sites for our restaurants. We evaluate potential sites based on a number of criteria, including surrounding population density, demographic information, median household income and size, location, area restaurant competition, traffic, access, visibility, potential restaurant size, parking and signage capability. We also selectively use outside consultants who specialize in site evaluation to provide independent validation of our sales potential estimates for new sites. Since January 2003, we have opened two newly constructed restaurants.

We may also purchase our competitors’ sites and convert them to our restaurant concepts. We evaluate each potential conversion site using the same criteria that we use to evaluate new restaurant sites. We believe that conversion can be a cost-effective method for adding new restaurants. Since January 2003, we have converted five of our competitors’ restaurants to our concepts.

We also may grow by purchasing franchised Village Inn restaurants from our franchisees. These opportunities may arise as our franchisees retire or seek liquidity for their investment. For example, in 2003 we acquired eight franchised Village Inn restaurants located in the Albuquerque, New Mexico area.

Restaurant staffing and training

Attraction and retention of quality employees, continuous employee development, regular communication of expectations and regular performance feedback are critical factors that help us achieve customer satisfaction. We believe we distinguish ourselves by the quality of personnel and longevity of service among our Regional Managers, restaurant general managers and hourly staff. We attribute much of our success in retaining our management and employees to our extensive training programs, attractive cash incentive compensation program and competitive benefit programs.

Each of our restaurants is typically managed by one general manager, one associate manager and one assistant manager. On average, general managers possess over eight years of experience with us. Each of our general managers has primary responsibility for day-to-day operations in one of our restaurants, including hiring/firing, scheduling, cleanliness of the restaurant and restaurant cash flows. The restaurant managers are supported by Regional Managers, Regional Vice Presidents (or District Managers in California) and our corporate office. As of June 1, 2004, we had 32 Regional Managers, each of whom is responsible for managing approximately nine restaurants in a designated geographic region in a manner consistent with our strategies, policies and standards of quality. The Regional Managers report to one of three Regional Vice Presidents of Operations or two District Managers (in California). Our Regional Vice Presidents of Operations participate in every aspect of our restaurant operations, from organizing quality management teams for the restaurants to routine visits to each location.

Our training programs are designed to equip our employees and franchisees with the skills necessary to help us achieve our objectives. We focus on outcome-based training, emphasizing the acquisition of basic skills and behavior that result in desired performance for specific positions. The average time in training for a manager new to our company is eight to ten weeks. At the successful completion of training they are placed in a restaurant as an assistant manager. At this point the manager continues to be trained and developed, utilizing a program called Management Development Criteria. This ongoing training challenges the new manager to thoroughly understand and demonstrate proficiency in all facets of management of our restaurants. Upon completion, the manager is eligible to participate in our bonus program. In addition to these programs, we conduct field training for our restaurant managers covering a variety of topics such as new products, food safety and management development. For each of our franchised restaurants, we require that a minimum of two managers receive certification through our management training program. Additionally, we require our franchisees to successfully complete our management training program prior to the scheduled opening of any of our franchised restaurants.

Marketing, advertising and menu development

The family-dining segment in which our restaurant concepts operate attracts customers seeking quality, consistency, variety and value, with an average per-person check between $6 and $9. Our mid-range price positioning in the family-dining segment provides the competitive advantage of flexibility in menu choices by offering higher or lower priced items based on customer preferences. We use various marketing techniques, such as television and radio (in geographic markets where we have sufficient market penetration), newspaper, direct mail and point-of-purchase materials to promote our restaurant concepts and gain market share. Other marketing initiatives include our successful electronic gift card program. We have sold $2.2 million worth of gift cards from the introduction of this program in November 2003 through June 1, 2003. We produce our advertising in-house, which we believe allows us to present advertising and marketing materials that are consistent with the characteristics of our Village Inn and Bakers Square concepts in a cost-effective manner.

In our ongoing effort to maximize our sales and profitability, we engage in careful menu engineering and the development of new menu items. We maintain a modern test kitchen at our headquarters staffed by highly qualified food professionals who create new menu offerings as well as new pie recipes. Before new items are introduced, a program of testing is undertaken to assess customer acceptance and implementation considerations. In preparing menu items, we emphasize quality and freshness, as well as trends in the family-dining segment as illustrated by our introduction of “Carb Counter” menu items in our Village Inn restaurants. New items may be offered on a promotional or seasonal basis, serve as special items to provide variety to our regular menus, or become a permanent part of our offerings.

Purchasing and distribution

Our ability to maintain consistent quality throughout our restaurants depends in large part upon our ability to acquire food products and related items from reliable sources in accordance with our specifications. We make centralized, national purchasing decisions for most menu ingredients to gain favorable prices and maintain quality and freshness levels. We negotiate directly with our major suppliers to obtain competitive prices and use purchase agreements in an effort to stabilize the potentially volatile pricing associated with certain commodities. We also routinely negotiate with prospective suppliers in an effort to obtain competitive pricing. We believe that we have good relationships with our suppliers and that alternative supply sources are readily available if necessary.

We depend on multiple third parties, including traditional food distributors such as Sysco, to deliver our pies from our three pie manufacturing facilities to all of our restaurants and to our third-party customers in refrigerated trucks to ensure quality and freshness. We recently restructured our delivery and distribution arrangements to obtain substantial savings.

Franchise program

We established our first Village Inn franchise in 1961. As of June 1, 2004 we had a total of 104 franchised Village Inn restaurants, operated by 26 franchisees, each with one to eleven restaurants. We believe that we currently enjoy solid working relationships with our franchisees. We presently intend to focus our expansion efforts on company-operated restaurants but may pursue selected franchising opportunities.

We generally seek franchisees that have related business experience and access to capital to build out and support the Village Inn concept. We also provide our franchisees with access to training, marketing, quality control, purchasing/distribution and operations assistance. A franchisee is required to pay an initial franchise fee for a 15 year franchise term. Until the end of their first year of operation, our franchisees also pay us a royalty fee of $1,154 a week and a marketing fee of $577 a week. A franchisee is also typically obligated to pay a fee for renewal of a franchise agreement beyond the initial term. After the first year of operation, our franchisees are required to pay royalty fees of 4% of gross sales as well as marketing fees of 2% of gross sales. Our standard franchise agreement gives our franchisees the right to use our trademarks, service marks, trade dress and our recipes, systems, manuals, processes and related items. Our franchise consultants work toward visiting each of our Village Inn franchisees four times a year to monitor their business and to ensure that their stores meet with our quality standards.

Competition

The restaurant industry is highly competitive with respect to price, quality and speed of service, and quality and value of the food products offered. The number and location of units, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development are also important competitive factors. Changes in consumer tastes and preferences, economic conditions or population demographics as well as shifts in traffic patterns, can also impact operations and profitability.

We compete in the family-dining category within the full-service segment of the restaurant industry. Key competitors in this category for Village Inn include Denny’s, International House of Pancakes (“IHOP”), Perkins, and, to a lesser extent, Country Kitchen, Cracker Barrel, Shoney’s and Waffle House. Our Midwest Bakers Square restaurants face competition from Denny’s, IHOP, independent restaurants and, to a lesser extent, Bob Evans, Embers and Perkins. Competitors for our California Bakers Square restaurants include Coco’s, Denny’s, Marie Callender’s and, to a lesser extent, Carrow’s, Hof’s Hut and Polly’s. Some of these competitors have greater financial, distribution and brand resources than we do. Our restaurants, like all other restaurants, also face heightened competition from supermarkets, many of which are increasing the breadth of their meal offerings in the form of fresh entrées and side dishes.

Intellectual property

We have an extensive portfolio of registered service marks, trademarks and logos, including “Bakers Square®,” “Village Inn®,” “Village Inn Pancake House®,” “Best Pie in America®,” “Great Food. Unbelievable Pie.®,” “The Skillet Experts®,” “Good Food ... Good Feelings®,” “The Breakfast Experts®” and “J. Horner’s®.” We believe that our service marks, trademarks and logos are valuable to the operation of our restaurants and are important to our marketing strategy. Our policy is to actively pursue and maintain registration of our service marks, trademarks and logos where our business strategy requires us to do so and to oppose vigorously any infringement or dilution of our service marks, trademarks or logos. However, we cannot predict whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concepts. It may be difficult for us to prevent others from copying elements of our concepts, and any litigation to enforce our rights will likely involve significant costs.

Environmental matters

Our operations are subject to federal, state and local laws and regulations relating to environmental protection, including regulation of discharges into the air and water. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

Some of our properties are located on or adjacent to sites that we know or suspect to have been used by prior owners or operators as retail gas stations or industrial facilities. Such properties previously contained underground storage tanks, and some of these properties may currently contain abandoned underground storage tanks. We do not believe that we have contributed to the contamination at any of our properties. It is possible that petroleum products and other contaminants may have been released at or migrated beneath our properties into or through the soil or groundwater. Under applicable federal and state environmental laws, we, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any contamination. While we seek to obtain certain assurances relating to environmental issues at the properties that we purchase from the prior owners of the properties or from third parties, we cannot assure you that we will not be liable for environmental conditions relating to our prior, existing or future restaurants or restaurant sites. If we are found liable for the costs of remediation of contamination at any of these properties, our operating expenses would likely increase and our operating results would be materially adversely affected.

Governmental regulation

We are subject to various federal, state and local laws affecting the operation of our business, as are our franchisees, including various health, sanitation, fire and safety standards. Each of our restaurants and pie production facilities is subject to licensing and regulation by a number of governmental authorities, which include zoning, health, safety, environmental, sanitation, building and fire agencies in the jurisdiction in which the restaurant is located. We are also subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. In addition, all of our restaurants located in California sell beer and wine. As a result, we are required to comply with applicable alcohol licensing requirements and alcoholic beverage control regulations.

We also are subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters as minimum wages, overtime and other working conditions. A significant portion of our hourly staff is paid at rates consistent with the applicable federal or state minimum wage and, accordingly, increases in the minimum wage will increase our labor cost.

The federal Americans with Disability Act prohibits discrimination on the basis of disability in public accommodations and employment. We are required to comply with the Americans with Disabilities Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with significant renovations of existing facilities.

Employees

As of June 1, 2004, we had 11,413 employees, consisting of 7,289 part-time employees and 4,124 full-time employees. We employ 174 employees at our corporate headquarters. Our employees are not covered by any collective bargaining agreement, and we consider our employee relations to be good. In 2003, employees at one of our pie manufacturing facilities conducted an election to unionize our 338 employees at that facility. This effort was unsuccessful; however, our employees could engage in future unionization efforts that may succeed.

Properties

We own our executive offices consisting of approximately 93,050 square feet in Denver, Colorado, subject to a mortgage. In addition we own two pie production facilities, each with approximately 63,000 square feet, located in Chaska, Minnesota and Oak Forest, Illinois, and we lease a pie production facility consisting of approximately 68,000 square feet located in Santa Fe Springs, California, each of which is subject to a mortgage. We believe that our current office and operating space is suitable and adequate for its intended purposes and that we have the ability to increase production at our pie production facilities without significant capital expenditures.

Our restaurants for both Village Inn and Bakers Square provide seating capacity for approximately 120 to 180 customers. Our typical restaurant averages 5,000 square feet. We currently own 35 properties in whole or in part. Of our 35 owned properties, we own both the land and the building for twelve of these locations, we own the building and lease the land for 21 of these locations, and we own the land on two properties which are currently undeveloped. All of our owned properties are subject to mortgages, except for the two properties which are currently undeveloped. We have operating restaurants located on 29 of these properties (eight restaurants on properties where we own both the building and land, and 21 restaurants on properties where we own the building and lease the land), pie production facilities located on two of these properties, and our executive offices located on one of these properties. In addition, we lease both the building and the land for 240 properties on which we operate restaurants. 176 of our leased properties are subject to leasehold mortgages. We also lease 12 restaurants that we sublease to franchisees. All of our other franchise restaurants are leased or owned directly by the respective franchisees.

Locations. As of June 1, 2004, we and our franchisees operated 373 restaurants as follows

Village Inn restaurants:

	Number of
	company-	Number of	Total
	operated	franchised	number of
State of operation	restaurants	restaurants	restaurants

Alaska	—	3	3
Arizona	21	—	21
Arkansas	—	4	4
Colorado	32	16	48
Florida	11	16	27
Illinois	2	1	3
Indiana	1	—	1
Iowa	16	4	20
Kansas	—	10	10
Minnesota	—	3	3
Missouri	—	4	4
Nebraska	16	3	19
New Mexico	8	6	14
North Dakota	—	2	2
Oklahoma	—	6	6
Oregon	1	3	4
Texas	—	8	8
Utah	11	2	13
Virginia	—	1	1
Washington	—	3	3
Wyoming	—	9	9
Total	119	104	223

Bakers Square restaurants:

	Number of
	company-	Number of	Total
	operated	franchised	number of
State of operation	restaurants	restaurants	restaurants

California	53	—	53
Illinois	43	—	43
Indiana	3	—	3
Iowa	3	—	3
Michigan	7	—	7
Minnesota	25	—	25
Ohio	8	—	8
Wisconsin	8	—	8
Total	150	—	150

Legal proceedings

We are parties to lawsuits, revenue agent reviews by taxing authorities and legal proceedings, of which the majority involve workers’ compensation, employment practices liability and general liability claims arising in the ordinary course of business. We are currently defendants in two purported class action claims of this type in California. The first class action claim was brought in October 2003 by two former employees and one current employee of ours, and the second class action claim was brought in May 2004 by two former employees of ours. The complaints allege that we violated California law with regard to rest and meal periods, bonus payment calculations (in the October 2003 complaint), overtime payments (in the May 2004 complaint) and California law regarding unfair business practices. The classes and subclasses alleged in the actions have not been certified by the respective courts at the current stages of the litigation, but generally are claimed in the 2003 complaint to include persons who have been employed by us in California since October 17, 1999 in the positions of food server, restaurant general manager and assistant restaurant manager, and generally are claimed in the 2004 complaint to include persons who have been employed by us in California since May 21, 2000 in the positions of restaurant general manager and restaurant associate manager. No dollar amount in damages is requested in either complaint, and the complaints seek statutory damages, compensatory damages, interest and attorneys’ fees in unspecified amounts. We believe that these matters, individually and in the aggregate, will not have a significant adverse effect on our financial condition. However, a significant increase in the number of these claims or an increase in the number of successful claims would materially adversely affect our business, prospects, financial condition, operating results or cash flows.

Management

Directors and executive officers

The following table sets forth certain information regarding our Board of Directors and executive officers as of June 1, 2004.

Name	Age	Position

Debra Koenig	51	Chief Executive Officer and Director
Robert Kaltenbach	59	Chief Operating Officer
Anthony Carroll	52	Chief Financial Officer
Walter Van Benthuysen	65	Director and Chairman of the Board
Robert Cummings	56	Director
Wayne Kocourek	67	Director
Michael Solot	40	Director

Debra Koenig has been our Chief Executive Officer and one of our directors since June 2003. She joined us after a 25 year career with McDonald’s Corporation. Ms. Koenig’s most recent position was President of the Southeast Division from 1997 to 2001. In this role she was responsible for McDonald’s largest U.S. division, with $4 billion in sales, consisting of approximately 2,675 franchised restaurants and 290 company-operated restaurants in 14 states.

Robert Kaltenbach has been our Chief Operating Officer since November 2000, after serving as President of our Village Inn division since December 1994. Mr. Kaltenbach began his career with us in 1988 as Vice President of Franchise Operations of Village Inn. Mr. Kaltenbach’s professional career includes over 33 years of management experience in several aspects of the foodservice industry, including extensive experience with new concept development and positioning.

Anthony Carroll has been our Chief Financial Officer since February 2004. From June 2000 until December 2002 Mr. Carroll was Chief Financial Officer of ProcureZone.com, LLC, which provided an Internet-based procurement tool for the utility industry. Mr. Carroll was Chief Financial Officer for Au Bon Pain Co., Inc. and its successor, ABP Corporation, from October 1988 until June 2000. Mr. Carroll began his career with PriceWaterhouseCoopers and is a Certified Public Accountant.

Walter Van Benthuysen has been one of our directors and Chairman of the Board since June 2003. Mr. Van Benthuysen served as a member of the Board of Directors of Value Added Bakery Holding Company and as its Chairman of the Board from December 1998 until December 2003. He also served as Chairman of the Board of Hazelwood Farms, a subsidiary of Supervalu, Inc., from September 1995 to December 1998. Previously, Mr. Van Benthuysen was the Executive Vice President of Quaker Oats Company until he retired in October 1995. Mr. Van Benthuysen is also a director of Nonni’s Food Company, Inc.

Robert Cummings has been one of our directors since June 2003. Mr. Cummings has been a Managing Director of Wind Point Advisors LLC, a private equity investment firm, since 1987. Investment funds affiliated with Wind Point Advisors LLC control our company. He is also a director of Procyon Technologies, Inc., Nonni’s Food Company, Inc. and Qualitor, Inc.

Wayne Kocourek has been one of our directors since June 2003. He is Chairman, Chief Executive Officer and Managing Member of Mid Oaks Investments LLC, a private equity investment company that he founded in 1997. He is also currently a director of Little Rapids Corporation, Liquid Container Inc., Profile Products LLC, Environmental Materials LLC and Peak Sensor Systems LLC.

Michael Solot has been one of our directors since June 2003. He has been employed by Wind Point Advisors LLC, a private equity investment firm, since 1999, most recently as a Principal. Investment funds affiliated with Wind Point Advisors LLC control our company. Prior to joining Wind Point, Mr. Solot spent six years in various operating and strategy positions with Werner Ladder Co. Mr. Solot has also held positions as an Associate with Goldman, Sachs and Co. and as a Consultant with Bain & Co.

Ms. Koenig, Mr. Van Benthuysen, Mr. Cummings, Mr. Solot and Mr. Kocourek were elected as directors in June 2003 pursuant to the stockholders agreement described in “Certain relationships and related party transactions.” Our directors serve until their successors have been elected and qualified or until their earlier resignation or removal. Our executive officers are elected by and serve at the discretion of our Board of Directors.

Our Board of Directors has an Audit Committee that is responsible, among other things, for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is comprised solely of Messrs. Kocourek and Van Benthuysen. Our Board of Directors has determined that Mr. Kocourek qualifies as an “audit committee financial expert” and that Mr. Van Benthuysen is “independent” as defined in federal securities laws.

VICORP Restaurants, Inc., VI Acquisition Corp. and Village Inn Pancake House of Albuquerque, Inc. have entered into separate indemnification agreements with their directors under which each company has agreed to indemnify, and to advance expenses to, each of that company’s directors to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as that company’s directors and officers.

Executive compensation

The following table discloses the compensation awarded by us for services rendered during our last fiscal year to the chief executive officer and to the other named executive officers.

Summary compensation table

				Long-term
				compensation

	Annual compensation			Awards

				Restricted	Securities
Name and principal				stock	underlying	All other
position	Year	Salary	Bonus	awards(1)	options(2)	compensation

Debra Koenig(3)	2003	$251,505	$—	—	—	$63,557(4)
Chief Executive Officer
Joseph Trungale	2003	339,066	—	—	—	1,046,248(5)
Former Chief Executive Officer
Robert Kaltenbach	2003	430,560	71,782	—	—	506,308(6)
Chief Operating Officer
William Hoppe	2003	107,689	—	—	—	116,633(7)
Former Chief Financial Officer

(1) The shares represented by the restricted stock award were purchased by the executive at a price equal to $1.00 per share, the fair market value on the date of purchase, and are subject to certain repurchase rights upon termination of employment. The shares vest over a five year period at the rate of 20% per year, beginning on June 13, 2004, and will become fully vested upon a change in control. The number of restricted shares of common stock held by Ms. Koenig at the end of 2003 was 86,250 and the dollar value of such shares at the end of last year was $86,250, which is equal to the total amount paid for the shares by Ms. Koenig. The number of restricted shares of common stock held by Mr. Kaltenbach at the end of 2003 was 45,000 and the dollar value of such shares at the end of last year was $45,000, which is equal to the total amount paid for the shares by Mr. Kaltenbach. To the extent dividends are paid on the common stock, dividends shall also be paid on shares represented by the restricted stock awards.

(2) Prior to 2003, Mr. Kaltenbach and Mr. Trungale were granted options to purchase shares of Midway Investors Holdings Inc. Upon the acquisition of Midway by VI Acquisition Corp., Mr. Kaltenbach and Mr. Trungale exchanged their options to purchase shares of Midway for options to purchase preferred stock of VI Acquisition Corp. As a result of such exchange, Mr. Kaltenbach has an option to purchase 458.57 shares of the preferred stock of VI Acquisition Corp. at an exercise price of $24.80 per share. The option is fully vested and exercisable. Mr. Trungale received an option to purchase 947.39 shares of the preferred stock of VI Acquisition Corp. Mr. Trungale’s option is no longer outstanding.

(3) Ms. Koenig was named our Chief Executive Officer on June 13, 2003.

(4) Consists of payments to Ms. Koenig totaling $62,938 for relocation expenses and payment of $619 in term life insurance premiums on Ms. Koenig’s behalf.

(5) Mr. Trungale’s employment terminated on September 2, 2003. Consists of severance payments totaling $14,531, a change in control payment of $1,000,000, payment of accrued vacation totaling $27,945, payment of COBRA premiums of $1,172, and payment of $2,600 in term life insurance premiums on Mr. Trungale’s behalf.

(6) Consists of our contribution of $4,000 to Mr. Kaltenbach’s 401(k) plan maintained by us, a change in control payment of $500,000, and payment of $2,308 in term life insurance premiums on Mr. Kaltenbach’s behalf.

(7) Mr. Hoppe’s employment terminated on July 31, 2003. Consists of severance payments totaling $112,500, payment of accrued vacation totaling $3,654, and payment of $479 in term life insurance provisions on Mr. Hoppe’s behalf.

Employment and severance agreements

Employment contracts

We have entered into employment agreements with Ms. Koenig, Mr. Kaltenbach and Mr. Carroll. Under Ms. Koenig’s employment agreement, she is entitled to receive a minimum base salary of $400,000, less applicable tax withholding, as well as an annual performance bonus targeted at 50% of base salary. The annual performance bonus is based upon achievement of our annual budget that is determined by our Board in its sole discretion.

If Ms. Koenig’s employment is terminated by us without “cause”, she is entitled to a severance payment equal to 12 months of her base salary, which severance is payable over the 12 month period immediately following the termination of her employment. In addition, during the 12 month severance period, we will pay the cost of Ms. Koenig’s health care continuation coverage under COBRA at the same rate that we pay for health insurance for our active employees, if Ms. Koenig elects COBRA continuation coverage. Ms. Koenig will also be entitled to the foregoing severance payments if she terminates her employment for “good reason,” which is generally defined as a diminution in her duties or position that is not remedied after notice or a breach of her employment contract by us (which includes any decrease in Ms. Koenig’s base salary without her consent or a required relocation outside of the Denver area) that is not remedied after notice.

Mr. Kaltenbach’s employment agreement is substantially the same as Ms. Koenig’s, except that he is entitled to receive a minimum base salary of $430,560, less applicable tax withholding. In addition, if Mr. Kaltenbach’s employment is terminated by us without “cause” (or by him for “good reason”), his severance payment will be an amount equal to $500,000, payable in equal installments over a period of 12 months. In addition, Mr. Kaltenbach received an option to purchase 458.57 shares of our preferred stock at an exercise price of $24.80 per share. The option is fully vested and will expire on June 12, 2013, subject to earlier termination in the event Mr. Kaltenbach’s employment is terminated.

Mr. Carroll’s employment agreement is substantially the same as Ms. Koenig’s, except that he is entitled to receive a minimum annual base salary of $225,000, less applicable tax withholding, and his annual performance bonus is targeted at 40% of base salary. In addition, if Mr. Carroll’s employment is terminated by us without “cause” (or by him for “good reason”), he is entitled to receive as severance the continuation of his base salary then in effect for a period of one month for each month in which he was employed by us, up to a maximum of 12 months, payable in accordance with our payroll policy.

Ms. Koenig, Mr. Kaltenbach and Mr. Carroll are also each subject to noncompetition restrictions for a period of at least twelve months following termination of their employment and nonsolicitation restrictions for a period of two years following employment termination. We may, in our discretion, extend the noncompetition period up to a maximum period of twelve additional months by similarly extending the period for which they are entitled to receive severance.

Management agreements

Ms. Koenig, Mr. Kaltenbach and Mr. Carroll have entered into certain Management Agreements with us pursuant to which they purchased restricted shares of our common stock at a price equal to $1.00 per share. The shares vest over a period of five years at the rate of 20% per year and are subject to certain repurchase rights upon termination of employment. Upon termination of employment, all vesting ceases and the unvested shares may be repurchased by us at their original cost and the vested shares may be repurchased at fair market value (unless termination is for “cause” or voluntarily by the employee without “good reason”, in which event all of the shares may be repurchased by us at the lesser of original cost or fair market value). In addition, pursuant to the Management Agreements, following the termination of Ms. Koenig’s or Mr. Kaltenbach’s employment, we may elect, or, in the event of their deaths, their respective estates may compel us, to repurchase certain shares of our preferred stock and common stock previously acquired by Ms. Koenig and Mr. Kaltenbach. The purchase price for such shares will be equal to fair market value with respect to the common stock and original cost with respect to the preferred stock, unless the purchase is pursuant to Ms. Koenig’s or Mr. Kaltenbach’s put right following death, in which case the purchase price will be the lesser of the foregoing amounts or the original cost of the shares.

Severance agreements

We entered into severance agreements with Mr. William Hoppe, our former Chief Financial Officer, and with Mr. Joseph Trungale, our former President and Chief Executive Officer. Mr. Hoppe’s employment terminated on June 27, 2003. Pursuant to the terms of his agreement, we continued to pay Mr. Hoppe his base salary until December 26, 2003. In addition, we paid a portion of the cost of Mr. Hoppe’s health care continuation coverage under COBRA until October 31, 2003. In exchange for these severance payments, Mr. Hoppe executed a release of all claims against us. Mr. Hoppe also is subject to an agreement that prohibits him from competing against us for a period of 12 months following the termination of his employment.

Mr. Trungale’s employment terminated on September 2, 2003. Pursuant to the terms of his severance agreement, we have continued to pay Mr. Trungale his base salary and a portion of the cost of his health care continuation coverage under COBRA until March 2, 2004. In addition, we exercised our right to repurchase certain shares of our common stock and preferred stock that had been previously acquired by Mr. Trungale. The aggregate purchase price paid to Mr. Trungale in connection with such repurchase was approximately $1,000,000. In exchange for his severance payments, Mr. Trungale executed a release of all claims against us. Mr. Trungale is subject to an agreement that prohibits him from soliciting our employees or customers for a period of two years following the termination of his employment.

Principal stockholders

All of the outstanding capital stock of VICORP Restaurants, Inc. is held by VI Acquisition Corp. The following table sets forth information with respect to the beneficial ownership of all of the common stock of VI Acquisition Corp. as of August 1, 2004 by:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of VI Acquisition Corp.’s common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

To our knowledge, each of the holders of shares listed below has sole voting and investment power as to the shares owned unless otherwise noted. Our equity securities are privately held and no class of our voting securities is registered pursuant to Section 12 of the Exchange Act. The information set forth herein does not describe the ownership of our preferred stock, which is nonvoting.

	Amount and nature of	Percentage of outstanding
Name and address(1)	beneficial ownership	voting securities (2)

Wind Point Partners V, L.P.(3)	682,403	48.0%
Wind Point Partners IV, L.P.(4)	258,289	18.2%
Mid Oaks Investments LLC(5)	171,939	12.1%
Debra Koenig	108,905	7.7%
Robert Kaltenbach	52,795	3.7%
Anthony Carroll	14,295	1.0%
Walter Van Benthuysen	29,695	2.1%
Robert Cummings(3)(4)(6)	947,690	66.7%
Wayne Kocourek(7)	171,939	12.1%
Michael Solot	—	—
All executive officers and directors as a group (seven persons)(6)(7)	1,325,319	93.2%

(1)	The addresses for the beneficial owners and certain directors and executive officers are as follows: for Wind Point Partners V, L.P., Wind Point Partners IV, L.P., and Mr. Cummings, One Towne Square, Suite 780, Southfield, Michigan 48076; for Mr. Solot, 676 North Michigan Avenue, Suite 3700, Chicago, Illinois 60611; for Mid Oaks Investments LLC and Mr. Kocourek, 750 Lake Cook Road, Suite 440, Buffalo Grove, Illinois 60089; for Mr. Van Benthuysen, 17 Tartan Lakes Drive, Westmont, Illinois 60559; and for each other director or executive officer, c/o VICORP Restaurants, Inc., 400 West 48th Avenue, Denver, Colorado 80216.

(2)	As of June 1, 2003, VI Acquisition Corp. had 1,421,800 issued and outstanding shares of common stock.

(3)	Wind Point Investors V, L.P. is the general partner of Wind Point Partners V, L.P. (“WPP V”). Wind Point Advisors LLC is the general partner of Wind Point Investors V, L.P., and therefore possesses sole voting and investment power with respect to all of the common shares held by WPP V. Mr. Cummings, as a managing member of Wind Point Advisors LLC, may be deemed to beneficially own the common shares held by WPP V. Mr. Cummings disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.

(4)	Wind Point Investors IV, L.P. is the general partner of Wind Point Partners IV, L.P. (“WPP IV”). Wind Point Advisors LLC is the general partner of Wind Point Investors IV, L.P., and therefore possesses sole voting and investment power with respect to all of the common shares held by WPP IV. Mr. Cummings, as a managing member of Wind Point Advisors LLC, may be deemed to beneficially own the common shares held by WPP IV. Mr. Cummings disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.

(5)	Includes 4,298 shares held by Donald Piazza and 1,289 shares held by Matthew Lynn for which Mid Oaks Investments LLC (“Mid Oaks”) holds sole voting power. Mr. Kocourek, as the Chairman, Chief Executive Officer and managing member of Mid Oaks may be deemed to beneficially own the common shares held by Mid Oaks. Mr. Kocourek disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.

(6)	Wind Point Investors IV, L.P. is the general partner of Wind Point IV Executive Advisor Partners, L.P. (“WPP IV EAP”). Wind Point Advisors LLC is the general partner of Wind Point Investors IV, L.P., and therefore possesses sole voting and investment power with respect to all of the common shares held by WPP IV EAP. Wind Point Investors IV, L.P. is the general partner of Wind Point Associates IV, L.P. (“WPP Associates IV”). Wind Point Advisors LLC is the general partner of Wind Point Investors IV, L.P., and therefore possesses sole voting and investment power with respect to all of the common shares held by WPP Associates IV. Wind Point Investors V, L.P. is the general partner of Wind Point V Executive Advisor Partners, L.P. (“WPP V EAP”). Wind Point Advisors LLC is the general partner of Wind Point Investors V, L.P., and therefore possesses sole voting and investment power with respect to all of the common shares held by WPP V EAP. Includes 947,690 shares held by WPP V, WPP IV, WPP IV EAP, WPP Associates IV, WPP V EAP and Wind Point Advisors LLC that Mr. Cummings may be deemed to beneficially own. Mr. Cummings disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.

(7)	Includes 171,939 shares held by Mid Oaks that Mr. Kocourek may be deemed to beneficially own. Mr. Kocourek disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.

Certain relationships and related party transactions

Professional services agreement

In June 2003, VI Acquisition Corp. entered into a professional services agreement with Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. pursuant to which they provide services relating to corporate strategy, acquisition and divestiture strategy and advice regarding debt and equity financings. In exchange for such services, Wind Point Investors IV, L.P. is entitled to an annual management fee of $231,668 plus its reasonable out-of-pocket expenses, and Wind Point Investors V, L.P. is entitled to an annual management fee of $618,332 plus its reasonable out-of-pocket expenses. In addition, upon repayment in full of all amounts owing under VI Acquisition Corp.’s prior senior secured credit agreement and its prior subdebt credit agreement, Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. was paid a fee equal to the sum of $250,000 plus the product of $70,000 multiplied by the result of a fraction, the numerator of which is the number of days from June 13, 2003 until such repayment and the denominator of which is 365. We paid Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. approximately $309,000 pursuant to this provision upon repayment of our existing senior credit facility in connection with the April 2004 refinancing.

The professional services agreement will continue until the occurrence of a change of control of VI Acquisition Corp.; provided that if at such time VI Acquisition Corp. pays in full all amounts owing under its existing senior secured credit facility and mezzanine credit agreement, the professional services agreement shall remain in effect as long as VI Acquisition Corp.’s current stockholders own at least 10% of the common stock or preferred stock of VI Acquisition Corp. The professional services agreement, however, may be terminated by VI Acquisition Corp. if either Wind Point Investors IV, L.P. or Wind Point Investors V, L.P. is in material breach and has not cured such breach within 60 days of notice thereof. In June 2003, VI Acquisition Corp. paid Wind Point Investors IV, L.P. professional service fees of $89,122 and paid Wind Point Investors V, L.P. professional service fees of $234,248. VI Acquisition Corp. also paid Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. expense reimbursement of $22,208 in 2003. The professional services agreement contains customary indemnification provisions in favor of Wind Point Investors IV, L.P., Wind Point Investors V, L.P. and their affiliates. Mr. Cummings is a managing director and Mr. Solot is a principal of Wind Point Advisors LLC, an affiliate of Wind Point Investors IV, L.P. and Wind Point Investors V, L.P.

Additional equity issuances

In November 2003, Wind Point Partners IV, L.P. purchased 1,324 shares of our common stock for $1,324 and 61.075 shares of our series A preferred stock for $61,075, Wind Point Partners V, L.P. purchased 3,520 shares of our common stock for $3,520 and 162.331 shares of our series A preferred stock for $162,331, Wind Point IV Executive Advisor Partners, L.P. purchased ten shares of our common stock for $10 and 0.459 shares of our series A preferred stock for $459, Wind Point Associates IV, LLC purchased 5 shares of our common stock for $5 and 0.226 shares of our series A preferred stock for $226, Mid Oaks Investments LLC purchased 629 shares of our common stock for $629 and 29.028 shares of our series A preferred stock for $29,028 and Walter Van Benthuysen purchased 72 shares of our common stock for $72 and 3.325 shares of our series A preferred stock for $3,325.

In February and March 2004, Walter Van Benthuysen purchased 10,000 shares of our common stock for $10,000, Debra Koenig purchased 3,575 shares of our common stock for $3,575 and Anthony Carroll purchased 14,295 shares of our common stock for $14,295.

Transaction fees in connection with the June 2003 acquisition

In June 2003, VI Acquisition Corp. entered into a stock purchase agreement with Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, LLC and certain other parties, including Robert Kaltenbach, pursuant to which VI

Acquisition Corp. issued common stock and series A preferred stock. In exchange for certain services in connection with the capitalization of VI Acquisition Corp. and VI Acquisition Corp.’s purchase of all of the capital stock of Midway Investors Holdings Inc., VI Acquisition Corp. paid Wind Point Partners IV, L.P. and Wind Point Partners V, L.P. a transaction fee of $749,994 and fees and expense reimbursement in the amount of $60,000. Mid Oaks Investments LLC also received reimbursement of $120,000 of its fees and expenses associated with the June 2003 transaction. Wayne Kocourek, one of our directors, is the Chairman and Chief Executive Officer of Mid Oaks Investments LLC.

Stockholders agreement

In June 2003, VI Acquisition Corp. and all of the equity holders of VI Acquisition Corp. (including Debra Koenig, Robert Kaltenbach, Walter Van Benthuysen and investment funds affiliated with Wayne Kocourek, Robert Cummings and Michael Solot) entered into a stockholders agreement that, among other things, provides for tag-along rights, drag-along rights, restrictions on the transfer of shares held by parties to the stockholders agreement and preemptive rights for the stockholders. Pursuant to the stockholders agreement, (a) there must be at least five but no more than seven members of the Board of Directors of each of VI Acquisition Corp. and VICORP Restaurants, Inc. and (b) investment funds affiliated with Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. have the power to elect up to six directors of each of VI Acquisition Corp. and VICORP Restaurants, Inc. for as long as such investment funds and their affiliates own shares representing at least 20% of VI Acquisition Corp.’s common stock. One of the directors designated by the Wind Point entities must be an executive officer of VI Acquisition Corp., and if the Wind Point entities designate more than three directors, such additional directors must not be employees or officers of VI Acquisition Corp. or affiliates of the Wind Point entities. In addition, Mid Oaks Investments LLC has the power to elect one director for as long as Mid Oaks Investments LLC owns at least 85,655 shares of VI Acquisition Corp.’s common stock. At such time as Mid Oaks Investments LLC loses its right to designate a board member, the investment funds affiliated with Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. shall have the right to designate such director.

Registration rights agreement

In June 2003, VI Acquisition Corp. and all of the equity holders of VI Acquisition Corp. (including Debra Koenig, Robert Kaltenbach, Walter Van Benthuysen and investment funds affiliated with Wayne Kocourek, Robert Cummings and Michael Solot) entered into a registration rights agreement that, among other things, provides for rights to request and participate in registrations of VI Acquisition Corp.’s securities under the Securities Act. The registration rights agreement includes customary indemnification provisions in favor of VI Acquisition Corp.’s stockholders against liabilities under the Securities Act.

Guarantee of loan to Debra Koenig

In connection with the June 2003 acquisition of VICORP Restaurants, Inc., Debra Koenig, our Chief Executive Officer, received a loan from Harris Bank in the principal amount of $540,000 with an interest rate of 4.0% in order to fund her purchase of shares of VI Acquisition Corp.’s capital stock. The loan was secured by a letter of credit obtained by VI Acquisition Corp. The largest aggregate amount of indebtedness under the loan to Ms. Koenig during 2003 was $540,000. Ms. Koenig repaid the loan in full on February 12, 2004. We paid approximately $8,000 of expenses in connection with this letter of credit.

Description of other indebtedness

The following summary of certain provisions of our new senior secured credit facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

New senior secured credit facility

In connection with the offering of original notes, we amended and restated our existing senior secured credit facility. Our new senior secured credit facility has been provided by Wells Fargo Foothill, Inc. The new senior secured credit facility consists of:

•	a term loan facility of $15.0 million in term loans; and

•	a revolving credit facility of up to $30.0 million (including a $15.0 million letter of credit subfacility).

Borrowings under the revolving credit facility are permitted up to the lesser of (a) $30.0 million and (b) 1.2 times trailing twelve months Adjusted EBITDA (as defined in the senior secured credit agreement) minus the original amount of the new senior secured term loan.

Our new senior secured credit facility is:

•	guaranteed by VI Acquisition Corp., our parent corporation;

•	guaranteed by each of our present and future domestic subsidiaries, other than subsidiaries that are deemed immaterial by the administrative agent;

•	secured by a first priority lien in all of our now owned and future acquired property and assets; and

•	secured by a pledge of all our capital stock and the capital stock of our present and future domestic subsidiaries, other than domestic subsidiaries that are deemed immaterial by the administrative agent.

Our new senior secured credit facility requires us to meet financial tests, including, without limitation, a minimum level of adjusted EBITDA, a minimum fixed charge coverage ratio and a maximum growth capital expenditures test. In addition, our new senior secured credit facility contains negative covenants limiting, among other things, additional liens and indebtedness, capital expenditures, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, sales of assets, dividends, investments and joint ventures, loans and advances, prepayments and modifications of debt instruments, and other matters customarily restricted in such agreements. Our new senior secured credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the new senior secured credit facility to be in full force and effect, and a change of control of our business. Our new senior secured credit facility allows us to engage Wells Fargo Foothill, Inc. and its affiliates for various services such as credit card processing and hedging activities and to grant liens to secure our obligations thereunder.

Both the revolving credit facility and the term loan facility will mature on April 14, 2009.

Our borrowings under the new senior secured credit facility bear interest at a floating rate, which may be maintained, at our option, as base rate loans or as London Interbank Offered Rate (“LIBOR”) loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the new senior secured credit facility. Base rate is defined as the rate of interest announced from time to time by Wells Fargo Bank at its principal office in San Francisco as its “prime rate.” The LIBOR rate means the rate determined by Wells Fargo Foothill, Inc. at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities.

The applicable margins with respect to the term loan facility and the revolving credit facility will vary from time to time in accordance with the terms thereof and agreed-upon pricing grids based on our leverage ratio. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

•	1.5% in the case of base rate loans; and

•	3.5% in the case of LIBOR loans.

We are also required to pay a commitment fee on the undrawn amount of the revolving credit facility of between 0.25% and 0.50% and a fee on outstanding letters of credit equal to the LIBOR margin then in effect. As of June 1, 2004, the interest rate on the term loan facility was 4.7%, the commitment fee on the undrawn revolving credit facility was 0.5% and the letter of credit fee was 3.5%.

Voluntary prepayments of our new senior secured credit facility are permitted at any time, but under certain circumstances our new senior secured credit facility may require us to pay a pre-payment premium to Wells Fargo Foothill, Inc.

Description of notes

The Company will issue the Notes under the Indenture (the “Indenture”) among itself, the Note Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of Notes will initially be limited to $126,530,000. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to VICORP Restaurants, Inc. and not to its subsidiaries.

General

The Notes

The Notes:

•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of $126,530,000, subject to our ability to issue Additional Notes;

•	mature on April 15, 2011;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	Will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry settlement and clearance;”

•	Rank equally in right of payment to any senior Indebtedness of the Company;

•	will be effectively junior to the extent of the value of the assets securing such debt;

•	are unconditionally guaranteed on a senior basis by Holdings, our parent company, and all of the entities providing guarantees under our Senior Secured Credit Agreement or guarantees of future Indebtedness of the Company or Notes Guarantors. See “Note Guarantees;” and

•	are expected to be eligible for trading in the PORTAL market.

Interest

Interest on the Notes will compound semi-annually and:

•	accrue at the rate of 10 1/2% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on April 15 and October 15, commencing on October 15, 2004;

•	be payable to the holders of record on the April 1 and October 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

We also will pay additional interest to holders of the Notes if we fail to complete the Exchange Offer described in the Registration Rights Agreement within 180 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied. See the section entitled “Exchange offer; registration rights.”

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until April 15, 2008. On and after April 15, 2008, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage

2008	105.250%
2009	102.625%
2010 and thereafter	100.000%

Prior to April 15, 2007, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds received by the Company of one or more

Qualified Equity Offerings at a redemption price of 110.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Qualified Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

In addition, at any time prior to April 15, 2008, within 90 days following the occurrence of a Change of Control, the Company may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Notice of redemption of the Notes pursuant to this paragraph shall be mailed to holders of the Notes not more than 60 days following the occurrence of a Change of Control, which notice shall state the redemption date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed).

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at April 15, 2008 (such redemption price being described under “Optional Redemption”) plus (2) all required interest payments due on such Note through April 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to April 15, 2008; provided, however, that if the period from the Redemption Date to April 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to April 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness and liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Note Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other Secured Indebtedness, the assets of the Company and the Note Guarantors that secure Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all Indebtedness under the Senior Secured Credit Agreement and other Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Note Guarantees then outstanding.

As of April 15, 2004, outstanding Indebtedness of the Company and the Note Guarantors (excluding intercompany obligations, guarantees under the Senior Secured Credit Agreement and the Note Guarantees) was $145.5 million, $15.0 million of which was secured (excluding Capitalized Lease Obligations), and Restricted Subsidiaries would have no indebtedness (excluding intercompany obligations).

Note Guarantees

The Note Guarantors will, jointly and severally, unconditionally guarantee on a senior basis the Company’s obligations under the Notes and all obligations under the Indenture. Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees. The obligations of Note Guarantors under the Note Guarantees will rank equally in right of payment with other Indebtedness of such Note Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Note Guarantee.

As of April 15, 2004, the Note Guarantors had no outstanding Indebtedness (excluding the Note Guarantees and Guarantees under the Senior Secured Credit Agreement).

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

The obligations of each Note Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Note Guarantee if:

(1) the sale or other disposition is in compliance with the Indenture, including the covenants “—Limitation on sales of assets and Subsidiary stock,” “—Limitation on sales of capital stock of Restricted Subsidiaries” and “—Merger and consolidation;” and

(2) all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Note Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary as an

Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture.

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will and future Indebtedness may prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder or its Related Parties. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00;

(2) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries is less than 6.50 to 1.00; and

(3) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company Incurred pursuant to a Credit Facility in an aggregate amount up to $50.0 million less the aggregate principal amount of all principal repayments with proceeds from Asset Dispositions utilized in accordance with clause (3)(a) of “—Limitation on sales of assets and Subsidiary stock” that permanently reduce the commitments thereunder;

(2) Guarantees by the Company or the Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to Notes or the applicable Note Guarantee, as applicable;

(3) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however,

(a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or another Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Subsidiary Guarantor; and

(c)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Wholly-Owned Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Wholly-Owned Subsidiary of the Company;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Notes issued on the Issue Date, the Note Guarantees and the exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement and the Note Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5) Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired by the Company (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, that in the case of Currency Agreements, such Currency Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business or in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture;

(7) the Incurrence by the Company or any Subsidiary Guarantors of Attributable Indebtedness and Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

(8) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

(11) in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $10.0 million at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “Limitation on Indebtedness” covenant (without giving effect to clause (2) thereof) after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(6) so long as no Default or Event of Default has occurred and is continuing,

(a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year (with 50% of unused amounts in any calendar year being carried over to the next succeeding calendar year) and $4.0 million in the aggregate for all such redemptions and repurchases; provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after the Issue Date, which amounts will be excluded in subsequent calculations of Restricted Payments; and

(b) loans or advances to employees or directors of the Company or any Restricted Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $1.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments; provided, however, that the Company and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith relating to such loans and advances;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided that the payment of such dividends will be excluded from the calculation of Restricted Payments;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(9) cash dividends or loans to Holdings in amounts equal to:

(a) the amounts required for Holdings to pay any Federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries and to pay franchise taxes and other fees required to maintain its legal existence;

(b) the amounts required to enable Holdings to effect any transaction permitted under clause (6) of this paragraph, to the extent permitted by such clause, in lieu of the Company or any Restricted Subsidiary;

(c) an amount not to exceed $0.1 million in any fiscal year to permit Holdings to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company; and

(d) the amounts Holdings is required to pay pursuant to the terms of the Professional Services Agreement, in an amount not to exceed in any fiscal year the greater of (i) $850,000 and (ii) 2% of Consolidated EBITDA for the immediately preceding fiscal year;

provided, that such dividends or loans will be excluded from subsequent calculations of the amount of Restricted Payments;

(10) the payment of dividends on the Company’s Common Stock (or dividends, distributions or advances to Holdings to allow Holdings to pay dividends on Holdings’ Common Stock) following the first Public Equity Offering of the Company’s Common Stock or of Holdings’ Common Stock, as the case may be, after the Issue Date, of, whichever is earlier, (i) in the case of the first public offering of the Company’s Common Stock, up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering or (ii) in the case of the first public offering of Holdings’ Common Stock, up to 6% per annum of the amount contributed by Holdings to the Company from the Net Cash Proceeds received by Holdings in such public offering, in each case, other than public offerings of the Company or Holdings’ Common Stock registered on Form S-4 or S-8; provided, however, that such payment will be included in subsequent calculations of the amount of Restricted Payments;

(11) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on sales of assets and Subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; and

(12) the declaration and payment of dividends in an amount not to exceed $46.1 million to repay existing subordinated indebtedness of Holdings being refinanced on the Issue Date with proceeds from the offering of the Notes and the Senior Secured Credit Agreement, provided that such dividends or loans will be excluded from subsequent calculations of the amount of Restricted Payments;

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on Sale/ Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration in respect of such Sale/ Leaseback Transaction at least equal to the fair market value, as measured for the transaction taken as whole (as evidenced by a resolution of the Board of Directors of the Company), of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/ Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” (without giving effect to clause (2) of the first paragraph thereof);

(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/ Leaseback Transaction without securing the Notes by the covenant described under “—Limitation on Liens;” and

(4) the Sale/ Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on sales of assets and Subsidiary stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/ Leaseback Transaction, treating all of the consideration received in such Sale/ Leaseback Transaction as Net Available Cash for purposes of such covenant; provided, that in the case of assets disposed of in a Sale/ Leaseback Transaction that occurs within 270 days of the acquisition of such assets by the Company or any Restricted Subsidiary, such Net Available Cash shall be reduced by the amount paid (or payable) by the Company and its Restricted Subsidiaries for such assets.

Limitation on restrictions on distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture and identified in an annex to the Indenture, including, without limitation, the Indenture and the Senior Secured Credit Agreement in effect on such date;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date, provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(viii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on sales of assets and Subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or secured Indebtedness of a Wholly-Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligation of a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly-Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted within 90 days by the Company or such Restricted Subsidiary into cash or Cash Equivalents.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $5.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

(3) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “Limitation on Restricted Payments;”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, expense reimbursement, severance or other employment related agreements, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $1.0 million in the aggregate outstanding (without giving effect to the forgiveness of any such loans) at any one time with respect to all loans or advances made since the Issue Date; provided, however, that the Company and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith relating to such loans and advances;

(4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “Certain covenants— Limitations on Indebtedness;”

(5) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(6) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous, taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date; and

(7) the payment of amounts contemplated by the Professional Services Agreement, in an amount not to exceed in any fiscal year the greater of (i) $850,000 and (ii) 2% of Consolidated EBITDA for the immediately preceding fiscal year.

Limitation on sale of capital stock of Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1) to the Company or a Wholly-Owned Subsidiary; or

(2) in compliance with the covenant described under “—Limitation on sales of assets and Subsidiary stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or such Restricted Subsidiary complies with the terms of the covenant described under “—Limitation on sales of assets and Subsidiary stock.”

SEC reports

Notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Holdings will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that Holdings is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, Holdings will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if Holdings were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of Holdings, the Company and the Restricted Subsidiaries of the Company.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant (without giving effect to clause (2) thereof);

(4) each Note Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Note Guarantor to consolidate with, merge with or into any person (other than another Note Guarantor) and will not permit the conveyance transfer or lease of substantially all of the assets of any Note Guarantor unless:

(1) (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Note Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) in the case of a Note Guarantor that is a Subsidiary Guarantor, the transaction is made in compliance with the covenant described under “—Limitation on sales of assets and Subsidiary stock” and “—Limitation on sale of capital stock of Restricted Subsidiaries.”

Future Note Guarantors

After the Issue Date, the Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any of its Subsidiary Guarantors to execute and deliver to the Trustee a Note Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event the Subsidiary Guarantor’s obligations with respect to Indebtedness so Incurred are satisfied in full and discharged or the Subsidiary Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) any Credit Facility and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee of such Note Guarantor shall be automatically and unconditionally released or discharged; provided, that such Restricted Subsidiary has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “—Limitation on Indebtedness” unless such Subsidiary Guarantor’s obligations under such Indebtedness so Incurred are satisfied in full and discharged.

On the Issue Date, Village Inn Pancake House of Canada Limited will not be required to Guarantee obligations under the Senior Secured Credit Agreement in existence on the Issue Date by virtue of being an inactive Subsidiary of the Company, and, as a result, will not be required to issue a Note Guarantee on the Issue Date, but may be required to do so in the future pursuant to the foregoing paragraph.

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business. Holdings will not, and will not permit any of its Subsidiaries other than the Company and its Subsidiaries to, engage in any business other than investing directly in the Capital Stock of the Company.

Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Note Guarantor to comply with its obligations under “Certain Covenants— Merger and Consolidation;”

(4) failure by the Company or any Note Guarantor to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants— Merger and consolidation” which is covered by clause (3));

(5) failure by the Company or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness within the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Note Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee, and such Note Guarantor fails to cure such default for 30 days after notice.

However, a default under clauses (4), (5) and (9) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5) and (9) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the

Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a trust officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Note Guarantor with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 15, 2008 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Note Guarantor with the intention of avoiding the prohibition on redemption of the Notes prior to April 15, 2008, the maximum premium specified in the Indenture shall also become immediately due and payable (or if no premium is contemplated for the time at which such Event of Default occurs, the premium will be calculated in accordance with the fifth paragraph of “Optional redemption”) to the extent permitted by law upon the acceleration of the Notes.

Amendments and waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “Optional redemption,” “Change of Control,” or “Certain covenants— Limitation on sales of assets and Subsidiary stock,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder to receive payment of, principal of premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(8) modify the Note Guarantees in any manner adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Note Guarantors and the Trustee may amend the Indenture and the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Note Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add Guarantees with respect to the Notes or release a Note Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(5) secure the Notes;

(6) add to the covenants of the Company and the Note Guarantors for the benefit of the holders or surrender any right or power conferred upon the Company;

(7) make any change that does not adversely affect the rights of any holder; or

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

(10) provide for the appointment of a successor trustee, provided that the successor trustee be otherwise qualified and eligible to act as such under the terms of the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Note Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations under covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under “Events of Default” above and the limitations contained in clause (3) under “Certain covenants— Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of Default” above or because of the failure of the Company to comply with clause (3) under “Certain covenants— Merger and consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of Holdings or the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

Wells Fargo Bank, National Association will be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Same-day settlement and payment

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to be eligible to trade in the PORTAL Market and to trade in the Depository Trust Company’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will therefore be required by the Depository Trust Company to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Notes.

Certain definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant or equipment, including improvements on property, plant and equipment, to be used by the Company or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under “Certain covenants— Merger and consolidation”;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(7) for purposes of “Certain covenants— Limitation on sales of assets and Subsidiary stock” only, the making of a Permitted Investment or a disposition subject to “Certain covenants— Limitation on Restricted Payments”;

(8) an Asset Swap effected in compliance with “Certain Covenants— Limitation on sales of assets and Subsidiary stock”;

(9) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $1.0 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to maximum dispositions of $2.0 million in such next succeeding fiscal year);

(10) dispositions in connection with Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements

(12) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

(14) foreclosure on assets.

“Asset Swap” means concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with “Limitation on Sales of Assets and Subsidiary Stock.”

“Attributable Indebtedness” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company under or in respect of the Senior Secured Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Secured Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $250 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1) prior to the first public offering of Common Stock of the Company or Holdings, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power (whether by ownership of Voting Stock or contractual arrangements to vote such Voting Stock) of the Voting Stock of the Company or Holdings, whether as a result of the issuance of securities of the Company or Holdings, any merger, consolidation, liquidation or dissolution of the Company or Holdings, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity); or

(2) on the date of or after the first public offering of Common Stock referred to in clause (1), (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or Holdings held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or Holdings or such successor (for the purposes of this clause, such other person or group shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person or group “beneficially owns” directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders “beneficially own” directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or

(3) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors; or

(4) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or Holdings and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(5) the adoption by the stockholders of the Company or Holdings of a plan or proposal for the liquidation or dissolution of the Company or Holdings.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition, including, without limitation, by way of Sale/ Leaseback Transaction, or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transactions occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles”;

(5) other noncash charges reducing Consolidated Net Income (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated EBITDAR” for any period means, without duplication, the Consolidated EBITDA for such period, plus Consolidated Rent Expense, to the extent deducted in calculating Consolidated Net Income. Notwithstanding the preceding sentence, solely for the purposes of calculating Consolidated EBITDAR, Consolidated Rent Expense relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent Consolidated Rent Expense is in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) (a) interest expense attributable to Capitalized Lease Obligations and (b) the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations; provided however, that if Attributable Indebtedness is classified as a Capitalized Lease Obligation, interest expense shall be calculated in accordance with subclause (a) above, rather than subclause (b);

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) noncash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivable Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Leverage Ratio” as of any date of determination, means the ratio of:

(1) the sum of (A) the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (assuming all committed amounts under any revolving credit facility are fully drawn) and (B) the product of (i) eight and (ii) the Consolidated Rent Expense of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of determination, each as of the date of calculation on a consolidated basis in accordance with GAAP to

(2) Consolidated EBITDAR of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination; provided, however, that:

(3) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period and Consolidated EBITDAR and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be: (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness at the end of such period and Consolidated EBITDAR and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(4) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition, including, without limitation, by way of Sale/ Leaseback Transactions, or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Leverage Ratio is such an Asset Disposition:

(a) Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the Transferee;

(b) the Consolidated EBITDAR for such period will be reduced by an amount equal to the Consolidated EBITDAR (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAR (if negative) directly attributable thereto for such period; and

(c) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(5) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Indebtedness at the end of such period and Consolidated EBITDAR, Consolidated Interest Expense and Consolidated Rent Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(6) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness, discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets, or Incurred or discharged any obligations relating to operating leases that would have required an adjustment pursuant to clause (3), (4) or (5) above if made by the Company or a Restricted Subsidiary during such period, Indebtedness at the end of such period and Consolidated EBITDAR and Consolidated Rent Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

The pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act).

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain or loss; and

(5) the cumulative effect of a change in accounting principles.

“Consolidated Rent Expense” for any period means the total rental expense relating to operating leases of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, less cash rent income received by the Company and its consolidated Restricted Subsidiaries; provided that for the purposes of calculating the Consolidated Leverage Ratio of the Company and its consolidated Restricted Subsidiaries, Consolidated Rent Expense will exclude any rental expense that would be classified as Indebtedness.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more credit facilities, including, without limitation, the Senior Secured Credit Agreement or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of Control” and “Limitation on sales of assets and Subsidiary stock” and such repurchase or redemption complies with “Certain covenants— Limitation on Restricted Payments.”

“Earn-Out Payment” means any contingent consideration based on future operating or other performance relating to an Investment of the type described in clause (1) or (2) of the definition “Permitted Investment,” following the consummation of such Investment, based on criteria set forth in the documentation governing or relating to such Investment.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means VI Acquisition Corp., a Delaware corporation, and the parent company of the Company.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit (not cash collateralized), bankers’ acceptances or other similar instruments (including reimbursement obligations with respect, in either case, thereto except to the extent such reimbursement obligation relates to

(i) a trade payable or (ii) the ordinary course operations of the Company or any of its Restricted Subsidiaries; provided that the underlying obligation would not otherwise constitute Indebtedness, and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, excluding any Earn-Out Payment obligation relating to any Investment made in accordance with clause (1) or (2) of the definition of “Permitted Investment”;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Restricted Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants— Limitation on Restricted Payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Issue Date” means April 14, 2004.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal (but not interest) pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred (including severance and relocation costs and expenses), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to a Registration Rights Agreement by a Note Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto. Each such Note Guarantee will be in the form prescribed by the Indenture.

“Note Guarantor” means Holdings, and each Subsidiary of the Company in existence on the Issue Date that provides a guarantee under the Senior Secured Credit Agreement and any other Subsidiary of the Company that provides a Note Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Note Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Holders” means Wind Point Partners IV, L.P., Wind Point Partners V, L.P. and any Affiliate or Related Person thereof.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain Covenants— Limitation on Sales of Assets and Subsidiary Stock”;

(9) Investments in existence on the Issue Date;

(10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants— Limitation on Indebtedness”;

(11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $5.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Guarantees issued in accordance with “Certain covenants— Limitations on Indebtedness”; and

(13) any Asset Swap made in accordance with “Certain covenants— Limitation on sales of assets and Subsidiary stock.”

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under the Senior Secured Credit Agreement and related Hedging Obligations and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Secured Credit Agreement permitted to be Incurred under the Indenture in an aggregate principal amount at any one time outstanding not to exceed $50.0 million;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that;

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date;

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

(17) Liens securing the Notes and Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens on property of the Company or any Restricted Subsidiary that are the subject of a Sale/ Leaseback Transaction securing Attributable Indebtedness Incurred in connection with such Sale/ Leaseback Transaction; provided that the Net Available Cash from such Sale/ Leaseback Transaction is applied in accordance with “—Certain covenants— Limitation on sales of assets and Subsidiary stock.”

(21) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed 10% of Total Tangible Assets at the time of determination.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Professional Services Agreement” means the Professional Services Agreement, dated as of June 13, 2003, among Holdings, Wind Point Investors IV, L.P. and Wind Point Investors V, L.P., as amended from time to time.

“Public Equity Offering” means a primary public offering for cash by the Company or Holdings, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to the Company’s or Holdings’ Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

A “Public Market” exists at any time with respect to the Common Stock of the Company or Holdings, as the case may be, if:

(1) the Common Stock of the Company or Holdings, as the case may be, is then registered with SEC pursuant to Section 12(b) or 12(g) of Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System; and

(2) at least 15% of the total issued and outstanding Common Stock of the Company or Holdings, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933, as amended.

“Qualified Equity Offering” means a primary public or private sale for cash by the Company or Holdings, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than a public offering with respect to the Company’s or Holdings’ Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantee of a Subsidiary Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee of a Subsidiary Guarantor on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Note Guarantors and the initial purchasers set forth therein; and with respect to any Additional Notes, one or more substantially similar registration rights agreement among the Company and the other parties thereto, as such agreement(s) may be amended from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

“Related Person” with respect to any Permitted Holder means:

(1) any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Senior Secured Credit Agreement” means the Credit Facility entered into among the Company, Wells Fargo Foothill, Inc. as Administrative Agent and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Note Guarantor.

“Total Tangible Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, less goodwill, patents, trademarks, franchise rights and other intangible assets as determined in accordance with GAAP.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain Covenants— Limitation on Restricted Payments;”

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant (without giving effect to clause (2) thereof) on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Exchange offer; registration rights

We and our subsidiary guarantor and parent guarantor have entered into a registration rights agreement with the initial purchasers on the closing date of the sale of the original notes. In that agreement, we have agreed for the benefit of the holders of the original notes that we will use our reasonable best efforts to file with the Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to exchange the original notes for an issue of Securities and Exchange Commission-registered exchange notes that evidence the same indebtedness and have terms identical to the original notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the Securities and Exchange Commission declares the exchange offer registration statement effective, we will offer the exchange notes in return for the original notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each original note surrendered to us under the exchange offer, the noteholder will receive an exchange note evidencing an equal principal amount of indebtedness of the note surrendered. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original notes or, if no interest has been paid on the original notes, from the closing date of the sale of the original notes. Under current Securities and Exchange Commission interpretations, the exchange notes will generally be freely transferable after the exchange offer, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes.

If applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer, we will use our reasonable efforts to cause to become effective a shelf registration statement relating to resales of the original notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the original notes. A noteholder that sells original notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Under applicable interpretations of the staff of the Securities and Exchange Commission, our affiliates will not be permitted to exchange their original notes for registered notes in the exchange offer.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 180 days after the closing date of the sale of the original notes, the annual interest rate borne by the original notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the exchange offer is completed or the shelf registration statement is declared effective.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all original notes validly surrendered in accordance with the terms of the exchange offer. Original notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

Book-entry settlement and clearance

The global notes

The original notes were issued in the form of several registered notes in global form, without interest coupons (the “original global notes”), as follows:

•	notes sold to qualified institutional buyers under Rule 144A were represented by the Rule 144A original global note;

•	notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S were represented by the Regulation S original global note; and

•	any notes sold in the secondary market to institutional accredited investors were represented by the Institutional Accredited Investor original global note.

Upon issuance, each of the original global notes was deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. The exchange notes issued in exchange for original notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “global notes”). The global notes representing the exchange notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. In addition, while the exchange notes are in global form, holders of beneficial interests in the global notes will not be considered the owners or “holders” of exchange notes for any purpose.

So long as the exchange notes are held in global form, DTC (or its nominee), will be considered the sole holder of global notes for all purposes under the indenture. In addition, DTC participants must rely on the procedures of DTC, and indirect participants must rely on the procedures of DTC and the DTC participants through which they own beneficial interests, to transfer their interests or to exercise any rights of holders under the indenture.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; and clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Certain United States federal

income and estate tax considerations

The following summary of the material U.S. federal income tax consequences of the purchase, ownership, disposition and exchange of the notes is based on the Internal Revenue Code of 1986, as amended (which we refer to in this prospectus as the “Code”), the Treasury regulations under the Code (which we refer to in this prospectus as the “Treasury Regulations”), and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. This summary is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of his, her or its personal circumstances.

This discussion generally is limited to the U.S. federal income tax consequences to investors who are beneficial owners of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies or persons who hold the notes as part of a “straddle,” as part of a “hedge” against currency risk or as part of a “conversion transaction,” have a “functional currency” other than the U.S. dollar, trade in securities and elect to use a mark-to-market method of accounting for their securities holdings, are liable for alternative minimum tax, or are investors in pass-through entities that hold the notes. If a partnership holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor. In addition, this discussion is generally limited to the tax consequences to initial holders that purchase the notes at the “issue price,” and does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, except to a limited extent, any possible applicability of U.S. federal gift or estate tax.

We have not sought any rulings from the Internal Revenue Service (which we refer to in this prospectus as the “IRS”), nor an opinion of counsel with respect to the U.S. federal income tax consequences discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take, or that a court will not sustain, a position concerning the tax consequences of the purchase, ownership or disposition of the notes different from that discussed below.

Persons considering the purchase of notes should consult their own tax advisors concerning the application of U.S. federal tax laws, as well as the law of any state, local or foreign taxing jurisdiction, to their particular situations.

As used in this summary, the term “United States Holder” means any beneficial owner of notes who is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

A “Non-United States Holder” is an individual, corporation, estate or trust that is not a United States Holder.

United States Holder

Stated interest. Interest received on the notes by a United States Holder will generally be taxable as ordinary income. A United State Holder generally must pay United States federal income tax with respect to the interest on the notes: (i) when it accrues, if the holder uses the accrual method of accounting for United States federal income tax purposes; or (ii) when the holder receives or is treated as receiving it, if the holder uses the cash method of accounting for United States federal income tax purposes.

Additional interest/repurchase options. Our failure to comply with the registration rights agreement, as described under “Exchange offer; registration rights,” will cause the annual interest rate on the notes to increase. According to applicable Treasury Regulations, the possibility of a change in the interest rate on the notes will not affect the amount or timing of interest income recognized by a United States Holder of a note if the likelihood of the change, as of the date the notes are issued, is remote or incidental. We intend to take the position that the potential payments resulting from the failure to comply with the registration rights agreement will not affect the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code). Accordingly, any such increase in interest payable to a holder should be includible in such holder’s gross income as interest income at the time the payment is paid or accrues in accordance with such holder’s regular method of tax accounting.

In the event that there is a change of control, holders of notes will have the right to require us to repurchase their notes at 101% of the principal amount plus accrued and unpaid interest, if any (see “Description of notes— Optional redemption”). Further, under certain circumstances we are allowed to redeem notes for an amount in excess of the principal amount of notes at our option (see “Description of notes— Optional redemption”). As with the possibility of our failure to comply with the registration rights agreement, we similarly do not intend to treat these possibilities as affecting the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code).

Our determination that the contingencies discussed in the above two paragraphs do not affect the yield to maturity of the notes is binding on a holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. Thus, there is no assurance that the IRS would not take a contrary position.

Sale or other disposition of the notes. Except as discussed below under “Receipt of exchange notes,” a United States Holder generally will recognize gain or loss on the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a note. The amount of a United States Holder’s gain or loss equals the difference between the amount received for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note (which will be taxable as ordinary income if not previously included in gross income), and the holder’s adjusted tax basis in the note. A United States Holder’s initial tax basis in a note equals the price paid for the note. Special rules may apply to notes redeemed in part.

Any such gain or loss on a taxable disposition of a note as described in the foregoing paragraph will generally constitute capital gain or loss and will be long-term capital gain or loss if such note was held by the United States Holder for more than one year. Under current law, net long-term capital gains of non-corporate holders generally are taxed at a maximum rate of 15%. Capital gain of a non-corporate holder that is not long-term capital gain will be taxed at ordinary income tax rates. The deduction of capital losses is subject to certain limitations.

Receipt of exchange notes. The exchange of exchange notes for original notes described elsewhere in this prospectus should not constitute a taxable exchange. As a result:

•	a holder will not recognize taxable gain or loss solely by reason of the receipt of exchange notes in exchange for original notes;

•	the holding period in the exchange notes will include the holder’s holding period in the original notes; and

•	the basis in the exchange notes will equal the holder’s basis in the original notes.

Information reporting and backup withholding. A United States Holder will generally be subject to information reporting and may also be subject to backup withholding tax, currently at a rate of 28%, when such holder receives interest payments on the note or proceeds upon the sale or other disposition of a note. Certain United States Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to a United States Holder if such holder provides its taxpayer identification number (“TIN”) in the prescribed manner unless:

•	the IRS notifies us or our agent that the TIN the holder provides is incorrect;

•	the holder fails to report interest and dividend payments that the holder receives on its tax return and the IRS notifies us or our agent that withholding is required; or

•	the holder fails to certify under penalties of perjury that (i) the holder provides to us its correct TIN, (ii) the holder is not subject to backup withholding and (iii) the holder is a U.S. person (including a U.S. resident alien).

If the backup withholding tax does apply to a particular United States Holder, such holder may use the amounts withheld as a refund or credit against its United States federal income tax liability as long as the holder provides certain information to the IRS.

Non-United States Holders

The following is a summary of certain United States federal income and estate tax consequences of the ownership of notes as of the date hereof by Non-United States Holders. Except where noted, this summary deals only with notes that are held as capital assets by a non-United States Holder who acquired the notes upon original issuance at their initial offering price.

United States federal withholding tax. The 30% United States federal withholding tax will not apply to any payment of principal and, under the “portfolio interest rule,” interest on the notes, provided that:

•	interest paid on the notes is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) the holder provides its name and address on an IIRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person or (b) the holder holds the notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules may apply to certain Non-United States Holders (or their beneficial owners), such as “controlled foreign corporations, “passive foreign investment companies,” “foreign personal holding companies” and certain expatriates, that are subject to special treatment under the Code. Such Non-United States Holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a holder cannot satisfy the requirements described above, payments of interest made to a Non-United States Holder will be subject to the 30% United States federal withholding tax, unless the holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States (as discussed below under “United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any gain that a holder realizes on the sale, exchange, retirement or other disposition of a note.

United States federal income tax. If a Non-United States Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then the holder will be subject to United States federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States federal withholding tax” are satisfied) in the same manner as if the Non-United States Holder were a United States person as defined under the Code. In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment; or

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States federal estate tax. An individual’s estate will not be subject to United States federal estate tax on notes beneficially owned by an individual at the time of his or her death, provided that any payment to the individual holder on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States federal withholding tax” without regard to the statement requirement described in the fifth bullet point.

Information reporting and backup withholding. Generally, we must report to the IRS and to the Non-United States Holder the amount of interest paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a Non-United States Holder will not be subject to backup withholding with respect to payments on the notes that we make to it provided that we do not have actual knowledge or reason to know that a Non-United States Holder is a United States person, as defined under the Code, and we have received from the holder the statement described above in the fifth bullet point under “United States federal withholding tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-United States Holder United States federal income tax liability provided the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the original notes and exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the original notes and exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, the underwriter, or the guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the original notes and exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of original notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an original note or an exchange note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the original notes (and the exchange of original notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the original notes (and holding the original notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Plan of distribution

Except as described below, based on interpretations of the Securities and Exchange Commission staff set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for original notes may be offered for resale, resold, and otherwise transferred by a holder without further registration under the Securities Act and without delivering a prospectus in connection with any resale of the exchange notes, provided that the holder:

•	is acquiring the exchange notes in the ordinary course of its business;

•	is not engaging nor intends to engage, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	is not an “affiliate” of VICORP Restaurants, Inc. within the meaning of Rule 405 under the Securities Act.

Holders wishing to tender their original notes in the exchange offer must represent to us that these conditions have been met.

We, however, have not sought, and do not intend to seek, our own no-action letter and there can be no assurance that the Securities and Exchange Commission staff would make a similar determination with respect to our exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on these interpretations by the Securities and Exchange Commission staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We and the parent and subsidiary guarantors have agreed that, until the earlier of (i) the close of business 180 days after the expiration date of the exchange offer and (ii) the date on which all broker-dealers have sold all exchange notes held by them, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period of time specified in the registration rights agreement, we and the parent and subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

Certain legal matters in connection with the exchange offer covered by this prospectus will be passed upon for us by our legal counsel.

Experts

The consolidated financial statements of VI Acquisition Corp. as of October 26, 2003 and for the period from June 14, 2003 through October 26, 2003, of Midway Investors Holdings Inc. (the predecessor company to VI Acquisition Corp.) as of October 27, 2002 and for the period from October 28, 2002 through June 13, 2003, the year ended October 27, 2002 and the period from May 14, 2001 through October 28, 2001, and of VICORP Restaurants, Inc. (the predecessor company to Midway Investors Holdings Inc.) for the period from October 30, 2000 through May 13, 2001, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Available information

In connection with the commencement of the exchange offer, we will file with the Securities and Exchange Commission, to the extent such filings are accepted by the Securities and Exchange Commission, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to the reporting requirements of the Exchange Act.

Any materials filed with the Securities and Exchange Commission may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. We expect that any materials filed by us with the Securities and Exchange Commission will be filed electronically.

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 (the “Registration Statement”) with respect to the exchange notes and related subsidiary guarantees. This prospectus, which is a part of the Registration Statement, omits certain information and exhibits included in the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are only summaries and are not complete. We refer you to these exhibits for a more complete description of the matter involved. Each statement regarding the exhibits is qualified by the actual documents.

We are “incorporating by reference” all documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus.

You may request a copy of those filings, at no cost, by writing or telephoning us at the following:

VICORP Restaurants, Inc.

400 West 48th Avenue
Denver, Colorado 80216
Attn: General Counsel
Telephone: (303) 296-2121

To obtain timely delivery of those materials, you must request the information no later than five business days before the expiration of the exchange offer. The date by which you must request the information is September 7, 2004.

Information that we file later with the Securities and Exchange Commission and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Report of Ernst & Young, LLP,

Independent Registered Public Accounting Firm

To the Board of Directors of

VI Acquisition Corp.

We have audited the accompanying consolidated balance sheet of VI Acquisition Corp. as of October 26, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from June 14, 2003 through October 26, 2003. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VI Acquisition Corp. at October 26, 2003 and the consolidated results of its operations and its cash flows for the period from June 14, 2003 through October 26, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Denver, Colorado

December 22, 2003

Report of Ernst & Young, LLP,

Independent Registered Public Accounting Firm

To the Board of Directors of

Midway Investors Holdings Inc.

We have audited the accompanying consolidated balance sheet of Midway Investors Holdings Inc. (the predecessor company to VI Acquisition Corp.) as of October 27, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from October 28, 2002 through June 13, 2003, the year ended October 27, 2002, and the period from May 14, 2001 through October 28, 2001. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Midway Investors Holdings Inc. at October 27, 2002, and the consolidated results of its operations and its cash flows for the period from October 28, 2002 through June 13, 2003, the year ended October 27, 2002, and the period from May 14, 2001 through October 28, 2001, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Denver, Colorado

December 22, 2003

Report of Ernst & Young LLP,

Independent Registered Public Accounting Firm

To the Board of Directors of

VICORP Restaurants, Inc.

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of VICORP Restaurants, Inc. (the predecessor company to Midway Investors Holdings Inc.) for the period from October 30, 2000 through May 13, 2001. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of VICORP Restaurants, Inc. for the period from May 14, 2001 through October 28, 2001, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Denver, Colorado

December 22, 2003

VI Acquisition Corp.

Consolidated balance sheets

	VI Acquisition	Midway
(In thousands, except per share data)	October 26, 2003	October 27, 2002

Assets
Current assets:
Cash and cash equivalents	$460	$16,021
Receivables, net	5,224	4,127
Inventories	11,767	10,190
Deferred income taxes, short-term	2,164	1,844
Prepaid expenses	2,563	2,669
Income tax receivable	961	—

Total current assets	23,139	34,851
Property and equipment, net	85,479	88,630
Deferred income taxes, long-term	20,329	24,630
Long-term receivables, net	122	157
Goodwill	82,835	25,387
Franchise rights, net	11,949	14,722
Trademarks and tradenames	42,600	—
Other assets, net	6,022	5,473

Total assets	$272,475	$193,850

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$9,326	$8,747
Accounts payable	12,705	12,760
Accrued compensation	7,246	8,568
Accrued taxes	6,885	8,754
Other accrued expenses	13,926	10,819

Total current liabilities	50,088	49,648
Long-term debt	133,441	80,488
Capitalized lease obligations	3,749	4,154
Other noncurrent liabilities	13,455	9,025
Class A redeemable preferred stock, $0.01 par value, 2,005.7 shares issued and outstanding at October 27, 2002.	—	1,699

Total liabilities	200,733	145,014

Stock subject to repurchase	1,063	—
Stockholders’ equity:
VI Acquisition Corp.:
Preferred stock, $0.0001 par value:
Series A, 200,000 shares authorized, 67,854 shares issued and outstanding at October 26, 2003	71,405	—
Unclassified preferred stock, 100,000 shares authorized, no shares issued or outstanding	—	—
Common stock $0.0001 par value:
Class A, 2,800,000 shares authorized, 1,298,649 shares issued and outstanding at October 26, 2003	—	—
Midway Investors Holdings Inc. (Predecessor):
Preferred stock, $0.01 par value:
Class A, 70,000 shares authorized, 18,229.1 shares issued and outstanding at October 27, 2002	—	19,221
Class B, 70,000 shares authorized, 18,266.1 shares issued and outstanding at October 27, 2002	—	16,807
Class C, 50,000 shares authorized, 2,380.1 shares issued and outstanding at October 27, 2002	—	2,380
Common stock, $0.01 par value:
Class A, 70,000 shares authorized, 19,397.4 shares issued and outstanding at October 27, 2002		—
Class B, 70,000 shares authorized, 627.2 shares issued and outstanding at October 27, 2002	—	—
Paid-in capital	2,332	3,989
Treasury stock, at cost, 923.87 shares of preferred stock and 76,103 shares of common stock at October 26, 2003.	(1,000)	—
Retained earnings (deficit)	(2,058)	8,151
Accumulated other comprehensive loss	—	(1,290)
Deferred compensation	—	(422)

Total stockholders’ equity	70,679	48,836

Total liabilities and stockholders’ equity	$272,475	$193,850

See accompanying notes to consolidated financial statements.

VI Acquisition Corp.

Consolidated statements of operations

	VI Acquisition	Midway			VICORP

	Period ended	Period ended	Year ended	Period ended	Period ended
	October 26,	June 13,	October 27,	October 28,	May 13,
(In thousands)	2003	2003	2002	2001	2001

Revenues:
Restaurant operations	$138,696	$243,157	$377,630	$170,326	$203,494
Franchise operations	2,830	4,513	7,295	3,817	4,453

	141,526	247,670	384,925	174,143	207,947
Cost and expenses:
Restaurant costs:
Food	37,219	66,186	104,298	49,319	60,423
Labor	45,500	79,016	122,850	56,388	66,359
Other operating expenses	40,531	65,629	100,002	45,850	50,455
Franchise operating expenses	1,946	2,648	4,591	2,766	2,476
General and administrative expenses	9,447	16,629	26,598	12,344	15,049
Transaction expenses	1,226	9,436	279	—	15,993
Management fees	185	674	1,000	462	—

	136,054	240,218	359,618	167,129	210,755

Operating profit (loss)	5,472	7,452	25,307	7,014	(2,808)
Interest expense	(5,330)	(5,550)	(9,786)	(4,524)	(292)
Debt extinguishment costs	—	(6,516)	—	—	—
Other income, net	147	433	787	625	102

Income (loss) before income taxes	289	(4,181)	16,308	3,115	(2,998)
Provision for income taxes (benefit)	(280)	(1,986)	5,779	233	(2,316)

Net income (loss)	569	(2,195)	10,529	2,882	(682)
Preferred stock dividends and accretion	(2,627)	(2,260)	(3,570)	(1,690)	—

Net income (loss) attributable to common stockholders	$(2,058)	$(4,455)	$6,959	$1,192	$(682)

See accompanying notes to consolidated financial statements.

VI Acquisition Corp.

Consolidated statements of cash flows

	VI Acquisition	Midway			VICORP

	Period ended	Period ended	Year ended	Period ended	Period ended
	October 26,	June 13,	October 27,	October 28,	May 13,
(In thousands)	2003	2003	2002	2001	2001

Cash flows from operating activities:
Net income (loss)	$569	$(2,195)	$10,529	$2,882	$(682)
Reconciliation to cash provided by (used in) operations:
Depreciation and amortization	5,306	8,948	15,330	8,331	9,756
Amortization of financing costs and original issue discounts	329	4,866	1,064	300	—
Stock-based compensation expense	—	2,299	293	—	—
Warrants issued for antidilution	—	129	—	—	—
Gain (loss) on disposition of assets, net	141	237	88	31	—
Amortization of deferred gain on sale-leaseback	—	—	—	—	(835)
Deferred income taxes	(691)	(663)	2,148	(405)	(3,269)
Changes in assets and liabilities:
Receivables	(979)	(467)	228	(1,587)	1,613
Inventories	(2,655)	1,078	(1)	(3,479)	3,397
Accounts payable, trade	(1,047)	992	62	(5,419)	3,804
Accrued compensation	1,997	(3,319)	976	—	—
Other current assets and liabilities	(1,555)	(742)	(4,479)	(4,490)	5,086
Other noncurrent assets and liabilities	528	1,040	2,881	(2,525)	(524)

Cash provided by (used in) operations	1,943	12,203	29,119	(6,361)	18,346
Cash flows from investing activities:
Acquisitions, net of cash acquired	(153,322)	(3,834)	—	(174,178)	—
Purchase of property and equipment	(10,845)	(9,904)	(10,599)	(4,265)	(6,929)
Proceeds from disposition of property	24,291	2,668	200	57,522	—
Collection of nontrade receivables	6	29	121	290	59

Cash used in investing activities	(139,870)	(11,041)	(10,278)	(120,631)	(6,870)
Cash flows from financing activities:
Payments of debt and capital lease obligations	(105,974)	(8,303)	(8,355)	(2,466)	(1,468)
Proceeds from issuance of debt	168,580	—	—	91,733	—
Net proceeds from issuance of preferred and common stock	72,774	228	—	35,434	499
Issuance of warrants	—	—	—	64	—
Issuance of redeemable preferred stock	—	—	—	1,203	—
Debt issuance costs	(5,029)	(72)	(33)	(4,918)	—
Repurchase of executive’s shares	(1,000)	—	—	—	—

Cash provided by (used in) financing activities	129,351	(8,147)	(8,388)	121,050	(969)
Increase (decrease) in cash	(8,576)	(6,985)	10,453	(5,942)	10,507
Cash and cash equivalents at beginning of period	9,036	16,021	5,568	11,510	1,003

Cash and cash equivalents at end of period	$460	$9,036	$16,021	$5,568	$11,510

Supplemental information:
Cash paid during the period:
Interest expense (net of amount capitalized)	$3,540	$6,024	$9,672	$2,883	$289
Income taxes	2,188	1,878	1,908	1,720	1,970
Fixed assets purchased with debt	—	—	3,359	—	—

See accompanying notes to consolidated financial statements.

VICORP Restaurants, Inc.

(Predecessor to VI Acquisition Corp.)
Consolidated statements of stockholders’ equity

	Common stock				Total
			Paid-in	Retained	stockholders’
(In thousands, except shares)	Shares	Amount	capital	earnings	equity

Balances at October 29, 2000	6,751,179	$339	$40,956	$85,402	$126,697
Common stock options exercised, including income tax benefits	10,000	1	148	—	149
Common stock issued under the directors’ stock plan	483	—	10	—	10
Employee stock purchase plan	3,316	—	58	—	58
Options exercised by board of directors	11,076	—	282	—	282
Net loss for period ended May 13, 2001	—	—	—	(682)	(682)

Pre-transaction balances at May 13, 2001	6,776,054	340	41,454	84,720	126,514
Elimination of VICORP Restaurants, Inc. equity	(6,776,054)	(340)	(41,454)	(84,720)	(126,514)

Post-transaction balances at May 13, 2001	—	$—	$—	$—	$—

See accompanying notes to consolidated financial statements.

Midway Investors Holdings Inc.

(Predecessor to VI Acquisition Corp.)
Consolidated statements of stockholders’ equity

	Preferred stock						Common stock

(In												Accumulated
thousands,	Class A		Class B		Class C		Class A	Class B				other		Total
except										Paid-in	Retained	comprehensive	Deferred	stockholders’
shares)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Shares	Amount	capital	earnings	loss	compensation	equity

Balances at May 14, 2001	—	$—	—	$—	—	$—	—	—	$—	$—	$—	$—	$—	$—
Preferred stock Class A issued, net	18,299	16,837	—	—	—	—	—	—	—	—	—	—	—	16,837
Preferred stock Class B issued, net	—	—	18,266	16,807	—	—	—	—	—	—	—	—	—	16,807
Common stock Class A issued, net	—	—	—	—	—	—	19,397	—	—	1,785	—	—	—	1,785
Common stock Class B issued, net	—	—	—	—	—	—	—	627	—	5	—	—	—	5
Warrants issued	—	—	—	—	—	—	—	—	—	64	—	—	—	64
Dividends on preferred stock Class A & B	—	766	—	765	—	—	—	—	—	—	(1,531)	—	—	—
Accretion of redeemable preferred stock Class A	—	—	—	—	—	—	—	—	—	—	(159)	—	—	(159)
Net income for period ended October 28, 2001	—	—	—	—	—	—	—	—	—	—	2,882	—	—	2,882

Balances at October 28, 2001	18,299	17,603	18,266	17,572	—	—	19,397	627	—	1,854	1,192	—	—	38,221
Dividends on preferred stock Class A & B	—	1,618	—	1,615	—	—	—	—	—	—	(3,233)	—	—	—
Preferred stock Class C issued, net	—	—	—	(2,380)	2,380	2,380	—	—	—	—	—	—	—	—
Accretion of redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	(337)	—	—	(337)
Issuance of incentive stock options	—	—	—	—	—	—	—	—	—	2,135	—	—	(439)	1,696
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	17	17
Comprehensive income:
Unrealized loss on hedge transactions, net of tax	—	—	—	—	—	—	—	—	—	—	—	(1,290)	—	(1,290)
Net income	—	—	—	—	—	—	—	—	—	—	10,529	—	—	10,529

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	9,239

Balances at October 27, 2002	18,299	19,221	18,266	16,807	2,380	2,380	19,397	627	—	3,989	8,151	(1,290)	(422)	48,836
Dividends on Class A and B preferred stock	—	1,027	—	1,025	—	—	—	—	—	—	(2,052)	—	—	—
Class C preferred stock issued, net	—	—	—	(1,025)	1,025	1,025	—	—	—	—	—	—	—	—
Accretion of redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	(212)	—	—	(212)
Issuance of incentive stock options	—	—	—	—	—	—	—	—	—	1,790	—	—	(1,790)	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	87	—	—	436	523
Issuance of warrants	—	—	—	—	—	—	—	—	—	129	—	—	—	129
Realization of hedge transaction loss	—	—	—	—	—	—	—	—	—	—	—	1,263	—	1,263
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,776	1,776
Exercise of options	1,543	1,544	—	—	287	287	—	2,431	—	228	—	—	—	2,059
Exercise of warrants	—	—	—	—	—	—	—	1,182	—	—	—	—	—	—
Repurchase of Midway preferred stock	(19,842)	(21,792)	(18,266)	(16,807)	(3,692)	(3,692)	—	—	—	—	—	—	—	(42,291)
Comprehensive loss:									—
Unrealized loss on hedge transactions, net of tax	—	—	—	—	—	—	—	—	—	—	—	27	—	27
Net loss	—	—	—	—	—	—	—	—	—	—	(2,195)	—	—	(2,195)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,168)

Balances at June 13, 2003	—	—	—	—	—	—	19,397	4,240	—	6,223	3,692	—	—	9,915
Elimination of Midway equity	—	—	—	—	—	—	—	—	—	(6,223)	(3,692)	—	—	(9,915)

Balance at June 13, 2003, post- transaction	—	$—	—	$—	—	$—	—	—	$—	$—	$—	$—	$—	$—

See accompanying notes to consolidated financial statements.

VI Acquisition Corp.

Consolidated statements of stockholders’ equity

	Series A		Class A		Treasury	Treasury		Retained	Total
					stock	stock	Paid-in	earnings	stockholders’
(In thousands, except shares)	Shares	Amount	Shares	Amount	preferred	common	capital	(deficit)	equity

Balances at June 14, 2003	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of preferred stock ($1,000 liquidation preference) and common stock (par value $0.0001)	67,854	67,854	1,358,649	—	—	—	1,358	—	69,212
Issuance of preferred stock options	—	—	—	—	—	—	896	—	896
Warrants issued	—	—	—	—	—	—	62	—	62
Exercise of options	924	924	—	—	—	—	—	—	924
Repurchase of preferred and common shares	(924)	—	(60,000)	—	(924)	(76)	16	—	(984)
Dividends on Series A preferred stock	—	2,627	—	—	—	—	—	(2,627)	—
Net income	—	—	—	—	—	—	—	569	569

Balances at October 26, 2003	67,854	$71,405	1,298,649	$—	$(924)	$(76)	$2,332	$(2,058)	$70,679

See accompanying notes to consolidated financial statements.

VI Acquisition Corp.

Notes to consolidated financial statements

1. Description of the business and basis of presentation

VI Acquisition Corp. (the “Company” or “VI Acquisition”), a Delaware corporation, was organized by Wind Point Partners and other individual co-investors.

On June 14, 2003, the Company acquired Midway Investors Holdings Inc. (“Midway”) in a stock purchase transaction accounted for under the purchase method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). Midway’s active wholly-owned subsidiaries are VICORP Restaurants, Inc. (“VICORP”) and Village Inn Pancake House of Albuquerque, Inc.

Midway is a Delaware corporation originally organized by BancBoston Ventures, Inc., Goldner Hawn Johnson & Morrison, Incorporated (“Goldner Hawn”), Fairmont Capital, Inc. and other affiliates. Midway acquired VICORP in May 2001 in a stock purchase transaction accounted for under the purchase method of accounting pursuant to SFAS No. 141. Prior to the acquisition of VICORP by Midway, VICORP operated as a publicly-traded company.

VICORP operates family-dining restaurants under the names “Bakers Square” and “Village Inn,” and franchises restaurants under the Village Inn brand name. At October 26, 2003, VICORP operated 267 restaurants in 15 states. Of the Company-operated restaurants, 149 were Bakers Squares and 118 were Village Inns, with an additional 105 franchised Village Inn restaurants in 19 states. The Company-operated and franchised restaurants are concentrated in Arizona, California, Florida, the Rocky Mountain region, and the upper Midwest. The Company operates three pie manufacturing facilities to support the restaurants and to produce pies for select third parties. The Company’s pie production facilities are located in Santa Fe Springs, California; Oak Forest, Illinois; and Chaska, Minnesota.

VI Acquisition’s purchase of Midway

In connection with the June 14, 2003 purchase of Midway, the assets (including specifically identifiable intangible assets) and liabilities of the acquired company were recorded at the estimated fair value with the excess of the purchase price over these amounts being recorded as goodwill of $82.8 million. Capitalization of the acquired company was funded by new senior and subordinated debt under the terms of newly executed credit and investment agreements dated as of June 13, 2003. See Note 7 (“Debt”). In connection with the closing of the purchase and subject to the terms of the stock purchase agreement, the following transactions occurred:

•	Fixed assets were adjusted to their fair market value, resulting in an increase to the assets’ value of $6.2 million;

•	Trademarks and tradenames were recorded at an estimated fair value of $42.6 million;

•	Repayment of all indebtedness, including the prior Senior Term A and B loans, subordinated debt, mortgage loan obligations and letters of credit. Prepayment penalties of $1.3 million were also paid in association with the early repayment of this indebtedness and recorded as an expense in the period ended June 13, 2003;

•	Outstanding derivatives were settled for $1.9 million and recorded as an expense in the period ended June 13, 2003;

•	Costs associated with the acquisition of new debt instruments totaling $5.1 million were capitalized;

•	The Company entered into a sale-leaseback transaction involving ten properties which resulted in a decrease in fixed assets of $9.7 million;

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

•	Rents payable under leases were revalued to their fair market value resulting in an additional obligation of $8.0 million;

•	Midway redeemed all of its outstanding preferred stock for a total of $42.4 million;

•	Franchise rights were recorded at their estimated fair value resulting in a decrease of $3.7 million of this asset; and

•	Compensation costs of $6.2 million were recorded in the period ended June 13, 2003 as a result of the repurchase of common stock issued from the exercise of stock options, settlement of employment contracts and severance payments.

The financial statements for Midway as of October 27, 2002, for the period from October 28, 2002 through June 13, 2003, the year ended October 27, 2002 and the period from May 14, 2001 through October 28, 2001 represent the operations of the Company prior to the purchase by VI Acquisition and reflect the values established at the purchase on May 14, 2001 described below. They do not reflect the effects of the purchase accounting adjustments of the June 13, 2003 transaction. The financial statements and related notes as of October 26, 2003 and for the period from June 14, 2003 through October 26, 2003 reflect all purchase accounting adjustments resulting from the June 14, 2003 transaction.

VICORP’s purchase of Village Inn Pancake House of Albuquerque, Inc.

On February 24, 2003, VICORP purchased all of the outstanding shares of Village Inn Pancake House of Albuquerque, Inc. This transaction was accounted for as a purchase in accordance with SFAS No. 141. The purchase price was allocated to the acquired assets (including specifically identifiable intangible assets) and assumed liabilities. Cash of $4.6 million was used to purchase net assets with the fair value of approximately $894,000, including $948,000 of property, plant and equipment resulting in goodwill of $3.7 million.

Midway’s purchase of VICORP

In connection with the May 14, 2001 acquisition of VICORP by Midway, the assets (including specifically identifiable intangible assets) and liabilities of the acquired company were recorded at the estimated fair value with the excess of the purchase price over these amounts being recorded as goodwill of $25.9 million. Capitalization of the acquired company was funded by senior and subordinated debt under the terms of various credit and investment agreements dated as of May 13, 2001. See Note 7 “Debt.” In connection with the closing of the purchase and subject to the terms of the stock purchase agreement, the following transactions occurred:

•	Fixed assets were adjusted to their fair market value, resulting in an increase to the asset value of $1.6 million;

•	A non-compete agreement with the former management of VICORP was recorded totaling $2.0 million;

•	Costs associated with the acquisition of new debt instruments totaling $4.9 million were capitalized;

•	The Company entered into a sale-leaseback transaction involving 48 properties which resulted in a decrease in fixed assets of $47.1 million;

•	Rents payable under leases were recorded at their estimated fair market value resulting in an additional obligation of $3.1 million;

•	Legal settlements totaling $8.3 million were recorded in the period ended May 13, 2001 in accordance with the terms of the purchase agreement; and

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

•	Compensation costs of $1.7 million were recorded during the period ended May 13, 2001 as a result of the settlement of an employment contract and severance payments.

The income statement for the period from October 30, 2000 through May 13, 2001 is for VICORP and has been prepared on the historical cost basis. As a result, it does not reflect the effects of the purchase accounting adjustments for the May 14, 2001 purchase of VICORP by Midway. The financial statements and related notes as of October 27, 2002, for the period from May 14, 2001 through October 28, 2001, and for the year ended 2002, reflect all purchase accounting adjustments related to the acquisition of VICORP by Midway.

2. Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements of VI Acquisition Corp. as of October 26, 2003 and the period from June 14, 2003 through October 26, 2003 include the accounts of the Company, Midway, VICORP and its wholly-owned subsidiaries.

The accompanying predecessor financial statements as of October 27, 2002 and for the periods October 28, 2002 through June 13, 2003, the year ended October 27, 2002 and the period from May 14, 2001 through October 28, 2001 include the accounts of Midway, VICORP and its wholly-owned subsidiaries. The accompanying predecessor financial statements for the period October 30, 2000 through May 13, 2001 include the accounts of VICORP and its subsidiaries.

All intercompany accounts and balances have been eliminated.

Fiscal year

The Company reports on a 52/53 week fiscal year ending on the last Sunday in October.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, inventory allowances and insurance accruals. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period that they are determined to be necessary.

Derivatives and hedging activities

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), established accounting standards for derivative instruments and hedging activities. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives is dependent upon the intended use of the derivative. The Company does not use derivative instruments for trading purposes and the Company has procedures in place to monitor and control their use.

The Company uses interest rate swaps to manage its interest rate mix on the total debt portfolio and related overall cost of borrowing. To manage this mix in a cost-effective manner, the Company enters into interest rate swap agreements whereby it agrees to exchange the variable rate on a portion of its term

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

borrowings for a fixed rate. Under SFAS No. 133, the Company’s interest rate swap agreements are typically designated as cash flow hedges and are recorded at fair value, and changes in the value of such contracts, net of income taxes, are reported in comprehensive income. The net settlements made under the interest rate swap agreements are reflected in the consolidated statements of operations as an adjustment to interest expense over the term of the related swap. See Note 16 (“Hedging activities”) for further discussion.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid instruments with original maturities of three months or less.

Cash concentration

The Company maintains deposits in excess of FDIC limits at one bank. The maximum loss that would have resulted from this risk amounted to approximately $638,000 at October 26, 2003, which represents the excess of the deposit liabilities reported by the bank over the amounts that would have been covered by federal deposit insurance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, paper products and supplies. Inventories consisted of the following:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

Inventories at production facilities and third-party storage locations:
Raw materials	$3,851	$3,108
Finished goods	5,108	4,493

	8,959	7,601
Restaurant inventories	2,808	2,589

	$11,767	$10,190

Prepaid expenses

Prepaid expenses consist primarily of prepaid rent, supplies, insurance and contracts.

Property and equipment

At the date of the June 14, 2003 purchase of Midway, all property and equipment were adjusted to their estimated fair market values. This resulted in the Company recording an increase in its net property and equipment by $6.2 million and all subsequent acquisitions of property and equipment are stated at cost, less accumulated depreciation and amortization.

At the date of Midway’s purchase of VICORP, all property and equipment were adjusted to their estimated fair market values. This resulted in the Company increasing its net property and equipment by $1.6 million. Property and equipment of VICORP prior to the purchase by Midway and all subsequent acquisitions of property and equipment are stated at cost, less accumulated depreciation and amortization.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

The provision for depreciation and amortization has been calculated using the straight-line method. The useful lives of assets range from 20 to 40 years for buildings and three to ten years for equipment and improvements. In general, assets acquired under capital leases and leasehold improvements are amortized over the lesser of the useful life or the lease term, including options. Property and equipment additions include acquisitions of building and equipment and costs incurred in the development and construction of new stores. Expenditures for maintenance and repairs are charged to expense as incurred.

The Company accounts for the cost of its information systems in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires capitalization of external and internal costs incurred during the application development stage. Costs incurred during the preliminary project stage, post-implementation stage, and for training and application maintenance are expensed as incurred.

Long-lived assets

The Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”) in the period beginning October 28, 2002. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of this statement would be recognized in the period in which the liability is incurred, along with an offsetting increase in the carrying amount of the related long-lived asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement.

The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), in the period beginning October 28, 2002. SFAS No. 144 retains the fundamental provisions of existing generally accepted accounting principles with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS No. 121”). However, SFAS No. 144 provides new guidance intended to address certain significant implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required, how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of any entity with operations and cash flows that can be clearly distinguished from the rest of the entity.

Prior to October 28, 2002 and pursuant to SFAS No. 121, carrying values of long-lived assets were reviewed for impairment when events or changes in circumstances indicated that the assets’ carrying values may not be recoverable from the estimated future cash flows expected to result from the properties’ use and eventual disposition. When undiscounted expected future cash flows were less than carrying values, an impairment loss is recognized equal to the amount by which the carrying values exceed the net realizable values of the assets. The net realizable value would typically be calculated using discounted expected future cash flows. Net realizable values were generally determined by estimates provided by real estate professionals and/or the Company’s past experience in disposing of restaurant properties.

Intangible assets

Goodwill represents the excess of cost over the fair value of individual net assets acquired in the business combination accounted for by the purchase method. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill is not amortized on a periodic basis, but instead is subject to an impairment test to be performed at least on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. SFAS No. 142 requires a two-step

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment, if any, for goodwill and other intangible assets, is measured as the excess of its carrying value over its fair value. The Company has determined that no impairments have existed in any of the periods presented. Intangible assets with lives restricted by contractual, legal, or other means continue to be amortized over their useful lives.

Prior to the June 14, 2003 purchase transaction, franchise rights with a value of $14.2 million were amortized using the straight-line method over the period expected to be benefited, or 20 years. Amortization expense of $500,000, $794,000 and $367,000 was recorded for the period ended June 13, 2003, the year ended October 27, 2002 and the period ended October 28, 2001, respectively.

At the date of the June 14, 2003 purchase transaction, the remaining franchise rights were adjusted to a current fair market value of $12.2 million. This value will be amortized over the remaining period expected to be benefited, or 18 years. Amortization expense of $250,000 was recorded for the period ended October 26, 2003. The Company expects to record annual amortization expense of $592,000 over the 18-year life of the franchise rights.

Upon completion of VICORP’s “going-private” transaction on May 14, 2001, the former chairman of VICORP’s Board of Directors entered into a noncompetition and escrow agreement pursuant to which he will be paid a total of $2 million not to compete with the Company for a period of five years after the purchase. The agreement requires the escrow agent to pay the former chairman, on January 2 of each year starting in 2002 through 2005, an amount equal to the lesser of (a) $500,000 plus all interest and other earnings in the escrow account, less any fees then due the escrow agent or (b) the entire amount then remaining in the escrow account. The noncompetition agreement is reflected in other assets and amortized using the straight-line method over a five-year period.

In connection with the June 14, 2003 purchase transaction and in accordance with SFAS No. 142, the Company had its trademarks and tradenames evaluated by an external third party. As a result of this evaluation it was determined that the Company possesses $42.6 million in trademarks and tradenames which have indefinite lives. The Company will not amortize trademarks and tradenames and will perform an evaluation for impairment at least annually.

As a component of the acquisition of Village Inn Pancake House of Albuquerque, Inc. on February 24, 2003, the Company entered into noncompetition agreements with the three former owners of the entity for an aggregate amount of $30,000 and a term of three years from issuance date.

Revenue recognition

Revenue from Company-operated stores is recognized in the period during which food and beverage products are sold.

Royalties are calculated as a percentage of the franchisee gross sales and recognized in the period the sales are generated. Initial franchise fees are recognized as income upon commencement of the franchise operation and completion of all material services and conditions by the Company. Rental income on properties subleased to franchisees is recognized on a straight-line basis over the life of the lease. Interest income on franchisee notes receivable and equipment sales is recognized when earned. Gift certificates sold but not yet redeemed are included in other accrued expenses (see “Other accrued expenses” in Note 6). Revenues are recognized upon redemption of the gift certificates.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

Franchise operations gross revenues and expenses consisted of the following:

	VI Acquisition	Midway			VICORP

	Period ended	Period ended	Year ended	Period ended	Period ended
	October 26,	June 13,	October 27,	October 28,	May 13,
(In thousands)	2003	2003	2002	2001	2001

Royalties	$1,451	$2,612	$4,217	$1,933	$2,277
Initial and renewal fees	—	67	155	—	182
Equipment sales	914	1,065	1,499	915	1,234
Property rental	457	754	1,402	935	722
Interest income on franchise notes	8	15	22	34	38

Franchise revenues	2,830	4,513	7,295	3,817	4,453
Franchise operating expenses	(1,946)	(2,648)	(4,591)	(2,766)	(2,476)

Franchise operations, net	$884	$1,865	$2,704	$1,051	$1,977

Advertising costs

Advertising costs for television, radio, newspapers, direct mail and point-of-purchase materials are expensed in the period incurred. Advertising expense for the periods ended October 26, 2003 and June 13, 2003, the year ended October 27, 2002, and the periods ending October 28, 2001 and May 13, 2001, was approximately $4.7 million, $8.6 million, $11.6 million, $4.3 million and $5.8 million, respectively.

New store pre-opening costs

New store pre-opening costs consist of salaries and other direct expenses incurred in connection with the setup and stocking of stores, employee training, and general store management costs incurred prior to the opening of new restaurants. New store pre-opening costs are expensed as incurred in accordance with SOP 98-5, Reporting on the Costs of Start-up Activities. New store preopening costs for the periods ended October 26, 2003 and June 13, 2003, the fiscal year ended October 27, 2002, and the periods ending October 28, 2001 and May 13, 2001 were approximately $249,000, $150,000, $60,000, $158,000 and $119,000, respectively.

Fair value of financial instruments

The carrying value of cash, cash equivalents and notes receivable approximate fair value. The fair value of long-term debt approximates carrying value due to their variable, market-based interest rates.

Comprehensive income

Under SFAS No. 133, the Company’s interest rate swap agreements on its variable rate debt are recorded at fair value and changes in the value on such contracts, net of income taxes, are reported in comprehensive income. For the purposes of calculating income taxes related to comprehensive income, the Company uses the combined statutory rate for federal and state income taxes.

Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future income tax consequences of carryforwards and temporary differences between the book and tax basis of assets and liabilities. Valuation allowances are established for deferred tax assets that are deemed unrealizable.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

New accounting pronouncements

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees (“FIN 45”). FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. FIN 45 also requires guarantors to disclose certain information for guarantees outstanding at June 15, 2003. FIN 45 did not have a significant impact on the Company’s consolidated statements of operations or financial position.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. FIN 46 provisions are effective for new variable interest entities created after January 31, 2003. The effective date of the application of FIN 46 for private companies with respect to interests in variable interest entities or potential variable interest entities created after December 31, 2003 is in the first period beginning after December 15, 2004. The Company is currently reviewing its investment portfolio to determine whether any of its investee companies are variable interest entities.

In March 2003, the Emerging Issues Task Force (“EITF”) reached consensus on EITF Issue No. 02-16, Accounting by a Customer for Certain Consideration Received from a Vendor. Issue No. 02-16 requires that certain cash consideration (rebates) received by a customer from a vendor be classified in the customer’s statements of operations as a reduction of cost of sales. The consensus is required to be applied to new arrangements entered into after December 31, 2002. The Company currently accounts for rebates in cost of sales.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The Company does not expect the implementation of SFAS No. 149 to have a material impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 clarifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities— all of whose shares are mandatorily redeemable. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003. In November 2003, the FASB agreed to defer indefinitely the application of the guidance in SFAS No. 150 (recognition, measurement and disclosure requirements) to shares of non-public companies that are deemed mandatorily redeemable because of an event certain to occur, such as death or retirement of the holder, subject to certain exceptions. The adoption of SFAS No. 150 requires that certain financial instruments that the Company would have otherwise classified as equity, be reflected in the liability section of the consolidated balance sheets. See Note 10 (“Stockholders’ equity— VI Acquisition Corp.”) for further discussion.

On December 17, 2003, the Staff of the Securities and Exchange Commission (“SEC” or the “Staff”) issued Staff Accounting Bulletin No. 104 (“SAB 104”), Revenue Recognition, which supercedes

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. SAB 104 did not have a significant impact on the Company’s consolidated statements of income or financial position.

Reclassifications

Certain reclassifications have been made to prior year information to conform to the current year presentation.

3. Receivables

Receivables represent billings to third-party customers of our pie production facilities, franchisee billings for royalties, initial and renewal fees, equipment sales, and property rental for franchisees and other sublessees. The trade receivables are generally unsecured, while notes receivable are typically secured by the property that gave rise to them.

Receivables consisted of the following:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

Trade receivables	$5,604	$4,398
Notes receivable	234	438
Allowance for doubtful accounts	(492)	(552)

Receivables, net	5,346	4,284
Less: current portion	(5,224)	(4,127)

Long-term portion	$122	$157

4. Property and equipment

Property and equipment consisted of the following:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

Land	$5,634	$11,481
Buildings and improvements	33,228	44,648
Equipment	38,822	42,941
Construction in progress	4,922	1,750
Capitalized lease buildings	4,352	4,984
Capitalized lease equipment	—	171

	86,958	105,975
Less: accumulated depreciation	(1,479)	(17,345)

Property and equipment, net	$85,479	$88,630

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

Depreciation expense was $4.9 million, $8.2 million, $14.1 million, $7.2 million and $9.5 million for the periods ended October 26, 2003 and June 13, 2003, the year ended October 27, 2002, and the periods ended October 28, 2001 and May 13, 2001, respectively.

5. Other assets

Other assets consisted of the following:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

Noncompetition agreement	$1,190	$2,000
Deferred debt financing costs	5,029	4,951
Deposits and miscellaneous financing costs	285	284

	6,504	7,235
Less: accumulated amortization	(482)	(1,762)

Other assets, net	$6,022	$5,473

6. Other accrued expenses

Other accrued expenses consisted of the following:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

Legal settlements	$355	$352
Insurance	3,659	2,344
Rent	1,656	1,779
Interest	1,322	1,767
Gift certificates	490	556
Advertising	1,016	1,159
Miscellaneous	5,428	2,862

	$13,926	$10,819

Accrued miscellaneous expenses consisted primarily of accrued expenses for conferences, 401(k) employer contribution, royalty prepayments, disposal reserve, and legal and audit fees.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

7. Debt

Long-term debt consisted of the following:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

VI Acquisition:
VI Acquisition Corp. Existing Senior Secured Credit Facility:
Term A Loan	$45,333	$—
Term B Loan	41,860	—
Revolving credit facility	9,815	—
Subordinated Debt	45,413	—
Original issue discount on subordinated debt	(60)	—
Midway:
Midway Senior Secured Credit Facility:
Term A Loan(1)	—	31,875
Term B Loan(1)	—	34,375
Subordinated Debt(1)	—	18,000
Original issue discount on subordinated debt	—	(1,021)
Mortgage loan obligations	—	3,274
Derivative instruments	—	2,149

	142,361	88,652
Less: current maturities	(8,920)	(8,164)

Long-term debt	$133,441	$80,488

(1)	Midway’s previous indebtedness was repaid on June 14, 2003 and VI Acquisition Corp.’s senior secured credit facility agreements were executed following the June acquisition.

On June 14, 2003, the Company along with various lending institutions entered into a $90 million credit agreement (the “Existing Senior Secured Credit Facility”), and a $45 million investment agreement for subordinated debt (“Subordinated Debt”). The Existing Senior Secured Credit Facility consists of Term A and B loans.

Proceeds from the Existing Senior Secured Credit Facility were used to finance the purchase of Midway on June 14, 2003. The Existing Senior Secured Credit Facility also provided for a $25 million revolving credit facility, which may be borrowed and repaid from time to time through the maturity date of June 12, 2008. As of October 26, 2003, $9.8 million was outstanding under the revolving credit facility. With respect to the borrowings, $2.7 million has been repaid under the five-year Term A Loan, and $140,000 has been repaid under the six-year Term B Loan.

Interest on the Existing Senior Secured Credit Facility accrues at variable rates per annum equal to the base (higher of lender prime rate or Federal Funds Effective rate plus 0.50%) or Eurodollar rate plus the applicable margin with respect to Eurodollar rate (“LIBOR”) loans as in effect from time to time. Throughout the period between June 14, 2003 through October 26, 2003, interest was calculated at LIBOR plus the applicable margin. In addition, the Company is required to pay a commitment fee calculated by multiplying (a) the applicable commitment fee percentage (0.50% or 0.375%, depending on the leverage ratio) times (b) the average daily amount during each calendar quarter (or portion thereof). The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

immediately preceding calendar quarter, with a final payment on the revolving credit facility maturity date or any earlier date on which the commitments shall terminate.

The interest rate on borrowings outstanding under the Existing Senior Secured Credit Facility was 4.657% for the Term A Loan and 5.157% for the Term B Loan at October 26, 2003. Borrowings are collateralized by substantially all of the Company’s property, rights and interests of the consolidated entities and the pledge by the Company, Midway and VICORP of all of the capital stock of their respective subsidiaries. This loan facility contains customary representations, warranties, and covenants, including financial covenants related to the maintenance of certain financial ratios and limitations on capital expenditures. The Company was in compliance with these covenants at October 26, 2003.

The Existing Senior Secured Credit Facility also provides for the issuance of letters of credit of up to $12.5 million under a subfacility. At October 26, 2003, the Company had letters of credit outstanding of $5.9 million. The Company is also required to pay fees on the issuance, extension, or renewal of any letters of credit equal to the applicable margin plus an amount equal to 0.125 of 1% per annum, as a fronting fee, plus other reasonable administrative fees in effect from time to time.

The Company issued Subordinated Debt with a principal amount of $45 million, which is subordinated to the senior indebtedness and was accompanied by warrants for an aggregate of 95,745 shares of common stock and 0.06 shares of preferred stock. See Note 10 (“Stockholders’ equity— VI Acquisition Corp.— Warrants”) for further discussion. The discount is being amortized to interest expense over the term of the Subordinated Debt. The proceeds from the issuance of the notes were used to finance, in part, the purchase, and to pay related transaction fees and expenses. The principal amount of the notes is due in full on December 13, 2009, and bears interest at a fixed annual rate of 16%. Subject to the terms of the Subordinated Debt, interest shall be paid in cash on a quarterly basis on each interest payment date (October 1, January 1, April 1 and July 1) at a fixed rate of 13% annually. On each interest payment date, the Company, at its option, shall (a) make an additional cash payment to the holders of the Subordinated Debt in an amount equal to 3% annually of the principal outstanding under the note, (b) the then outstanding principal of the note shall be increased by a payment-in-kind amount, or (c) pay a portion of the additional cash payment to the holders and accrue to the holders a portion of the payment-in-kind amount equal to 3% annually of the principal outstanding under the notes. This facility also contains covenants customary in lending transactions of this type.

In May 2001, Midway entered into a $95 million credit agreement (“Midway Senior Secured Credit Facility”) with various lending institutions, and an $18 million investment agreement for subordinated debt (“Midway Subordinated Debt”).

Proceeds from the Midway Senior Secured Credit Facility were issued to finance the purchase of VICORP in May 2001. The agreement also provided for a $20 million revolving credit facility, which could be borrowed, repaid, and reborrowed from time to time through the maturity date of May 13, 2006.

Interest on the Midway Senior Secured Credit Facility accrued at variable rates per annum equal to the base (higher of lender prime rate or Federal Reserve rate plus 0.5%) or LIBOR plus the applicable margin set forth in the agreement and dependent upon the leverage ratio. Throughout 2002, interest was calculated at LIBOR. In addition, Midway was required to pay a commitment fee of 0.5% per annum on the unused borrowings available under the revolving credit facility.

The interest rate on borrowings outstanding under the Midway Senior Secured Credit Facility was 5.56% at October 27, 2002. Borrowings were collateralized by substantially all of Midway’s assets and rights, including security interests in trademarks and copyrights. This loan facility contained customary representations, warranties and covenants, including certain financial covenants related to earnings before interest expense, income taxes, depreciation and amortization, maintenance of certain financial ratios, and

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

limitations on capital expenditures. Midway was in compliance with these covenants at October 27, 2002. In March 2002, the Midway Senior Secured Credit Facility was amended to allow liens in favor of specific intercreditor agreements and increase allowable indebtedness to $10 million.

The terms of the Midway Senior Secured Credit Facility also provided for the issuance of letters of credit of up to $10 million. At October 27, 2002, Midway had letters of credit outstanding of $2.4 million. Midway was also required to pay fees on the issuance, extension, or renewal of any letters of credit equal to the applicable margin plus an amount equal to 0.125% per annum, as a fronting fee, plus other customary charges in effect from time to time.

In connection with the purchase transaction on May 14, 2001, Midway issued the Midway Subordinated Debt with a principal amount of $18 million, which was issued at a discount and was subordinated to the senior indebtedness, accompanied by warrants for an aggregate of 1,063.7 shares of common stock and 2,005.7 shares of preferred stock. The discount was being amortized to interest expense over the term of the Midway Subordinated Debt. The proceeds from the issuance of the notes were used solely to finance, in part, the purchase, and to pay related transaction fees and expenses. The principal amount bore interest at a fixed annual rate of 13%. This facility also contained covenants customary in lending transactions of this type.

Midway’s indebtedness was repaid and new debt agreements were executed following the June 14, 2003 stock purchase transaction.

In March 2002, Midway acquired the real estate of six Bakers Square stores in the Midwest, which were previously leased properties. Pursuant to the acquisition, Midway assumed $3.4 million in mortgage loan obligations. The obligations required monthly principal and interest payments, mature on various dates from February 2003 through January 2005, and bore interest at rates ranging from 4.77% to 8.15% per year. The obligations were collateralized by the properties. These obligations were repaid in their entirety as a requirement of the June 14, 2003 purchase transaction.

Deferred financing costs of approximately $3.9 million, net of accumulated amortization of approximately $1.4 million at June 13, 2003, were written off in connection with the purchase of Midway on June 14, 2003.

The Company incurred $5.3 million, $5.5 million, $9.8 million, $4.5 million and $0.3 million of interest charges in the periods ended October 26, 2003 and June 13, 2003, the year ended October 27, 2002, and the periods ended October 28, 2001 and May 13, 2001, respectively. Of these amounts, $23,000, $92,000, $0, $23,000 and $11,000 was capitalized in the periods ended October 26, 2003 and June 13, 2003, the year ended October 27, 2002, and the periods ended October 28, 2001 and May 13, 2001, respectively.

Excluding capital lease obligations (see Note 8), the aggregate maturities of long-term debt obligations for the five years following October 26, 2003 are:

(In thousands)

2004	$8,920
2005	9,920
2006	10,670
2007	10,920
2008	36,558
2009 and thereafter	65,373

$142,361

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

8.	Leases

The Company is the prime lessee under various land, building, and equipment leases for Company-operated and franchised restaurants, pie production facilities and other locations. The leases have initial terms ranging from 15 to 35 years and, in most instances, provide for renewal options ranging from five to 20 years. Many leases contain purchase options at the end of the lease term and escalation clauses, either predetermined or based upon inflation. When predetermined escalation clauses are present, the Company recognizes rental expense on a straight-line basis. Leases may also include additional rental payments contingent upon restaurant sales volume. Under most leases, the Company is responsible for occupancy costs including taxes, insurance and maintenance. Subleases to franchisees and others generally provide for similar terms as the prime lease and an obligation for occupancy costs. Implicit interest rates range from 7.2% to 14.9% on capital leases.

The following summarizes future minimum lease payments under capital and operating leases having an initial or remaining noncancelable term of one year or more as of October 26, 2003:

			Lease and
	Capital	Operating	sublease
(In thousands)	leases	leases	income

2004	$816	$25,883	$(971)
2005	631	25,086	(791)
2006	472	23,691	(493)
2007	471	21,541	(405)
2008	467	19,395	(284)
2009 and thereafter	6,311	175,553	(809)

Total minimum lease payments	9,168	$291,149	$(3,753)

Less: amount representing interest	(5,013)

Present value of minimum lease payments	4,155
Less: current maturities of capitalized lease obligations	(406)

Capitalized lease obligations	$3,749

Net rental expense consisted of the following:

	VI Acquisition	Midway			VICORP

	Period ended	Period ended	Year ended	Period ended	Period ended
	October 26,	June 13,	October 27,	October 28,	May 13,
(In thousands)	2003	2003	2002	2001	2001

Restaurant land and buildings:
Minimum rentals	$10,162	$14,938	$23,063	$10,901	$8,432
Contingent rentals	704	1,368	2,286	1,245	1,205
Equipment	202	314	266	53	109

Gross rental expense	11,068	16,620	25,615	12,199	9,746
Less: lease and sublease rental income	(596)	(1,054)	(1,994)	(1,335)	(1,103)

Net rental expense	$10,472	$15,566	$23,621	$10,864	$8,643

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

During the period ended June 13, 2003, the Company completed two sale-leaseback transactions of real estate related to restaurant properties. The Company received $2.6 million in proceeds with a resulting loss on these properties of $37,000.

In connection with the purchase transaction on June 14, 2003, the Company completed a sale-leaseback transaction of real estate related to ten restaurant properties. The Company received $13.9 million in proceeds. No gain or loss was recorded in connection with the transaction.

In October 2003, the Company completed an additional sale-leaseback transaction of real estate related to a restaurant property. The Company received $1.3 million in proceeds with a resultant gain on this property of $17,000. The deferred gain on the sale-leaseback transaction will be amortized as a decrease to future rent expense over the term of the underlying lease agreement.

For all of the above identified sale-leaseback transactions, the risks and rewards of ownership have been transferred to the buyer-lessor and the Company has no continuing involvement with the properties other than that of an independent third-party lessee.

9.	Other noncurrent liabilities and credits

Other noncurrent liabilities and credits consisted of the following:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

Reserve for closed/subleased properties (Note 14)	$1,243	$1,842
Deferred straightline rent payable	406	1,584
Deferred lease payments	8,016	2,516
Insurance	3,648	3,021
Other	142	62

	$13,455	$9,025

The deferred lease payments liability was established at the date of the Company’s purchase of Midway and represents the present value of the excess of the Company’s lease payments, on individual properties, compared to the market rates in effect as of that date.

10. Stockholders’ equity— VI Acquisition Corp.

Preferred stock

The VI Acquisition Corp. Series A preferred stock has a par value of $0.0001 per share with a liquidation preference of $1,000 per share, plus accrued and unpaid dividends. Dividends on the Series A preferred stock accrue cumulatively on a daily basis at a fixed rate of 10% and are payable upon liquidation or redemption. Accrued dividends were approximately $2.6 million at October 26, 2003. Holders of the Series A preferred stock have no voting rights in relation to matters of the Company.

Common stock

VI Acquisition Corp. common stock has a par value of $0.0001 per share and each holder of common stock is entitled to one vote for each share of common stock.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

Mezzanine and collaterized securities

At June 13, 2003, the Company issued shares of both common stock and Series A preferred stock to a member of management. Indebtedness incurred by the shareholder totaling $590,000 to purchase these shares has been guaranteed by a letter of credit totaling $600,000 obtained by VICORP. As the Company has potential exposure under this arrangement, the potential obligation under this agreement has been reflected outside the equity section in the consolidated balance sheets. Common shares of 52,800, or $52,800, and preferred shares of 547.2, or $547,200, have been classified in this manner.

Certain members of management have purchased shares of the Company’s common and preferred stock which are subject to a put by the holder upon the death of the executive. Since the put feature is at the option of the holders’ estate but is not mandatory, these shares have been classified as mezzanine equities. These shares have resulted in common mezzanine equity of 35,248 shares, or $35,248, and preferred mezzanine equity of 1,027.85 shares, or $1,028,000.

Treasury stock

Following the separation of a member of management during the period ended October 26, 2003, the Company repurchased 76,103 shares of common stock and 923.90 shares of preferred stock at a cost of $1.00 and $1,000 per share, respectively.

Warrants

In connection with the issuance of senior debt on June 13, 2003, VI Acquisition Corp. issued common and preferred stock purchase warrants which entitled the holders to purchase at any time through June 13, 2013 an aggregate of 95,745 shares of common stock and an aggregate of 0.06 shares of Series A preferred stock at $0.01 per share. The preferred stock warrant holders are subject to an anti-dilution provision, which allows their ownership to remain at 6% of total preferred stock value, including liquidation value and accretion. As of October 26, 2003 the preferred warrant holders’ rights had increased to 166 shares.

11.	Stockholders’ equity— Midway Investors Holdings Inc.

Preferred stock

The Midway Class A preferred stock has a par value of $0.01 per share with a liquidation preference of $1,000 per share, plus accrued and unpaid dividends. Dividends on the Class A preferred stock accrue cumulatively on a daily basis at a fixed annual rate of 8.94% through April 30, 2004, and 11.34% thereafter, and are payable upon liquidation or redemption. Accrued dividends were approximately $3.4 million at June 13, 2003. The Class A preferred stock is redeemable in cash, at Midway’s option, to all holders on a pro-rata basis. Holders of the Class A preferred stock have no voting rights in relation to matters of the Company.

In connection with the issuance of the Subordinated Debt on May 14, 2001, Midway issued 2,005.7 additional shares of Class A preferred stock, which are subject to certain put and call provisions (the “Redeemable Preferred Stock”). Under the terms of the Redeemable Preferred Stock, holders can require Midway to redeem their shares on the earliest of (i) May 14, 2006, (ii) a change in control, (iii) acceleration of the Subordinated Debt, (iv) noncompliance of covenants in the Subordinated Debt agreement, or (v) the undertaking of Midway in a fundamental asset transaction. Midway is also entitled to purchase all of the Redeemable Preferred Stock at any time between May 14, 2007 and the date of an initial public offering. The shares are to be redeemed at the accumulated liquidation value. The redemption value of the Redeemable Preferred Stock has been reflected as mezzanine debt in the consolidated balance sheets.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

The Midway Class B preferred stock has a par value of $0.01 per share with a liquidation preference of $1,000 per share, plus accrued and unpaid dividends, and is convertible into an equal number of shares of Class A preferred stock. Dividends on the Class B Preferred Stock accrue cumulatively on a daily basis at a fixed annual rate of 8.94% through April 30, 2004, and 11.34% thereafter, and are payable exclusively by issuance of a payment-in-kind dividend of Class C preferred stock on the last day of each fiscal quarter. Accrued dividends were approximately 3,405 shares of Class C preferred stock at June 13, 2003. Fractional shares of Class C preferred stock may be issued in connection with any payment-in-kind dividend. The Class B preferred stock is redeemable in cash, at Midway’s option, to all holders of the preferred shares on a pro-rata basis. Holders of the Class B preferred stock have no voting rights in relation to matters of the Company.

The Class C preferred stock has a par value of $0.01 per share with a liquidation preference of $1,000 per share. The Class C preferred stock is redeemable in cash, at Midway’s option, to all holders of the preferred shares on a pro-rata basis. Holders of the Class C preferred stock have no voting rights in relation to matters of the Company.

On June 14, 2003, all previously outstanding shares of Class A preferred stock, Class B preferred stock, Class C preferred stock, Class A common stock, and Class B common stock were redeemed by the previous holders and sold to VI Acquisition Corp. At that time, all outstanding shares of common stock were sold to VI Acquisition Corp.

Common stock

The Midway Class A common stock has a par value of $0.01 per share, and is convertible into the same number of shares of Class B common stock. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock.

The Midway Class B common stock has a par value of $0.01 per share, and is automatically convertible into the same number of shares of Class A common stock upon the closing of a qualified public offering. Holders of the Class B common stock have no voting rights in relation to matters of the Company.

Warrants

In connection with the issuance of the Midway Subordinated Debt, Midway issued common stock purchase warrants entitling the holders to purchase from Midway at any time prior to May 14, 2011, an aggregate of 1,063.7 shares of Class B common stock for an exercise price of $0.01 per share. See also Note 7 related to the accretion of this amount as a discount to the Subordinated Debt.

During the period of October 27, 2002 through June 13, 2003, the Company issued an additional 118.18 warrants with a value of $129,000. The warrants were issued in accordance with the antidilution provision in the warrant agreement following the grant of additional employee stock options on October 28, 2002. All warrants of Midway were exercised on June 13, 2003.

12.	Stock option and incentive program

SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), defines a fair value method of accounting for employee stock compensation and encourages, but does not require, all entities to adopt that method of accounting. Entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Primarily as a result of the minimal number of options outstanding, the pro forma effects of the fair value of the options, amortized over their vesting period, has an immaterial effect on net income.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

The Company has elected not to adopt the fair value method and instead has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock options. Under APB Opinion No. 25, compensation expense related to stock options is calculated as the difference between the exercise price of the option and the fair market value of the underlying stock at the date of grant. This expense is recognized over the vesting period of the option or at the time of grant if the options immediately vest.

On October 28, 2002, Midway’s Board of Directors authorized the issuance to certain key management personnel of options to purchase 550.5 shares of Class B common stock for an exercise price of $100 per share. It was determined that the market price of the Class B common stock at the date of grant was in excess of $100 per share and thus deferred compensation expense of $1.8 million was accrued based upon the difference in the market price, as determined by the Board of Directors, and the exercise price. This charge was amortized into expense over the vesting period of the options. During the period ended June 13, 2003, the Company recorded compensation expense of $523,000. At June 13, 2003, all outstanding options became fully vested as a result of the change in control and were exercised as a component of the acquisition of Midway by VI Acquisition Corp.

Information regarding activity for stock options exercisable for shares of Class B common stock outstanding under Midway’s stock option plan is as follows:

		Weighted-
		average
		exercise
	Shares	price

Options outstanding at May 13, 2001	—	$—
Granted	2,517.4	70.30
Exercised	627.2	7.97
Terminated	123.0	100.00

Options outstanding at October 28, 2001	1,767.2	90.36
Granted	135.0	100.00
Terminated	22.0	100.00

Options outstanding at October 27, 2002	1,880.2	90.94
Granted	550.5	100.00
Exercised	2,430.7	92.99

Options outstanding at June 13, 2003	—	$0.00

In connection with the acquisition of Midway by VI Acquisition Corp., those members of management who chose to roll over options to purchase shares of Midway stock were granted options to purchase shares of Series A preferred stock of VI Acquisition Corp. for $24.80 per share. These options were fully vested as of the grant date and no expense was recorded as a result of this transaction.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

Information regarding activity for stock options exercisable for shares of Series A preferred stock outstanding under VI Acquisition Corp. Stock Option Plan is as follows:

		Weighted-
		average
		exercise
	Shares	Price

Options outstanding at June 13, 2003	—	$—
Granted rollover options	1,571	24.80
Exercised	924	24.80

Options outstanding at October 26, 2003	647	$24.80

Options exercisable at October 26, 2003	647	$24.80

13.	Employee benefit plans

The Company maintains the VICORP Restaurants, Inc. Employees’ 401(k) Plan under Section 401(k) of the Internal Revenue Code of 1986, which provides for annual contributions by the Company in the amount of 2% of the aggregate compensation of participants. Full-time and part-time employees meeting a 1,000 hour service requirement are eligible to participate. The Company accrued $406,000 and $231,000 for the periods ending June 13, 2003 and October 26, 2003, respectively.

14. Asset disposal, impairment and related costs

At October 26, 2003, the Company had 14 properties which it was seeking to dispose of; five of these properties were idle and nine were subleased. The Company owns one of the properties and is the prime lessee on eight leases. The Company estimates potential proceeds of $375,000 on the disposal of the fee property. Three of the remaining idle properties will be disposed of through lease terminations within a year. At October 26, 2003, loss reserves previously established for the disposal of these properties has a remaining balance of $1.8 million to provide for carrying costs and sublease losses.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

15.	Income Taxes

The total provisions for income taxes consisted of the following:

	VI Acquisition	Midway			VICORP

	Period ended	Period ended	Year ended	Period ended	Period ended
	October 26,	June 13,	October 27,	October 28,	May 13,
(In thousands)	2003	2003	2002	2001	2001

Current:
Federal	$458	$(996)	$2,641	$(465)	$1,469
State	(47)	(327)	990	231	942

	411	(1,323)	3,631	(234)	2,411
Deferred:
Federal	(761)	(326)	1,717	(110)	(3,151)
State	70	(337)	431	577	(1,576)

	(691)	(663)	2,148	467	(4,727)

Provision for income taxes (benefit)	$(280)	$(1,986)	$5,779	$233	$(2,316)

The components of the net deferred tax assets were as follows:

	VI Acquisition	Midway

	October 26,	October 27,
(In thousands)	2003	2002

FICA tax credit	10,510	5,570
Alternative minimum tax credits	3,366	3,633
Accrued insurance claims not yet deductible	2,719	1,939
Property and equipment	5,390	9,997
Unrealized loss on hedging transactions	—	859
Other	5,003	4,561

	27,121	26,566
Valuation allowance	(2,760)	(23)

Deferred tax assets, net of allowance	24,361	26,543
Deferred tax liabilities	(1,868)	(69)

Net deferred tax assets	22,493	26,474
Less: current portion	(2,164)	(1,844)

Long-term portion	$20,329	$24,630

The provision for income taxes differs from the income tax provision that would result from applying federal statutory tax rates primarily due to the utilization of federal, state and general business tax credits slightly offset by the effects of state income taxes.

16.	Hedging activities

The Company entered into interest rate swaps to manage its cash flows associated with the interest payable under the variable component of the Existing Senior Secured Credit Facility. Under SFAS No. 133, the Company’s interest rate swap agreements have been designated as cash flow hedges and are recorded at fair value. Changes in the value of such contracts, net of income taxes, are reported in

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

comprehensive income. For the purpose of calculating income taxes related to comprehensive income, the Company uses its combined statutory rate for federal and state income taxes. The periodic net settlements made under the agreements are reflected in operations in the period in which the settlement occurs. The net settlements made under the variable-to-fixed interest rate swap agreements are reflected in operations as an adjustment to interest expense over the term of the related swap. The Company’s accounting treatment of these transactions is consistent with its tax treatment. The Company entered into four interest rate swap agreements effective in November 2001, with an original notional amount of $64.4 million and an amortized notional amount of $43.8 million at June 13, 2003. Interest rates under the swap agreements are based on three month LIBOR (1.82% at June 13, 2003). The estimated fair value of these agreements at June 13, 2003 was a loss of approximately $2.1 million, which is included in other liabilities and as a component of other comprehensive income, net of tax benefit of $859,000, on the Company’s consolidated balance sheets at June 13, 2003. As of June 12, 2003, all previously outstanding derivative obligations were settled through a lump-sum payment to the derivative holders, resulting in a loss on derivative instruments of $2.1 million for the period ended June 13, 2003. The Company had no derivative instruments as of October 26, 2003.

17.	Transaction expenses

The Company has incurred various expenses directly related to the acquisitions of the predecessor companies discussed in Note 1. The components of the transaction expenses and debt extinguishment costs are as follows:

	VI Acquisition	Midway			VICORP

	Period ended	Period ended	Year ended	Period ended	Period ended
	October 26,	June 13,	October 27,	October 28,	May 13,
(In thousands)	2003	2003	2002	2001	2001

Transaction expenses:
Employment contract termination and stock
compensation	$—	$5,574	$—	$—	$6,018
Legal, accounting and other professional fees	49	3,862	279	—	1,675
Severance costs	1,177	—	—	—	—
Legal settlements	—	—	—	—	8,300
Total transaction expenses	$1,226	$9,436	$279	$—	$15,993
Debt extinguishment costs:
Debt prepayment penalties	$—	$1,298	$—	$—	$—
Write-off of deferred financing costs	—	3,322	—	—	—
Derivative termination	—	1,896	—	—	—
Total debt extinguishment costs	$—	$6,516	$—	$—	$—

18.	Commitments and contingencies

The Company retains a significant portion of certain insurable risks primarily in the medical, dental, workers’ compensation, general liability and property areas. Traditional insurance coverage is obtained for catastrophic losses. Provisions for losses expected under these programs are recorded based upon the Company’s estimates of liabilities for claims incurred, including those not yet reported. Such estimates utilize prior Company history and actuarial assumptions followed in the insurance industry.

The Company is involved in various lawsuits and claims arising from the conduct of its business. It has also guaranteed certain indebtedness and leases of its franchisees and others. Management believes the

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

VICORP guaranteed certain leases for restaurant properties sold in 1986 and restaurant leases of certain franchisees. Minimum future rental payments remaining under these leases were approximately $2.9 million as of October 26, 2003.

Contractual obligations for restaurant construction amounted to approximately $3.4 million as of October 26, 2003. Included in the amount are contractual obligations related to franchise operations of approximately $17,000, which are reimbursed by the franchisee on a percentage basis with the final balance due in full 75 days after the equipment is installed.

19.	Related party transactions

On May 14, 2001, the Company entered into management fee agreements with Goldner Hawn, a Minnesota corporation, and First Capital Corporation of Boston (“First Capital”), a Massachusetts corporation, whereby certain management, financial and other consulting services would be provided to the Company. Under the terms of the agreement, the Company paid an annual fee of $500,000 to both Goldner Hawn and First Capital. Management fees totaled approximately $575,000, $1.0 million and $462,000 for the period from October 28, 2002 through June 13, 2003 and for the fiscal year ended October 27, 2002 and the period ended October 28, 2001, respectively. This agreement terminated June 13, 2003.

On June 14, 2003, the Company entered into management fee agreements with Wind Point Investors, IV, L.P. and Wind Point Investors V, L.P., whereby certain management, financial and other consulting services would be provided to the Company. Under terms of the agreement, the Company pays an annual fee of $850,000 to both partnerships. Management fees totaled approximately $315,000 for the period from June 14, 2003 through October 26, 2003.

The Company obtained a letter of credit, which is effective through May 31, 2006 and is required to secure the personal loan of a member of management. The proceeds under this arrangement were used by the individual to participate in the acquisition of the Company’s stock. As the Company has the potential to be required to reimburse the original lender for any default funds under the letter of credit, the associated shares of stock secured by the letter of credit have been included in other accrued expenses. The Company has assumed fees associated with this letter of credit in the amount of $8,000 through October 26, 2003.

20.	Subsequent events

Effective October 27, 2003, the Company entered into an interest rate swap agreement to manage its cash flows associated with the interest payable under the variable component of the Existing Senior Secured Credit Facility. The swap agreement has an original notional amount of $35 million. The contract expires October 27, 2006, and the interest rate has been fixed at 2.686%.

In November 2003, the Company issued an additional 257.503 shares of preferred stock at $1,000 per share and 5,583 shares of common stock at $1.00 per share, under subscription agreements dated November 19, 2003 for proceeds of $263,000.

VI Acquisition Corp.

Consolidated balance sheets

	April 15,	October 26,
(In thousands, except share and per share data)	2004	2003

	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$2,110	$460
Receivables, net	4,077	5,224
Inventories	9,276	11,767
Deferred income taxes, short-term	4,157	2,164
Prepaid expenses	3,716	2,563
Income tax receivable	1,017	961

Total current assets	24,353	23,139
Property and equipment, net	83,970	85,479
Deferred income taxes, long-term	19,295	20,329
Long-term receivables, net	107	122
Goodwill	82,913	82,835
Franchise rights, net	11,677	11,949
Trademarks and tradenames	42,600	42,600
Other assets, net	6,528	6,022

Total assets	$271,443	$272,475

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$308	$9,326
Accounts payable	11,470	12,705
Accrued compensation	7,206	7,246
Accrued taxes	9,714	6,885
Other accrued expenses	12,151	13,926

Total current liabilities	40,849	50,088
Long-term debt, net of current maturities	140,001	133,441
Capitalized lease obligations, net of current maturities	3,637	3,749
Other noncurrent liabilities	14,624	13,455

Total liabilities	199,111	200,733

Stock subject to repurchase	1,063	1,063
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Series A, 200,000 shares authorized; 68,658.14 and 67,853.85 shares issued and outstanding at April 15, 2004 and October 26, 2003, respectively	75,675	71,405
Unclassified preferred stock, 100,000 shares authorized; no shares issued or outstanding at April 15, 2004 or October 26, 2003	—	—
Common stock, $0.0001 par value:
Class A, 2,800,000 shares authorized; 1,386,552 and 1,298,649 shares issued and outstanding at April 15, 2004 and October 26, 2003, respectively	—	—
Paid-in capital	2,426	2,332
Treasury stock, at cost, consisting of 923.87 shares of preferred stock at April 15, 2004 and October 26, 2003, respectively, and 80,603 and 76,103 shares of common stock at April 15, 2004 and October 26, 2003, respectively	(1,004)	(1,000)
Accumulated deficit	(5,828)	(2,058)

Total stockholders’ equity	71,269	70,679

Total liabilities and stockholders’ equity	$271,443	$272,475

See accompanying notes to consolidated financial statements.

VI Acquisition Corp.

Consolidated statements of operations

	VI Acquisition	Midway

	Twenty-four	Twenty-four
	weeks ended	weeks ended

	April 15,	April 13,
(In thousands)	2004	2003

	(Unaudited)
Revenues:
Restaurant operations	$191,390	$178,352
Franchise operations	2,455	3,427

	193,845	181,779
Costs and expenses:
Restaurant operations:
Food	52,095	48,696
Labor	60,299	57,941
Other operating expenses	54,564	48,455
Franchise operating expenses	1,300	2,086
General and administrative expenses	11,923	12,646
Transaction expenses	45	472
Management fees	701	462

	180,927	170,758

Operating profit	12,918	11,021
Interest expense	(6,551)	(4,095)
Debt extinguishment costs	(6,856)	—
Other income, net	49	336

Income (loss) before income taxes	(440)	7,262
Provision for income taxes (benefit)	(136)	2,542

Net income (loss)	(304)	4,720
Preferred stock dividends and accretion	(3,466)	(1,505)

Net income (loss) attributable to common stockholders	$(3,770)	$3,215

See accompanying notes to consolidated financial statements.

VI Acquisition Corp.

Consolidated statements of cash flows

	VI Acquisition	Midway

	Twenty-four	Twenty-four
	weeks ended	weeks ended

	April 15,	April 13,
(In thousands)	2004	2003

	(Unaudited)
Operating activities:
Net income (loss)	$(304)	$4,720
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,645	6,595
Amortization of financing costs and original issue discount	417	378
Write-off of deferred financing costs	4,288	—
Stock-based compensation expense	—	346
Loss on disposition of assets, net	85	88
Deferred income taxes	(959)	1,105
Changes in operating assets and liabilities:
Receivables	1,724	1,498
Inventories	2,491	2,420
Accounts payable	(1,235)	(1,369)
Accrued compensation	(40)	(1,145)
Other current assets and liabilities	43	2,325
Other noncurrent assets and liabilities	1,944	1,438

Cash provided by operating activities	15,099	18,399
Investing activities:
Acquisitions, net of cash acquired	(78)	(3,755)
Purchase of property and equipment	(5,804)	(7,727)
Disposal of property and equipment	128	2,423
Collection of nontrade receivables	15	27
Other, net	—	(303)

Cash used in investing activities	(5,739)	(9,335)
Financing activities:
Payments of debt and capital lease obligations	(160,806)	(8,161)
Proceeds from issuance of debt	158,236	—
Debt issuance costs	(5,401)	(5)
Repurchase of executive’s shares	(4)	—
Net proceeds from issuance of preferred stock and common stock	264	—
Other, net	1	(663)

Cash used in financing activities	(7,710)	(8,829)

Net increase in cash and cash equivalents	1,650	235
Cash and cash equivalents at beginning of period	460	16,021

Cash and cash equivalents at end of period	$2,110	$16,256

Supplemental information:
Cash paid during the period:
Interest (net of amount capitalized)	$6,200	$3,850
Income taxes	878	1,849

See accompanying notes to consolidated financial statements.

VI Acquisition Corp.

Notes to consolidated financial statements
(unaudited)

1.	Description of the business and basis of presentation

Description of business

VI Acquisition Corp. (the “Company” or “VI Acquisition”), a Delaware corporation, was organized by Wind Point Partners and other co-investors. Founded in 1984, Wind Point Partners is a Chicago, Illinois and Southfield, Michigan-based private equity investment firm that invests in middle market companies with strong management teams and clear growth opportunities.

On June 14, 2003, the Company acquired Midway Investors Holdings Inc., and its wholly owned subsidiaries VICORP Restaurants, Inc. (“VICORP”) and Village Inn Pancake House of Albuquerque, Inc. (collectively “Midway” or “Predecessor”) in a stock purchase transaction accounted for under the purchase method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). Midway Investors Holding Inc. was merged into the Company on April 14, 2004.

VICORP operates family style restaurants under the brand names “Bakers Square” and “Village Inn,” and franchises restaurants under the Village Inn brand name. At April 15, 2004, VICORP operated 269 Company-owned restaurants in 15 states. Of the Company-owned restaurants, 150 were Bakers Square restaurants and 119 were Village Inn restaurants, with an additional 104 franchised Village Inn restaurants in 19 states. The Company-owned and franchised restaurants are concentrated in Arizona, California, Florida, the Rocky Mountain region, and the upper Midwest. The Company operates three pie manufacturing facilities located in Santa Fe Springs, California; Oak Forest, Illinois; and Chaska, Minnesota.

Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation. Operating results for the twenty-four week period ended April 15, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending October 28, 2004.

The consolidated balance sheet at October 26, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the audited consolidated financial statements and footnotes thereto as of October 26, 2003.

The accompanying consolidated financial statements as of April 15, 2004 and October 26, 2003 and for the twenty-four week period ended April 15, 2004 include the accounts of the Company and Midway.

The accompanying consolidated statements of operations for the twenty-four week period ended April 13, 2003 include the accounts of Midway and are not necessarily comparable to the Company’s results for the twenty-four week period ended April 15, 2004.

All intercompany accounts and balances have been eliminated.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

New accounting pronouncements

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees. FIN 45 requires guarantors to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. FIN 45 also requires guarantors to disclose certain information for guarantees. The disclosure provisions of FIN 45 were effective immediately upon issuance in 2002. The Company adopted the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The adoption of the recognition and measurement provisions of FIN 45 had no effect on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. FIN 46 was effective January 1, 2004 for private companies with variable interest entities created on or after such date. FIN 46 is effective at the beginning of the first annual period beginning after December 15, 2004 for all other variable interest entities of private companies. The Company believes it created no variable interest entities during the twenty-four week period ended April 15, 2004, and it is currently reviewing its investment portfolio to determine whether any of the investee companies are variable interest entities.

In March 2003, the Emerging Issues Task Force (“EITF”) reached consensus on EITF Issue No. 02-16, Accounting by a Customer for Certain Consideration Received from a Vendor. ETTF Issue No. 02-16 requires that certain cash consideration (rebates) received by a customer from a vendor be classified in the customer’s statements of operations as a reduction of cost of sales. The consensus was required to be applied to new arrangements entered into after December 31, 2002. The Company already accounts for rebates in cost of sales.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003. In November 2003, the FASB agreed to defer indefinitely the application of the guidance in SFAS No. 150 (recognition, measurement and disclosure requirements) to shares of nonpublic companies that are deemed mandatorily redeemable because of an event certain to occur, such as death or retirement of the holder, subject to certain exceptions. The Company’s adoption of SFAS No. 150 required that certain financial instruments that the Company would have otherwise classified as stockholders’ equity be reflected outside of stockholders’ equity in its consolidated balance sheets.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

Stock based compensation

SFAS No. 123, Accounting for Stock-Based Compensation, defines a fair value method of accounting for employee stock compensation and encourages, but does not require, all entities to adopt that method of accounting. The Company has elected not to adopt the fair value method and instead has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock options. Entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Primarily as a result of the minimal number of options outstanding, the pro forma effect of recognizing the grant date fair value of the Company’s outstanding stock options over their vesting periods had an immaterial effect on net income.

Reclassifications

Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the presentation in 2004. These reclassifications had no effect on the Company’s consolidated net income.

Fiscal periods

Beginning in fiscal year 2004, the Company will report on a 52/53 week fiscal year ending on the Thursday nearest to October 31st of each year. As a result of closing the periods on Thursday instead of Sunday, as was done in prior periods, the twenty-four week period ended April 15, 2004 contained 172 days compared to the twenty-four week period ended April 13, 2003, which contained 168 days.

VI Acquisition’s purchase of Midway

In connection with the June 14, 2003 purchase of Midway, the assets (including specifically identifiable intangible assets) and liabilities of the acquired company were recorded at the estimated fair value of $143.2 million with the excess of the purchase price over these amounts being recorded as goodwill of $82.8 million. Capitalization of the acquired company was funded by new senior and subordinated debt under the terms of newly executed credit and investment agreements dated as of June 13, 2003. In connection with the close of the purchase and subject to the terms of the stock purchase agreement, the following transactions occurred:

•	Fixed assets were adjusted to their fair market value, resulting in an increase to the assets value of $6.2 million;

•	Trademarks and trade names were recorded at an estimated fair value of $42.6 million;

•	Repayment of all indebtedness, including the prior Senior Terms A and B loans, subordinated debt, mortgage loan obligations, and letters of credit. Prepayment penalties of $1.3 million were paid in association with the early repayment of this debt;

•	Outstanding derivatives were settled for $1.9 million;

•	Costs totaling $5.1 million associated with the acquisition of new debt instruments were capitalized;

•	A sale-leaseback transaction of ten properties was consummated by the Company resulting in a decrease in fixed assets of $9.7 million;

•	Rents payable under capital and operating leases were revalued to their fair market value resulting in an additional obligation of $8.0 million;

•	Midway redeemed all of its outstanding preferred stock for a total of $42.4 million;

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

•	Franchise rights were revalued resulting in a decrease of $3.7 million of this asset; and

•	Compensation costs of $6.2 million were recorded as a result of the repurchase of common stock issued from the exercise of stock options, settlement of employment contracts and severance payments.

The consolidated financial statements for Midway for the twenty-four week period ended April 13, 2003 do not reflect the effects of the purchase accounting adjustments described above. The consolidated financial statements and related notes as of April 15, 2004 and October 26, 2003 and for the twenty-four week period ended April 15, 2004 reflect all purchase accounting adjustments for the June 14, 2003 transaction.

2.	Refinancing transactions

On April 14, 2004, VICORP completed a private placement of $126,530,000 aggregate principal amount of 10 1/2% senior unsecured notes maturing on April 15, 2011. The notes were issued at a discounted price of 98.791% of face value, resulting in proceeds of $125.0 million. The senior unsecured notes were issued by VICORP and are guaranteed by VI Acquisition and Village Inn Pancake House of Albuquerque, Inc. In connection with the issuance of the senior unsecured notes, VICORP agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) so that the senior unsecured notes can be exchanged for registered notes having substantially the same terms and evidencing the same indebtedness, and exchange the related guarantees for registered guarantees having substantially the same terms as the original guarantees.

Concurrently with the issuance of the 10 1/2% senior unsecured notes, VICORP entered into an amended and restated senior secured credit facility consisting of a $15.0 million term loan and a $30.0 million revolving credit facility, with a $15.0 million sublimit for letters of credit. On April 15, 2004, VICORP issued letters of credit aggregating $10.5 million and had no borrowings outstanding under the senior secured revolving credit facility. The senior secured revolving credit facility permits borrowings equal to the lesser of (a) $30.0 million and (b) 1.2 times trailing twelve months Adjusted EBITDA (as defined in the senior secured credit agreement) minus the original amount of the new senior secured term loan. Under this formula, as of April 15, 2004, VICORP had the ability to borrow the full $30 million, less the amount of outstanding letters of credit, under the senior secured revolving credit facility. Borrowings under both the revolving credit facility and the term loan bear interest at floating rates tied to either the base rate of the agent bank under the credit agreement or LIBOR rates for a period of one, two or three months, in each case plus a margin that will adjust based on the ratio of our Adjusted EBITDA to total indebtedness, as defined in the new senior secured credit agreement. Both facilities are secured by a lien on all of the assets of VICORP, and guaranteed by VI Acquisition and Village Inn Pancake House of Albuquerque, Inc. The guarantees are also secured by the pledge of all of the outstanding capital stock of VICORP by VI Acquisition. The term loan does not require periodic principal payments, but requires mandatory repayments under certain events, including proceeds from sale of assets, issuance of equity, and issuance of new indebtedness. Both facilities mature on April 14, 2009.

The new senior secured credit facility and the indenture governing the senior unsecured notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, VICORP’s ability to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale-leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness, change the business conducted by us and our subsidiaries and enter into hedging agreements. In addition, the new senior secured credit facility requires VICORP to maintain or comply with a

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. On April 15, 2004, VICORP was in compliance with these requirements.

The proceeds from these borrowings were used to repay the Company’s existing debt of $131.8 million and to pay transaction-related expenses of $8.2 million.

3.	Inventories

Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market and consist of food, paper products and supplies. Inventories consisted of:

	April 15,	October 26,
(In thousands)	2004	2003

	(Unaudited)
Inventories at production facilities and third-party storage locations:
Raw materials	$3,894	$3,851
Finished goods	1,744	5,108

	5,638	8,959
Restaurant inventories	3,638	2,808
	$9,276	$11,767

4.	Comprehensive income

Comprehensive income consisted of:

	VI Acquisition	Midway

	Twenty-four	Twenty-four
	weeks ended	weeks ended

	April 15,	April 13,
(In thousands)	2004	2003

	(Unaudited)
Net income	$(304)	$4,720
Unrealized hedge transaction gain (loss)	—	155

Comprehensive income (loss)	$(304)	$4,875

5.	Hedging activities

Effective October 27, 2003, the Company entered into an interest rate swap agreement to manage its cash flows associated with the interest payable under the variable component of the Company’s prior senior secured credit agreement. The swap agreement had an original notional amount of $35 million. The contract was scheduled to expire October 27, 2006 and the interest rate was fixed at 2.686%. In connection with the debt refinancing transaction on April 14, 2004 (Note 2), the outstanding derivative obligations were settled for $0.2 million. The Company held no derivative instruments as of April 15, 2004.

Under SFAS No. 133, the Company’s interest rate swap agreements have been designated as cash flow hedges and are recorded at fair value. Changes in the value of such contracts, net of income taxes, are reported in comprehensive income. For the purpose of calculating income taxes related to comprehensive

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

income, the Company uses its combined statutory rate for federal and state income taxes. The periodic net settlements made under the agreements are reflected in operations in the period in which the settlement occurs. The net settlements made under the variable to fixed interest rate swap agreements are reflected in operations as an adjustment to interest expense over the term of the related swap. The Company’s accounting treatment of these transactions is consistent with its tax treatment.

6.	Contingencies

The Company is involved in various lawsuits and claims arising from the conduct of its business. The Company is currently a defendant in two purported class action claims in California. The first class action claim was brought in October 2003 by two former employees and one current employee of the Company, and the second class action claim was brought in May 2004 by two former employees of the Company. The complaints allege that the Company violated California law with regard to rest and meal periods, bonus payment calculations (in the October 2003 complaint), overtime payments (in the May 2004 complaint) and California law regarding unfair business practices. The classes and subclasses alleged in the actions have not been certified by the respective courts at the current stages of the litigation, but generally are claimed in the 2003 complaint to include persons who have been employed by the Company in California since October 17, 1999 in the positions of food server, restaurant general manager and assistant restaurant manager, and generally are claimed in the 2004 complaint to include persons who have been employed by the Company in California since May 21, 2000 in the positions of restaurant general manager and restaurant associate manager. No dollar amount in damages is requested in either complaint, and the complaints seek statutory damages, compensatory damages, interest and attorneys’ fees in unspecified amounts. Management believes that these matters, individually and in the aggregate, will not have a significant adverse effect on the Company’s financial condition.

7.	Related party transactions

On June 14, 2003, the Company entered into a professional services agreement with Wind Point Investors, IV, L.P. and Wind Point Investors V, L.P., whereby certain management, financial and other consulting services would be provided to the Company. Under the terms of the agreement, the Company pays an annual fee to both partnerships in the aggregate amount of $850,000. Management fees under this agreement totaled approximately $392,000 for the twenty-four week period ended April 15, 2004. In conjunction with the April 14, 2004 debt refinancing (Note 2), the Company also paid an additional $309,000 in fees to Wind Point Investors IV, L.P. and Wind Point Investors V, L.P., which represented a deferral of a portion of the transaction fee payable to Wind Point Investors IV, L.P. and Wind Point Investors V, L.P. in connection with the June 2003 acquisition (Note 1). Total fees paid to Wind Point Partners, IV, L.P. and Wind Point Investors V, L.P., totaled $701,000 for the twenty-four week period ended April 15, 2004.

On May 14, 2001, the Company entered into management fee agreements with Goldner Hawn and Second Capital Corporation of Boston (“Second Capital”) whereby certain management, financial, and other consulting services were provided to the Company. Under the terms of these agreements, the Company paid an annual fee of $500,000 to each of Goldner Hawn and Second Capital. Management fees totaled on approximately $462,000 for the twenty-four week period ended April 13, 2003. These agreements terminated on June 13, 2003.

In November 2003, the Company issued an additional 257.503 shares of preferred stock at $1,000 per share and an additional 5,583 shares of common stock at $1.00 per share to certain of its employees, directors or existing stockholders under subscription agreements dated November 19, 2003 for proceeds of $263,000.

VI Acquisition Corp.
Notes to consolidated financial statements—(continued)

In February and March 2004, the Company issued an additional 34,020 shares of common stock at $1.00 per share to certain of its employees, directors, or existing stockholders for proceeds of $34,020.

8.	Restatement of first quarter financial statements

On May 6, 2004, the Company announced it was revising its financial statements for the twelve week period ended January 22, 2004 due to an error regarding advertising expenses. Certain advertising campaigns for which invoices had not been received as of January 22, 2004 were incorrectly excluded from expenses in the Company’s consolidated financial statements for the twelve weeks then ended. After adjustment, net income for the twelve week period ended January 22, 2004 was reduced from $3.1 million, as previously reported, to $2.6 million. The Company’s accompanying fiscal year-to-date consolidated financial statements as of April 15, 2004 reflect the restatement of the Company’s results. The Company’s consolidated financial statements for the fiscal year ended October 26, 2003 were unaffected.

PROSPECTUS DATED AUGUST 16, 2004

VICORP Restaurants, Inc.

$126,530,000

Offer to Exchange

10 1/2% Senior Notes due 2011

that have been registered under the Securities Act of 1933, as amended for any and all outstanding
10 1/2% Senior Notes due 2011

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until November 14, 2004, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers of the Registrant

The following summaries are subject to the complete text of the statutes and organizational documents of the registrant described below and are qualified in their entirety by reference thereto. VICORP Restaurants, Inc. (“VICORP”), the issuer of the notes, is a Colorado corporation.

The Colorado Business Corporation Act (“CBCA”) provides for indemnification of directors, officers, employees, fiduciaries and agents of Colorado corporations such as the registrant, subject to certain limitations, and authorizes such corporations to purchase and maintain insurance on behalf of such persons against any liability incurred in any such capacity or arising out of their status as such. The VICORP currently has such insurance in effect.

VICORP’s bylaws provide that, notwithstanding any provision of the CBCA, VICORP is not obligated to indemnify any person who is a party to a proceeding because such person is or was a director or officer of VICORP. VICORP’s bylaws also provide that nothing in the bylaws shall preclude VICORP from providing indemnification and the advancement of funds for expenses to its directors and officers to the fullest extent permitted by the CBCA.

VICORP’s certificate of incorporation provides that its directors shall not be personally liable to VICORP or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to VICORP and its shareholders for any breach, act, omission or transaction as to which the CBCA prohibits expressly the elimination of liability.

VICORP has also entered into separate indemnification agreements with its directors under which VICORP has agreed to indemnify, and to advance expenses to, each director to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

VICORP has director and officer liability insurance coverage through a policy held by its parent, VI Acquisition Corp., to insure each person who was, is, or will be its director or officer against specified losses and wrongful acts of such director or officer in his or her capacity as such, including breaches of duty, error and misstatement. In accordance with the director and officer insurance policy, each insured party will be entitled to receive monies for specified defense costs as these costs are incurred.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Indemnification of Directors and Officers of the Delaware Guarantor

The following summaries are subject to the complete text of the statutes and organizational documents of the co-registrant described below and are qualified in their entirety by reference thereto. VI Acquisition Corp. (“VI”), the parent of the registrant and a guarantor of the notes, is a Delaware corporation.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

Article 5 of VI’s bylaws provides that notwithstanding any provision in the DGCL, VI shall not be obligated to indemnify any person who is a party to a proceeding because such person is or was a director or officer of VI. Article 5 also provides that nothing in the bylaws shall preclude VI from providing indemnification and the advancement of funds for expenses to its directors and officers to the fullest extent permitted by the DGCL.

VI’s certificate of incorporation provides that its directors shall not be personally liable to VI or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to VI and its shareholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174, or for any transaction from which the director derived an improper personal benefit. VI’s certificate of incorporation also provides that VI has the right to indemnify its officers and directors to the fullest extent permitted under the DGCL including the reimbursement for fees and costs incurred to enforce any indemnification rights granted by VI.

VI has also entered into separate indemnification agreements with its directors under which VI has agreed to indemnify, and to advance expenses to, each director to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

VI maintains director and officer liability insurance to insure each person who was, is, or will be its director or officer against specified losses and wrongful acts of such director or officer in his or her capacity as such, including breaches of duty, error and misstatement. In accordance with the director and officer insurance policy, each insured party will be entitled to receive monies for specified defense costs as these costs are incurred. VI’s director and officer liability insurance policy covers the registrant and the other co-registrant and their directors and officers as additional insured parties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrant pursuant to the foregoing provisions, or otherwise, the co-registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrant of expenses incurred or paid by a director, officer or controlling person of the co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Indemnification of Directors and Officers of the New Mexico Guarantor

The following summaries are subject to the complete text of the statutes and organizational documents of the co-registrant described below and are qualified in their entirety by reference thereto. Village Inn Pancake House of Albuquerque, Inc. (“Pancake House”), a subsidiary of the registrant and a guarantor of the notes, is a New Mexico corporation.

Section 53-11-4.1 of the New Mexico Business Corporation Act (the “NMBCA”) empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. This section empowers a corporation to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer of director against any liability asserted against the person in such capacity whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section. The indemnification authorized by Section 53-11-4.1 of the NMBCA is not exclusive of any other rights to which an officer of director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

Article VIII of Pancake House’s bylaws provides that notwithstanding any provision in the NMBCA, Pancake House shall not be obligated to indemnify any person who is a party to a proceeding because such person is or was a director or officer of Pancake House. Article VIII also provides that nothing in the bylaws shall preclude Pancake House from providing indemnification and the advancement of funds for expenses to its directors and officers to the fullest extent permitted by the NMBCA.

Pancake House has also entered into separate indemnification agreements with its directors under which Pancake House has agreed to indemnify, and to advance expenses to, each director to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Pancake House has director and officer liability insurance coverage through a policy held by its ultimate parent, VI Acquisition Corp., to insure each person who was, is, or will be its director or officer against specified losses and wrongful acts of such director or officer in his or her capacity as such, including breaches of duty, error and misstatement. In accordance with the director and officer insurance policy, each insured party will be entitled to receive monies for specified defense costs as these costs are incurred.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrant pursuant to the foregoing provisions, or otherwise, the co-registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrant of expenses incurred or paid by a director, officer or controlling person of the co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit
No.	Exhibit

2.1	Stock Purchase Agreement, dated as of April 15, 2003, by and among VI Acquisition Corp., Midway Investors Holdings Inc., the Sellers listed on Schedule 1 thereto and the Preferred Holders listed on Schedule 1 thereto. Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.*
2.2	Amendment No. 1 to Stock Purchase Agreement, dated as of June 9, 2003, by and among VI Acquisition Corp., Midway Investors Holdings Inc. and BancBoston Ventures, Inc. and Marathon Fund Limited Partnership IV as the Seller Representatives*
2.3	Amendment No. 2 to Stock Purchase Agreement, dated as of June 12, 2003, by and among VI Acquisition Corp., Midway Investors Holdings Inc. and BancBoston Ventures, Inc. and Marathon Fund Limited Partnership IV as the Seller Representatives*
2.4	Stock Purchase Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, LLC, Mid Oaks Investments LLC, A.G. Edwards Private Equity Partners QP II, L.P., A.G. Edwards Private Equity Partners II, L.P., Debra Koenig, Walter Van Benthuysen, Robert Kaltenbach, Joseph Trungale and the other Executives as defined therein. Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.*
3.1	Amended and Restated Articles of Incorporation of VICORP Restaurants, Inc.*
3.2	Bylaws of VICORP Restaurants, Inc., as amended*
3.3	Amended and Restated Certificate of Incorporation of VI Acquisition Corp.*
3.4	Bylaws of VI Acquisition Corp., as amended*
3.5	Certificate of Incorporation of Village Inn Pancake House of Albuquerque, Inc., as amended*
3.6	Bylaws of Village Inn Pancake House of Albuquerque, Inc., as amended*
4.1	Indenture, dated as of April 14, 2004, by and among VICORP Restaurants, Inc., as issuer, the Securities Guarantors, as defined therein, and Wells Fargo Bank, National Association, as Trustee*
4.2	Purchase Agreement, dated as of April 6, 2004, by and among VICORP Restaurants, Inc., as issuer, J.P. Morgan Securities Inc. and CIBC World Markets Corp., as initial purchasers*
4.3	Amendment No. 1 to Purchase Agreement, dated as of April 14, 2004, by and among VICORP Restaurants, Inc., as issuer, J.P. Morgan Securities Inc. and CIBC World Markets Corp., as initial purchasers*
4.4	Registration Rights Agreement, dated as of April 14, 2004, by and among VICORP Restaurants, Inc., as issuer, VI Acquisition Corp. and Village Inn Pancake House of Albuquerque, Inc., as guarantors, and J.P. Morgan Securities Inc. and CIBC World Markets Corp., as initial purchasers*
4.5	Form of Note (included as Exhibit B to Exhibit 4.1)*
5.1	Opinion of Sachnoff & Weaver, Ltd.**
10.1	Stockholders Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, LLC, Mid Oaks Investments LLC, A.G. Edwards Private Equity Partners QP II, L.P., A.G. Edwards Private Equity Partners II, L.P., Debra Koenig, Walter Van Benthuysen, Robert Kaltenbach, Joseph Trungale and the other Executives, and each of the Initial Warrantholders*

Exhibit
No.	Exhibit

10.2	Registration Rights Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, LLC, Mid Oaks Investments LLC, A.G. Edwards Private Equity Partners QP II, L.P., A.G. Edwards Private Equity Partners II, L.P., Debra Koenig, Walter Van Benthuysen, Robert Kaltenbach, Joseph Trungale and the other Executives, and each of the Initial Warrantholders*
10.3	Joinder Agreement, dated as of February 27, 2004, by and among VI Acquisition Corp. and Anthony Carroll*
10.4	Joinder Agreement, dated as of December 1, 2003, by and among VI Acquisition Corp. and Wind Point V Executive Advisor Partners, L.P.*
10.5	Amended and Restated Loan and Security Agreement, dated as of April 14, 2004, by and among VI Acquisition Corp., VICORP Restaurants, Inc., the Lenders (as defined therein) and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the Lenders*+
10.6	Management Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Debra Koenig*
10.7	Management Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Robert Kaltenbach*
10.8	Management Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Walter Van Benthuysen*
10.9	Nonstatutory Stock Option Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Robert Kaltenbach*
10.10	Subscription Agreement, dated as of November 19, 2003, by and among VI Acquisition Corp. and Mid Oaks Investments, LLC*
10.11	Subscription Agreement, dated as of November 19, 2003, by and among VI Acquisition Corp. and Walter Van Benthuysen*
10.12	Amended and Restated Subscription Agreement, dated as of November 19, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P. and Wind Point Associates IV, LLC*
10.13	Management Agreement, dated as of February 12, 2004, by and among VI Acquisition Corp. and Anthony Carroll*
10.14	Management Agreement, dated as of March 3, 2004, by and among VI Acquisition Corp. and Debra Koenig*
10.15	Management Agreement, dated as of March 11, 2004, by and among VI Acquisition Corp. and Walter Van Benthuysen*
10.16	Employment Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Debra Koenig*
10.17	Amendment to Employment Agreement, dated as of March 15, 2004, by and among VICORP Restaurants, Inc. and Debra Koenig*
10.18	Employment Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Robert Kaltenbach*
10.19	Employment Agreement, dated as of February 12, 2004, by and among VI Acquisition Corp. and Anthony Carroll*
10.20	Form of Indemnification Agreement for directors of VICORP Restaurants, Inc.*
10.21	Form of Indemnification Agreement for directors of VI Acquisition Corp.*
10.22	Form of Indemnification Agreement for directors of Village Inn Pancake House of Albuquerque, Inc.*
10.23	Professional Services Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Investors IV, L.P. and Wind Point Investors V, L.P.*
12.1	Statement of Computation of Ratios of Earnings to Fixed Charges*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm**

Exhibit
No.	Exhibit

23.2	Consent of Sachnoff & Weaver, Ltd. (incorporated by reference in Exhibit 5.1)**
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)*
25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association*
99.1	Form of Letter of Transmittal*
99.2	Form of Guideline for Certification of Taxpayer Identification Number on Substitute Form W-9*
99.3	Form of Notice of Guaranteed Delivery*
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.5	Form of Letter to Clients*

*	Previously filed.

**	Filed herewith.

+	Certain portions of this exhibit have been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment thereof.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 16th day of August, 2004.

VICORP RESTAURANTS, INC.

By:	/s/ DEBRA KOENIG

Debra Koenig
Chief Executive Officer

Pursuant to requirements of the Securities Act, this registration statement has been signed on August 16, 2004 by the following persons in the capacities indicated.

/s/ DEBRA KOENIG Debra Koenig Chief Executive Officer and Director (Principal Executive Officer)	* Anthony Carroll Chief Financial Officer (Principal Financial and Accounting Officer)

* Walter Van Benthuysen Chairman of the Board and Director	* Robert Cummings Director

* Michael Solot Director	* Wayne Kocourek Director

*By: /s/ DEBRA KOENIG Debra Koenig Attorney-in-fact

Pursuant to the requirements of the Securities Act, the co-registrant set forth below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 16th day of August, 2004.

VI ACQUISITION CORP.

By:	/s/ DEBRA KOENIG

Debra Koenig
President

Pursuant to requirements of the Securities Act, this registration statement has been signed on August 16, 2004 by the following persons in the capacities indicated.

/s/ DEBRA KOENIG Debra Koenig President and Director (Principal Executive Officer)	* Anthony Carroll Chief Financial Officer (Principal Financial And Accounting Officer)

* Robert Cummings Director	* Michael J. Solot Director

* Walter Van Benthuysen Director	* Wayne Kocourek Director

*By: /s/ DEBRA KOENIG Debra Koenig Attorney-in-fact

Pursuant to the requirements of the Securities Act, the co-registrant set forth below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 16th day of August, 2004.

VILLAGE INN PANCAKE HOUSE OF
ALBUQUERQUE, INC.

By:	/s/ DEBRA KOENIG

Debra Koenig
Chief Executive Officer

Pursuant to requirements of the Securities Act, this registration statement has been signed on August 16, 2004 by the following persons in the capacities indicated.

/s/ DEBRA KOENIG Debra Koenig Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)	* Anthony Carroll Chief Financial Officer (Principal Financial And Accounting Officer)

* Robert Cummings Director	* Wayne Kocourek Director

* Michael Solot Director	* Walter Van Benthuysen Director

*By: /s/ DEBRA KOENIG Debra Koenig Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Exhibit

2.1	Stock Purchase Agreement, dated as of April 15, 2003, by and among VI Acquisition Corp., Midway Investors Holdings Inc., the Sellers listed on Schedule 1 thereto and the Preferred Holders listed on Schedule 1 thereto. Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.*
2.2	Amendment No. 1 to Stock Purchase Agreement, dated as of June 9, 2003, by and among VI Acquisition Corp., Midway Investors Holdings Inc. and BancBoston Ventures, Inc. and Marathon Fund Limited Partnership IV as the Seller Representatives*
2.3	Amendment No. 2 to Stock Purchase Agreement, dated as of June 12, 2003, by and among VI Acquisition Corp., Midway Investors Holdings Inc. and BancBoston Ventures, Inc. and Marathon Fund Limited Partnership IV as the Seller Representatives*
2.4	Stock Purchase Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, LLC, Mid Oaks Investments LLC, A.G. Edwards Private Equity Partners QP II, L.P., A.G. Edwards Private Equity Partners II, L.P., Debra Koenig, Walter Van Benthuysen, Robert Kaltenbach, Joseph Trungale and the other Executives as defined therein. Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.*
3.1	Amended and Restated Articles of Incorporation of VICORP Restaurants, Inc.*
3.2	Bylaws of VICORP Restaurants, Inc., as amended*
3.3	Amended and Restated Certificate of Incorporation of VI Acquisition Corp.*
3.4	Bylaws of VI Acquisition Corp., as amended*
3.5	Certificate of Incorporation of Village Inn Pancake House of Albuquerque, Inc., as amended*
3.6	Bylaws of Village Inn Pancake House of Albuquerque, Inc., as amended*
4.1	Indenture, dated as of April 14, 2004, by and among VICORP Restaurants, Inc., as issuer, the Securities Guarantors, as defined therein, and Wells Fargo Bank, National Association, as Trustee*
4.2	Purchase Agreement, dated as of April 6, 2004, by and among VICORP Restaurants, Inc., as issuer, J.P. Morgan Securities Inc. and CIBC World Markets Corp., as initial purchasers*
4.3	Amendment No. 1 to Purchase Agreement, dated as of April 14, 2004, by and among VICORP Restaurants, Inc., as issuer, J.P. Morgan Securities Inc. and CIBC World Markets Corp., as initial purchasers*
4.4	Registration Rights Agreement, dated as of April 14, 2004, by and among VICORP Restaurants, Inc., as issuer, VI Acquisition Corp. and Village Inn Pancake House of Albuquerque, Inc., as guarantors, and J.P. Morgan Securities Inc. and CIBC World Markets Corp., as initial purchasers*
4.5	Form of Note (included as Exhibit B to Exhibit 4.1)*
5.1	Opinion of Sachnoff & Weaver, Ltd.**
10.1	Stockholders Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, LLC, Mid Oaks Investments LLC, A.G. Edwards Private Equity Partners QP II, L.P., A.G. Edwards Private Equity Partners II, L.P., Debra Koenig, Walter Van Benthuysen, Robert Kaltenbach, Joseph Trungale and the other Executives, and each of the Initial Warrantholders*

Exhibit
No.	Exhibit

10.2	Registration Rights Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, LLC, Mid Oaks Investments LLC, A.G. Edwards Private Equity Partners QP II, L.P., A.G. Edwards Private Equity Partners II, L.P., Debra Koenig, Walter Van Benthuysen, Robert Kaltenbach, Joseph Trungale and the other Executives, and each of the Initial Warrantholders*
10.3	Joinder Agreement, dated as of February 27, 2004, by and among VI Acquisition Corp. and Anthony Carroll*
10.4	Joinder Agreement, dated as of December 1, 2003, by and among VI Acquisition Corp. and Wind Point V Executive Advisor Partners, L.P.*
10.5	Amended and Restated Loan and Security Agreement, dated as of April 14, 2004, by and among VI Acquisition Corp., VICORP Restaurants, Inc., the Lenders (as defined therein) and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the Lenders*+
10.6	Management Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Debra Koenig*
10.7	Management Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Robert Kaltenbach*
10.8	Management Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Walter Van Benthuysen*
10.9	Nonstatutory Stock Option Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Robert Kaltenbach*
10.10	Subscription Agreement, dated as of November 19, 2003, by and among VI Acquisition Corp. and Mid Oaks Investments, LLC*
10.11	Subscription Agreement, dated as of November 19, 2003, by and among VI Acquisition Corp. and Walter Van Benthuysen*
10.12	Amended and Restated Subscription Agreement, dated as of November 19, 2003, by and among VI Acquisition Corp., Wind Point Partners IV, L.P., Wind Point Partners V, L.P., Wind Point IV Executive Advisor Partners, L.P. and Wind Point Associates IV, LLC*
10.13	Management Agreement, dated as of February 12, 2004, by and among VI Acquisition Corp. and Anthony Carroll*
10.14	Management Agreement, dated as of March 3, 2004, by and among VI Acquisition Corp. and Debra Koenig*
10.15	Management Agreement, dated as of March 11, 2004, by and among VI Acquisition Corp. and Walter Van Benthuysen*
10.16	Employment Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Debra Koenig*
10.17	Amendment to Employment Agreement, dated as of March 15, 2004, by and among VICORP Restaurants, Inc. and Debra Koenig*
10.18	Employment Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp. and Robert Kaltenbach*
10.19	Employment Agreement, dated as of February 12, 2004, by and among VI Acquisition Corp. and Anthony Carroll*
10.20	Form of Indemnification Agreement for directors of VICORP Restaurants, Inc. *
10.21	Form of Indemnification Agreement for directors of VI Acquisition Corp. *
10.22	Form of Indemnification Agreement for directors of Village Inn Pancake House of Albuquerque, Inc.*
10.23	Professional Services Agreement, dated as of June 13, 2003, by and among VI Acquisition Corp., Wind Point Investors IV, L.P. and Wind Point Investors V, L.P.*
12.1	Statement of Computation of Ratios of Earnings to Fixed Charges*
21.1	Subsidiaries of the Registrant *

Exhibit
No.	Exhibit

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm**
23.2	Consent of Sachnoff & Weaver, Ltd. (incorporated by reference in Exhibit 5.1)**
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)*
25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association*
99.1	Form of Letter of Transmittal*
99.2	Form of Guideline for Certification of Taxpayer Identification Number on Substitute Form W-9*
99.3	Form of Notice of Guaranteed Delivery*
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.5	Form of Letter to Clients*

*	Previously filed.

**	Filed herewith.

+	Certain portions of this exhibit have been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment thereof.